Exhibit 10.19

EXECUTION VERSION

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease Agreement”) made as of January 28, 2022 (“Effective Date”), by and between Grant Thornton LLP, an Illinois limited liability partnership (“Sublandlord”), and Astria Therapeutics, Inc., a Delaware corporation (“Subtenant”).

W I T N E S S E T H:

WHEREAS, Sublandlord is the tenant under that certain Lease dated December 31, 2012 by and between BROOKFIELD PROPERTIES 75 STATE CO. LLC, a Delaware limited liability company as landlord (hereinafter referred to as “Landlord”), and Sublandlord, as tenant (the “Lease”);

WHEREAS, pursuant to the Lease, Landlord leased to Sublandlord certain premises (the “Premises”), a portion of which Premises consists of approximately 17,136 rentable square feet of office space located on the fourteenth (14th) floor of that certain office building located at 75 State Street, Boston, Massachusetts 02110 (“Building”) as more particularly described on Exhibit A attached hereto and hereby made a part hereof (“Subleased Premises”);

WHEREAS, Sublandlord wishes to sublease the Subleased Premises to Subtenant, and Subtenant wishes to sublease the Subleased Premises from Sublandlord, subject to and in accordance with the terms hereof;

NOW, THEREFORE, for and in consideration of the premises, the rents reserved hereunder, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Subleased Premises. Sublandlord hereby subleases the Subleased Premises to Subtenant, and Subtenant hereby subleases the Subleased Premises from the Sublandlord, subject to the terms and conditions of this Sublease Agreement. Sublandlord represents to Subtenant that, to the best of Sublandlord’s knowledge and belief, the floor plans attached hereto are accurate and complete in all material respects.

2.Term of Sublease; Early Access. The term of this Sublease Agreement shall commence on the latest to occur of (i) May 1, 2022, (ii) receipt of Landlord’s consent to this Sublease Agreement pursuant to Section 14 of this Sublease Agreement (“Landlord’s Consent”), and (iii) the date on which Sublandlord delivers full and exclusive possession of the Subleased Premises to Subtenant in the Delivery Condition (as that term is hereinafter defined) (the last to occur of (i), (ii) and (iii) above being referred to herein as the “Commencement Date”), and shall end on July 31, 2024 (or on such earlier date as such term may sooner cease or expire as hereinafter provided). For purposes of this Sublease Agreement, “Delivery Condition” means the Subleased Premises are vacant, broom clean, free of all personal property, equipment, furniture (other than the Available Furniture (as hereinafter defined)) and debris, with all HVAC and air handling systems in good working order and condition. “Available Furniture” shall mean the furniture listed on Exhibit C attached hereto. Notwithstanding the foregoing, the Commencement Date shall not be deemed to have occurred unless and until Subtenant has had reasonable access to the Subleased Premises for at least fourteen (14) days immediately prior to the anticipated Commencement Date, for the sole purpose of taking measurements, installing furniture, fixtures,

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equipment and telephone/data lines and systems provided (i) Subtenant may not use the Subleased Premises during such access period for the purpose of conducting its business, (ii) Subtenant shall have obtained any necessary approvals and/or consents for proposed alterations to the extent required by the Lease, and (iii) all other provisions of this Sublease Agreement (exclusive of obligations to pay Rent or Electrical Costs, but expressly including, but not limited to, insurance coverage) shall apply to all such activities. Sublandlord shall use commercially reasonable efforts to cause the Commencement Date to occur on or before May 1, 2022. If for any reason the Commencement Date does not occur on or before May 15, 2022, Subtenant shall be entitled to two (2) additional days of abated Rent for each day in the period commencing on May 15, 2022 and ending on the day immediately preceding the Commencement Date.

3.	Lease.

(a)Subtenant acknowledges that it has reviewed and is familiar with all of the terms, covenants and conditions of the Lease. Sublandlord represents and warrants to Subtenant as follows: (i) the Lease attached hereto as Exhibit B is a true and correct copy thereof, (ii) the Lease has not been amended, modified or supplemented and is in full force and effect, (iii) Sublandlord holds the tenant’s interest under the Lease and has not subleased all or any portion of the Subleased Premises, nor has Sublandlord transferred, assigned, pledged, hypothecated, mortgaged, encumbered or granted a security interest in all or any portion of the Lease, and (iv) to Sublandlord’s knowledge neither Landlord nor Sublandlord is in default under the Lease (and no circumstances exist which, with the passage of time or giving of notice, or both, could ripen into a default by Landlord or Sublandlord under the Lease), and (v) there are no alterations or improvements or other work in the Subleased Premises which are required to be removed, nor is there any restoration of the Subleased Premises required at the expiration or earlier termination of this Sublease Agreement or the Lease. Sublandlord covenants as follows: (v) to reasonably cooperate with Subtenant in obtaining any required consents, approvals from Landlord, (w) to use reasonable efforts to cause Landlord to perform or fulfill its obligations under the Lease; (x) to timely perform all of its obligations under the Lease; (y) not to modify or amend the Lease without Subtenant’s prior written consent should such modification or amendment alter or affect this Sublease or Subtenant’s rights, benefits, obligations or liabilities hereunder, and (z) not to voluntarily cancel or terminate the Lease. Except as provided herein, all of the terms, covenants and conditions of the Lease are incorporated herein and made a part hereof as if fully set forth herein but only to the extent the same pertain to the Subleased Premises, any related uses of the Building or appurtenances to the Subleased Premises (including, but not limited to, common areas and parking areas). From and after the Commencement Date, Subtenant assumes and agrees to perform, observe, and comply with all of the terms, covenants and conditions on Sublandlord’s part to be performed, observed and complied with under the Lease, as “Tenant” thereunder subject to the terms of this Sublease Agreement. As between Sublandlord and Subtenant, in the event of a conflict between the terms of the Lease and the terms of this Sublease Agreement, the terms of this Sublease Agreement will control.

(b)This Sublease Agreement is expressly made subject to and subordinate to all of the terms, covenants and conditions of the Lease and to all mortgages, deeds of trust, deeds to secure debt, leases and other documents of record as of the Effective Date. This subsection (b) shall be self-operative. Subtenant shall, within ten (10) days after written request from Sublandlord, execute and deliver to Sublandlord such certificates and other instruments as Sublandlord may reasonably request to confirm such subordination.

(c)Subtenant’s obligation to pay Rent (as that term is hereinafter defined), Electrical Charges, Real Estate Taxes, and Operating Expenses and any additional charges with

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respect to the Subleased Premises shall be limited to the amounts specified in this Sublease Agreement.

(d)Subtenant shall in no case have any rights in respect of the Subleased Premises greater than Sublandlord’s rights under the Lease as it relates to the Subleased Premises.

(e)Subtenant agrees that Sublandlord shall not be required to perform any of the covenants and obligations of Landlord under the Lease. This is a sublease and Subtenant shall look solely to Landlord for the furnishing of the services and the performance of repairs and the obligations of Landlord under the Lease. In no event shall Sublandlord be liable for the non-performance of any obligation of the Landlord under the Lease including but not limited to any default by Landlord under the Lease. Subtenant understands that the supplying of heat, light, water, air conditioning, electricity and other utilities, janitorial, cleaning, window washing and elevator services, the provision of any other services, the construction or replacement of any improvements, and building maintenance and repair are the obligations of Landlord and that Sublandlord has no control with respect to the same, shall have no responsibility in connection therewith, and shall not be liable in any way with respect to the failure of or interference with any of such services or facilities. Sublandlord, at Subtenant’s sole cost and expense, shall promptly send such notices to (but shall not be obligated to file suit against) Landlord as Subtenant may reasonably require, and reasonably cooperate with Subtenant, to secure Landlord’s performance under the Lease. If, however, Sublandlord shall at Subtenant’s direction commence any proceeding or take any other action to enforce the obligations of Landlord insofar as such obligations relate to the Subleased Premises, or if Subtenant takes any such action pursuant to this Section or if Subtenant delivers or receives any notice or communication under this Sublease Agreement, Subtenant agrees to indemnify, defend (with legal counsel acceptable to Sublandlord), and hold harmless Sublandlord from and against any liabilities, actual costs or actual expenses (including reasonable attorneys’ fees) which Sublandlord may incur in connection therewith or by reason thereof.

(f)Sublandlord shall not have the right to modify the Lease in any manner that would impact the rights or obligations of the Subtenant without Subtenant’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)Sublandlord shall perform its obligations as Tenant under the Lease to the extent necessary to avoid any adverse impact upon this Sublease, the Subleased Premises or Subtenant’s use and enjoyment of the Subleased Premises or rights, obligations or liabilities hereunder.

Whenever the consent or approval of Sublandlord is required, Subtenant agrees to promptly request such written consent or approval from Landlord and Subtenant agrees to (1) promptly provide any information or additional documentation reasonably requested by Landlord, at its sole cost and expense, (2) be solely responsible for any additional reasonable obligations or liabilities related or attributable to said request or consent (if granted by Landlord), and (3) be solely responsible for any reasonable costs and expenses related or attributable to such request or consent (if granted by Landlord) (including, but not limited to, Sublandlord’s reasonable attorneys’ fees related to any additional documentation memorializing the same, increased insurance obligations, or surrender obligations), all of which shall be memorialized in a written amendment to the Sublease Agreement if such consent is granted.

4.	Occupancy.

(a)Subtenant shall use and occupy the Subleased Premises solely for the Permitted Use as defined in the Lease and by Section 5.1 Permitted Use of the Lease and in

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accordance with the rules and regulations as provided in the Lease, including, but not limited to, the exhibits to the Lease, as the same may be from time to time amended by Landlord upon delivery of same to Subtenant.

(b)Subtenant covenants that it will occupy the Subleased Premises in accordance with the terms of the Lease and will not take any action or allow any of its employees, representatives, agents, affiliates or contractors to take any action that would create a default by Sublandlord under any provision of the Lease or any of the rules and regulations as provided in the Lease including, but not limited to, the exhibits to the Lease, as the same may be from time to time amended by Landlord, and upon delivery to Subtenant, with respect to the Subleased Premises, Building or Property, or render Sublandlord liable for any loss, cost, damage or liability in connection with any provisions of the Lease. Subtenant further covenants and agrees to indemnify, defend and hold Sublandlord harmless from and against any loss, cost (including, but not limited to, any reasonable legal expenses, fees and costs incurred by counsel selected by Sublandlord), expense, lien, claim or liability arising out of, by reason of, or resulting from, Subtenant’s failure to perform or observe any of the terms and conditions of the Lease. Any other provision in this Sublease Agreement to the contrary notwithstanding, Subtenant shall pay to Sublandlord as additional rent hereunder any and all sums which Sublandlord may be required to pay the Landlord arising out of, by reason of, or resulting from Subtenant’s failure to perform or observe one of more of the terms and conditions of the Lease. Except arising as a result of the negligence or tortious act or omission of Subtenant, or any of Subtenant’s agents, officers, contractors, employees, servants, invitees or another person (other than Sublandlord) claiming by or through or under Subtenant, Sublandlord covenants and agrees to indemnify, defend and hold Subtenant harmless from and against any loss, cost (including, but not limited to, any reasonable legal expenses, fees and costs incurred by counsel selected by Subtenant, expense, lien, claim or liability arising out of, by reason of, or resulting from, Sublandlord’s failure to perform or observe any of the terms and conditions of the Lease and any breach of or default under this Sublease Agreement. Any other provision in this Sublease Agreement to the contrary notwithstanding, Sublandlord shall pay to Subtenant by offset of rent due hereunder any and all sums which Subtenant may be required to pay Landlord arising out of, by reason of, or resulting from Sublandlord’s failure to perform or observe one of more of the terms and conditions of the Lease or this Sublease Agreement. The provisions here of shall survive the expiration or earlier termination of this Sublease Agreement.

(c)If any “Tenant’s Default” described in Section 13. 1 of the Lease shall occur in respect of Subtenant or Subtenant’s property, or if Subtenant shall default in the payment of Rent, Electrical Costs, or additional rent hereunder or in the performance or observance of any of the terms, covenants and conditions of this Sublease Agreement or of the Lease on the part of Subtenant to be performed or observed, Sublandlord shall be entitled to exercise any and all remedies available at law or in equity and/or any or all of the rights and remedies reserved by Landlord in the Lease, including but not limited to those rights and remedies provided by Sections 6.3 Landlord’s Recapture Right, 11.1 Landlord’s Right and 13.2 Landlord’s Default of the Lease, which Sections are hereby incorporated herein by reference as if fully set forth herein and as if Sublandlord were the “Landlord” and Subtenant were the “Tenant.”

(d)If Subtenant shall default in the performance of any of its obligations hereunder, and such default shall remain uncured beyond applicable notice and cure periods, Sublandlord at its option may perform such obligations and, if necessary, enter the Subleased Premises for such purpose. Subtenant shall pay to Sublandlord, upon demand, the amount of all reasonable costs and expenses reasonably incurred by Sublandlord in the performance of any such obligations. Any action taken by Sublandlord pursuant to this Section shall not constitute a waiver of any of Sublandlord’s other rights and remedies hereunder.

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5.	Security Deposit; Rent; Electrical Costs.

(a)Subtenant has deposited with Sublandlord the sum of One Hundred Sixty-Two Thousand Seven Hundred Ninety-Two and No/100 Dollars ($162,792.00) in the form of a letter of credit issued by Pacific Western Bank substantially in the form attached hereto as Exhibit D in favor of Sublandlord (“Security Deposit”) to secure Subtenant’s performance of its obligations hereunder. If Subtenant defaults hereunder and such default remains uncured beyond any applicable notice or cure period, then Sublandlord may, without prejudice to Sublandlord’s other remedies, apply part or all of the Security Deposit to the extent reasonably necessary cure Subtenant’s default. If Sublandlord so uses part or all of the Security Deposit, Subtenant shall, within thirty (30) days after written demand, pay Sublandlord or provide a letter of credit to Sublandlord in the amount necessary to restore the Security Deposit to its original amount. If Sublandlord assigns its interest in the Lease, the Security Deposit shall be transferred to the assignee and Sublandlord shall be relieved of any further liability in relation to the Security Deposit with respect to matters first arising after the date of such assignment. Upon the termination of this Sublease Agreement, Sublandlord may use the Security Deposit to cure any existing and continuing defaults of Subtenant. In the event all or any portion of the Security Deposit remains after paying to cure such default, the remaining amount shall be returned to Subtenant within sixty (60) days after the expiration or earlier termination of this Sublease Agreement.

(b)Subtenant shall pay to Subland)lord (or at the direction of Sublandlord, and Landlord provided to Subtenant in writing, Subtenant shall pay directly to Landlord) a fixed annual base rent beginning on that date which is thirty (30) days following the Commencement Date (“Rent Commencement Date”) in the amounts set forth below and after the first such payment, on the twenty fifth (25th) day of the month preceding the month for which the installment is due (e.g., the installment of base rent for June is payable on May 25), subject to appropriate proration for any partial month during the term of this Sublease Agreement (“Rent”):

RENTAL PERIOD*	ANNUAL BASIC RENT	MONTHLY PAYMENT	PER SQUARE FOOT
From the Commencement Date through the day immediately preceding the Rent Commencement Date	$0	$0	$0
From June 1, 2022 through May 31, 2023	$651,168.00	$54,264.00	$38.00
From June 1, 2023 through May 31, 2024	$670,703.04	$55,891.92	$39.14
From June 1, 2024 through July 31, 2024	$115,125.36	$57,562.68	$40.31

*the Rental Periods may be adjusted in accordance with the establishment of the Commencement Date, it being the intent of the parties hereto that each Rental Period after the Rent Commencement Date shall be for the number of months set forth in the “Rental Period” column.

(c)Subtenant shall be responsible for all electrical costs including air handling units and other HVAC equipment associated with the furnishing of electricity to the Subleased Premises and to any exterior Subtenant signage (“Electrical Costs”). Electrical Costs shall (1) accrue commencing on the Commencement Date, (2) be payable in monthly installments at the same time Rent payments are due, and (3) be based on the separate sub-meters for the Subleased Premises and invoices provided to Subtenant by the applicable utility provider.

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(d)Subtenant shall not be obligated to pay to Sublandlord any amounts in addition to the Rent, Electrical Charges (if not paid directly to the utility provider), Operating Expenses, and Real Estate Taxes except as set forth in this Sublease Agreement. For the avoidance of doubt, Subtenant will not be obligated to pay any amounts attributable to increases in the Real Estate Taxes and Operating Expenses during the term of the Sublease Agreement, which shall be governed by Article VIII Real Estate Taxes of the Lease and Article IX Operating Expenses of the Lease.

(e)Subtenant shall also pay to Sublandlord, within 30 days following written request, any actual additional charges payable by Sublandlord to Landlord related to Subtenant’s operations hereunder (e.g., any review fees, indemnities, and any charges incurred as a result of Subtenant’s After Hours Request (as hereinafter defined)). Subtenant shall not be obligated to pay any fee with respect to obtaining Landlord consent of the transaction contemplated by this Sublease Agreement.

(f)All Rent, except as set forth in subsection (e) immediately above, and Electrical Charges, shall be payable without demand, and without offset, counterclaim or setoff in immediately available United States funds. The obligation to pay Rent and Electrical Charges shall be independent of Sublandlord’s obligations hereunder and shall survive the termination of this Sublease Agreement. If the Rent Commencement Date is on a day other than the first day of a calendar month, Rent and Electrical Charges for such fractional monthly period shall be prorated. All Rent and Electrical Charges shall be paid via electronic payment or by check per the instructions below or at such other place or in such manner as Sublandlord may designate by written notice to Subtenant.

Wiring/ACH Instructions:	BMO Harris Bank N.A.
Chicago, Illinois
ABA (routing/transit) #: [ABA (routing/transit #]
Swift Code (for non-US clients): [Swift Code (for non-US clients)
Account Name: [Account Name]
Account Number: [Account Number]
Wire Reference Required: [Wire Reference]**

Check Instructions:

Lockbox Address*	UPS/Overnight Delivery Only Address
GRANT THORNTON LLP	Conduent c/o BMO Harris
33562 Treasury Center	Grant Thornton LLP - [Lockbox number]
Chicago, IL 60694-3500	141 W. Jackson Boulevard, Suite 1000
Chicago, IL 60604
(877) 895-3278
Check remittance reference required: [Check remittance reference]**	Check remittance reference required: [Check remittance reference]**

*The address in the Lockbox Address column should only be used when using the U.S. Postal Service.

**Unidentified payments will be delayed in application to outstanding balances.

6.	Insurance; Waivers.

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(a)During the term of this Sublease Agreement, Subtenant shall maintain commercial general liability insurance, physical damage insurance, comprehensive automobile insurance, builders all risk insurance, and all other insurance Landlord may reasonably require, all in accordance with the terms, conditions and provisions of the Lease. Subtenant shall name Sublandlord (and such other entities as are required by Landlord and of which Subtenant has received prior notice) as an additional insured on each such insurance policy and shall provide Sublandlord with certificates of insurance certifying said coverage prior to taking possession of the Subleased Premises, all in accordance with the insurance provision of the Lease.

(b)Whether the loss or damage is due to the negligence of either Sublandlord or Subtenant, their agents or employees, or any other cause, Sublandlord and Subtenant do each hereby release and relieve the other, their agents, and their employees from responsibility for, and waive their entire claim of recovery for, any loss or damage to the real or personal property of either located anywhere in the Building, to the extent that such loss or damage arises out of or is incident to the occurrence of any of the perils which are actually covered by their respective insurance policies in effect at such time or which were required to be in effect at such time by the terms of this Sublease Agreement. Each party shall use commercially reasonable efforts to cause its insurance carriers to consent to the foregoing waiver of rights of subrogation against the other party. Notwithstanding the foregoing, no such release shall be effective unless the aforesaid insurance policy or policies shall expressly permit such a release or contain a waiver of the carrier’s right to be subrogated. In the event that any insurance carrier denies its consent to the foregoing waiver of rights of subrogation, the affected party shall promptly advise the other party hereto.

7.Late Payments. Other remedies for nonpayment of rent notwithstanding, if Rent and/or Electrical Charges due hereunder is not received by Sublandlord on or before the date the same is due and such nonpayment continues for five (5) business days following written notice, then (i) such delinquent sums shall bear interest at a rate equal to twelve percent (12%) per annum, commencing with the due date and continuing through the day preceding the date on which payment of such delinquent sum with interest thereon is paid and (ii) in consideration of the administrative and other expenses incurred by Sublandlord as a result of the late payments, Subtenant shall pay to Sublandlord a late charge equal to $500.00 for the third (3rd) such late payment in any twelve (12) month period. Sublandlord and Subtenant agree that such late charge is intended to compensate Sublandlord for additional administrative charges and other damages incurred by Sublandlord on account of such late payment and not as a penalty. Sublandlord and Subtenant agree that the actual damages to be suffered by Sublandlord in such event shall be difficult, if not impossible to ascertain, and that such late charge is a reasonable estimate of such charges and damages.

8.Sublandlord’s Improvements; Subtenant Alterations; Sublandlord Representations. Subtenant acknowledges and agrees that it is leasing the Subleased Premises on an “AS-IS, WHERE IS” basis, without any representations or warranties of any kind, except as set forth herein. The Available Furniture is available for Subtenant’s use during the term of the Sublease. Subtenant shall not be responsible for any damage to or loss of the Furniture and shall leave the Furniture in the Subleased Premises at the end of the Term in its then “as is” condition. Subtenant further acknowledges and agrees that it is solely responsible for the maintenance, repair, and/or replacement of any air conditioning handling units or other HVAC equipment located in the Subleased Premises during the term of this Sublease Agreement and, upon the expiration or early termination of this Sublease Agreement, shall deliver the same to Sublandlord in good and operable condition. To Sublandlord’s knowledge the HVAC systems are in good working order and condition. Subtenant shall not make any alterations, modifications or improvements to the Subleased Premises except in accordance with the Lease and this Sublease Agreement. All

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alterations, decorations, installations, additions or improvements in or to the Subleased Premises shall be made in a good, workmanlike and lien-free manner at Subtenant’s sole cost and expense and shall comply with all of the terms and conditions of the Lease, this Sublease Agreement and/or any conditions related to any consent granted by Landlord with respect to any such Alterations. At the written request of Landlord, delivered at the time Landlord approves the same, any such alterations, decorations, installations, additions or improvements made by Subtenant shall be removed by the Subtenant upon the termination of this Sublease Agreement, and Subtenant shall repair any damage caused by such removal, at Subtenant’s cost and expense. Subtenant, at Subtenant’s sole cost and expense, shall cause the Subleased Premises and any signage returned to Sublandlord at the expiration or earlier termination of the Sublease Agreement in substantially the same condition, reasonable wear and tear and damage by casualty excluded, Subtenant shall, at its sole cost and expense, remove all furniture, fixtures, and equipment from the Subleased Premises, and Subtenant shall, at its sole cost and expense, remove any Lines (as defined in the Lease) in accordance with Section 14.27 of the Lease should Landlord elect to have such items removed from the Premises. For avoidance of doubt, Subtenant shall not be responsible for the removal of Sublandlord made Alterations to the Premises (including GT’s Initial Work) which constitute “above standard office improvements” (as such phrase is defined in the Lease).

Sublandlord represents and warrants the following is true and correct as of the date hereof (and shall be deemed repeated as of the Commencement Date):

(a)Sublandlord is the tenant under the Lease and has the capacity to enter into this Sublease Agreement with Subtenant, subject to Landlord’s consent.

(b)The Lease attached hereto as Exhibit B is a true, correct, and complete copy of the Lease, is in full force and effect, and has not been further modified, amended, or supplemented except as expressly set out therein.

(c)Sublandlord has not received any notice, and has no actual knowledge, of any default by Sublandlord or Landlord under the Lease.

9.Casualty or Eminent Domain. The effect of a partial or total destruction of the Subleased Premises by fire or other casualty and the effect of taking all or any part of the Subleased Premises for any public or quasi-public use by virtue of the exercise of the power of eminent domain, or by private purchase in lieu thereof, shall be subject to and governed by Article XII Casualty: Eminent Domain of the Lease, respectively. Without limiting the generality of the foregoing, in the event that the Lease is terminated pursuant to either of said sections, this Sublease Agreement shall terminate contemporaneously therewith.

10.Assignment and Subletting. The Assignment and/or Subletting of the Sublease by the Subtenant shall be governed by Article VI Assignment and Subletting of the Lease.

11.Sublandlord. The term “Sublandlord” as used in this Sublease Agreement means only the Tenant under the Lease at the time in question, so that if the Lease shall be assigned, such assignor shall be thereupon released and discharged from all covenants, conditions and agreements of Sublandlord hereunder, but such covenants, conditions and agreements shall be binding upon each successor assignee until thereafter assigned.

12.Indemnity. Subject to the waiver of subrogation provisions of this Sublease Agreement, Subtenant shall indemnify, defend (with legal counsel reasonably acceptable to Sublandlord), and hold harmless Sublandlord, its direct and indirect subsidiaries and affiliates and its respective officers, directors, shareholders and employees (individually and collectively,

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“Sublandlord Indemnitee”) against and save them harmless from and against all claims, losses, reasonable costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees and disbursements, which Sublandlord Indemnitee may incur or pay out (including, without limitation, to Landlord) by reason of (i) any accidents, damages or injuries to persons or property occurring by reason of or directly related to Subtenant’s (or Subtenant’s officers’, partners’, employees’, agents’, customers’ and/or invitees’) use or occupancy of the Subleased Premises, and occurring in, on or about the Subleased Premises or the Building (except to the extent the same shall have been caused by Sublandlord’s negligence or willful misconduct) which expressly includes the fitness room, (ii) any default hereunder on Subtenant’s part, (iii) any work done by Subtenant after the date hereof in or to the Subleased Premises except if done by Sublandlord, (iv) any negligent or willful act or omission on the part of Subtenant and/or its officers, partners, employees, agents, customers and/or invitees, or any person claiming through or under Subtenant, either prior to, during or after the term of this Sublease Agreement, (v) actions taken by Sublandlord at Subtenant’s request pursuant to Section 3 of this Sublease Agreement, or (vi) any holding over by Subtenant in the Subleased Premises beyond the expiration or sooner termination of this Sublease Agreement, including any such liability with respect to the entire Lease arising out of such holding over by Subtenant. Such obligation shall not be construed to negate, abridge or otherwise reduce any other right or obligation of indemnity that would otherwise exist as to Subtenant and the indemnification obligations under this Section and shall not be limited in any way by restriction on the amount or type of damages, compensation or benefits payable by or for Subtenant under any worker’s compensation acts, disability benefit acts or other employee benefit acts. Subject to the waiver of subrogation provisions of this Sublease Agreement, if any action or proceeding shall be brought against Sublandlord Indemnitee by reason of any such claim as to which Subtenant is obligated to indemnify Sublandlord, Subtenant, upon notice from Sublandlord Indemnitee at Subtenant’s expense, shall resist and defend such action or proceeding and employ counsel satisfactory to Sublandlord Indemnitee in Sublandlord Indemnitee’s reasonable discretion. Notwithstanding the foregoing, Sublandlord Indemnitee may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability of $1,000,000 or more, and Subtenant shall pay the reasonable fees and disbursements of such attorney. Subtenant shall pay to Sublandlord within thirty (30) business days after demand all sums which may be owing to Sublandlord by reason of this Section. Subtenant’s obligations under this Section shall survive the expiration of this Sublease Agreement. Sublandlord shall indemnify, defend (with legal counsel selected by Subtenant), and hold harmless Subtenant from and against all losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees and disbursements, which Subtenant may incur or pay out (including, without limitation, to Landlord) by reason of any breach or default hereunder or under the Lease on Sublandlord’s part.

13.Broker’s Commission. Subtenant represents to Sublandlord that the only brokers with whom it has dealt in connection with this transaction are Cushman and Wakefield U.S. Inc., representing Sublandlord and Perry CRE, representing Subtenant (“Brokers”). Sublandlord will pay or cause to be paid to Brokers a market fee commission pursuant to the terms of separate commission agreements approved by Sublandlord, payable 100% upon mutual execution of the Sublease. Sublandlord agrees to indemnify Subtenant and hold Subtenant harmless from and against the claims of any broker or agent claiming to have dealt with Sublandlord. Subtenant agrees to indemnify Sublandlord and hold Sublandlord harmless from and against any and all claims of any broker or agent claiming to have dealt with Subtenant, other than Brokers.

14.Conditions to Agreement of Sublease. This Sublease Agreement is expressly contingent upon the written consent of the Landlord to the transaction contemplated hereby in a form reasonably satisfactory to Sublandlord and Subtenant. Sublandlord shall use commercially reasonable efforts to obtain Landlord’s Consent promptly after the date hereof and will advise

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Subtenant if Sublandlord receives Landlord’s Consent or if Landlord delivers written notice of its rejection of such request for consent to the transaction contemplated hereby. If Landlord fails to deliver Landlord’s Consent within forty-five (45) days after the execution and delivery of this Sublease Agreement, Subtenant shall have the right, exercisable no later than sixty (60) days after the execution and exchange of this Sublease Agreement (as to which time is of the essence), but not after such Landlord’s Consent has been received, to cancel this Sublease Agreement by notice to Sublandlord. Upon the giving of such notice of cancellation, this Sublease Agreement shall terminate and come to an end, and the parties shall not have any further rights or obligations hereunder, except that Sublandlord will forthwith return any Rent amounts and Security Deposits paid to it by Subtenant on account of this Sublease Agreement and except that the parties’ obligations under Section 12 hereof shall survive such termination.

15.Notices.

(a)Any and all notices which are or may be required to be given pursuant to the terms of this Sublease Agreement shall be in writing and shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, by hand delivery, or by a nationally recognized overnight air courier service to the parties hereto at the respective addresses set forth below. In addition to the foregoing any notices given pursuant to this Section 15 shall also be given by electronic transmission via the email(s) provided below. Notice shall be considered to have been given upon the earlier to occur of actual receipt or two (2) business days after posting if delivered via United States mail or one (1) business day after posting if delivered via courier service.

If to Sublandlord:	Grant Thornton LLP
171 N. Clark Street, Suite 200
Chicago, Illinois 60601
Attn: Office of the General Counsel - Dept. of Risk, Regulatory
and Legal Affairs

with email copy only to:	Doug Carroll
Doug.Carroll@us.gt.com

If to Subtenant:	Astria Therapeutics, Inc.,
100 High Street, 28th Floor
Boston, MA 02110
Attn: Legal Department

with email copy only to:	Steven L. Charlip, LLC
69 Old Connecticut Path
Wayland, MA 01778
Attn: Steven L. Charlip

(b)Sublandlord and Subtenant agree to promptly furnish the other any notices or demands that either receives relating to the Lease. Either party shall be entitled to change such address on written notice to the other.

(c)The time limits provided in the Lease for the giving of notices, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are changed, for the purposes of determining the deadlines for Subtenant and Sublandlord to perform their obligations under this Sublease Agreement that are incorporated into this Sublease Agreement from the Lease, by lengthening or shortening the same in each instance by one-half, but in any event at least two (2) business days, as appropriate, so that notices may be given, demands

EXECUTION VERSION

made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublandlord or Subtenant, as the case may be, within the time limit relating thereto contained in the Lease and, if notice is required, measured from the earlier of the date on which notice is given to Subtenant by any of Sublandlord or Landlord. Subtenant and Sublandlord shall promptly deliver to each other copies of all material notices, requests or demands which relate to the Subleased Premises or the use or occupancy thereof promptly after receipt of same from Landlord.

16.Binding Effect. The covenants, conditions and agreements contained herein shall be binding upon and inure to the benefit of Sublandlord and Subtenant and their respective successors and assigns, as permitted hereby.

17.Governing Law. This Sublease Agreement is entered into in The Commonwealth of Massachusetts, and its validity and interpretation shall be constructed in accordance with the laws of that state.

18.Parking. Sublandlord will provide Subtenant with 10 parking spaces through the term of the Sublease Agreement at the market rate being charged by Landlord.

19.Access After Hours; Utilities. Subtenant understands and agrees that the hours of operation for the Building are as follows: 8:00AM-6:00PM on each Monday through Friday and 8:00AM-1:00 PM on Saturdays (the “Building Hours”), except for the holidays outlined in the Lease. In the event that Subtenant desires the use of the heating, ventilation, lighting and air-conditioning system in the Subleased Premises outside of the Hours of Operation, Subtenant shall deliver Sublandlord a written request for such use not less than sixty (60) hours prior to the requested date of usage (an “After Hours Request”). In the event an After Hours Request is made on less than (48) hours’ notice, the Sublandlord shall act in good faith to accommodate such After Hours Request. Subtenant shall pay Sublandlord for all reasonable charges of Landlord incurred by Sublandlord due to Subtenant’s After-Hours Request within ten (10) days after delivery of a written request by Sublandlord to Subtenant for such payment which is governed by Section 7.4 Building Services of the Lease.

20.Waiver of Breach. Failure of Sublandlord or Subtenant to declare an event of default or default hereunder immediately upon its occurrence, or delay in taking any action in connection with such a default or event of default, shall not constitute a waiver of such a default or event of default, but Sublandlord and Subtenant shall have the right to declare the default or event of default at any time and take such action as authorized by law or under this Sublease Agreement. Acceptance by Sublandlord of any Rent or Electrical Charges after it has become due, or acceptance of less than the full amount due, shall not constitute or be construed as a waiver of any of Sublandlord’s rights and remedies hereunder, nor excuse any delay or partial payment upon any subsequent occasion.

21.No Estate. This Sublease Agreement shall create the relationship of landlord and tenant only between Sublandlord and Subtenant and no estate shall pass out of Sublandlord. Subtenant shall have only usufruct, not subject to levy and sale and not assignable in full or in part by Subtenant except as provided herein.

22.Holding Over. If Subtenant remains in possession after expiration or termination of the term of this Sublease Agreement, without Sublandlord’s or Landlord’s written consent, Subtenant shall become a tenant-at -sufferance, and there shall be no renewal of this Sublease Agreement by operation of law. During the period of such holding over, all provisions of this Sublease Agreement shall be and remain in effect except that the monthly rental due hereunder

EXECUTION VERSION

(inclusive of Electrical Charges) shall be equal to the amounts owed by Sublandlord to the Landlord under the Lease on account of such holding over, including without limitation any damages claimed by the Landlord or any other party; provided that if Subtenant and another subtenant or occupant of a portion of the Premises other than the Subleased Premises are holding over in the Premises following the expiration or earlier termination of the Lease, then Sublandlord shall equitably allocate the amount of holdover rent payable by Subtenant and such other party or parties and Subtenant shall pay its share thereof as so equitably allocated by Sublandlord. The inclusion of the preceding sentence in this Sublease Agreement shall not be construed as Sublandlord’s consent to Subtenant holding over.

23.Time of Essence. Time is of the essence in this Sublease Agreement.

24.Miscellaneous. Subtenant shall pay and be liable for all rental, sales and use taxes, and other similar taxes, if any levied or imposed by any city, state, county or other governmental authority. Such payments shall be paid concurrently with the payment of rental or other sum due hereunder upon which the tax is based. The content of each and every exhibit which is referenced in this Sublease Agreement is incorporated into this Sublease Agreement as fully as if set forth in the body of this Sublease Agreement. This Sublease Agreement contains the entire agreement of the parties hereto as to the Subleased Premises, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect. If any term, covenant or condition of this Sublease Agreement or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sublease Agreement, or the application of such term, covenant or condition to persons, entities or circumstances other than those which or to which used may be held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Sublease Agreement shall be valid and enforceable to the fullest extent pem1itted by law. The circulation of one or more drafts of this Sublease Agreement shall not constitute a reservation of the Subleased Premises or an offer to lease the Subleased Premises to Subtenant. Neither party shall be bound hereunder until such time as both parties have signed this Sublease Agreement.

25.Sublandlord Default. Sublandlord shall in no event be in default in the performance of any of Sublandlord’s obligations under this Sublease Agreement unless and until Sublandlord shall fail to perform such monetary obligations required under this Sublease Agreement (if any) within ten (10) days of written notice from Subtenant to Sublandlord or any other obligation of Sublandlord under this Sublease Agreement within thirty (30) days of written notice from Subtenant to Sublandlord; provided that Subtenant hereby acknowledges and agrees that in no event shall Sublandlord be in default hereunder or have any liability hereunder caused by, attributable to, or otherwise related to Landlord’s failure to perform any of its obligations under the Lease (including, but not limited to, Section 13.2 Landlord’s Default of the Lease). In the event a Sublandlord default hereunder is not cured within the applicable cure period set forth above, Subtenant may, but without any obligation to do so, make such payments and do such work or otherwise perform Sublandlord’s covenants, all on behalf of and at the expense of Sublandlord, as the case may be. Subtenant shall not have the right to cure Landlord’s defaults under the Lease. Sublandlord agrees to pay Subtenant the actual costs, fees and expenses incurred in curing Sublandlord’s default under this Sublease Agreement upon the presentation of reasonable supporting documentation thereof.

26.Execution in Counterparts. This Agreement can be executed in counterparts, each of which shall be an original and, upon the delivery to the Title Company of one or more of the Agreement signed by all parties, together will constitute a fully executed and binding contract. The exchange of executed signature pages by facsimile or Portable Document Format (PDF)

EXECUTION VERSION

transmission or other electronic means such as DocuSign shall constitute effective delivery of such signature pages and may be used in lieu of the original signature pages for all purposes.

[Signatures on Following Page]

EXECUTION VERSION

IN WITNESS WHEREOF, Sublandlord and Subtenant have caused this Sublease Agreement to be executed by their duly authorized officers and have caused their corporate seals to be affixed all as of the day and year first written above.

SUBLANDLORD:

GRANT THORNTON LLP

By:

Name: Mark McNamee

Title: National Managing Director, Administration

SUBTENANT:

ASTRIA THERAPEUTICS, INC.

By:

Name: Ben Harshbarger

Title: Chief Legal Officer

Exhibit A

Subleased Premises

(Attach drawing)

Exhibit B

Copy of Lease

(Attached)

TENANT:GRANT

THORNTON LLP

LEASE OF

75 STATE STREET

i

ARTICLE VIII REAL ESTATE TAXES		42
8.1	PAYMENTS ON ACCOUNT OF REAL ESTATE TAXES	42
8.2	ABATEMENT	44
8.3	ALTERNATE TAXES	44

ARTICLE IX OPERATING EXPENSES		44
9.1	DEFINITIONS	44
9.2	TENANT’S PAYMENTS	45

ARTICLE X INDEMNITY AND PUBLIC LIABILITY INSURANCE		46
10.1	INDEMNITY	46
10.2	LIABILITY INSURANCE	47
10.3	TENANT’S PROPERTY DAMAGE INSURANCE	47
10.4	INSURANCE REQUIREMENTS	48
10.5	INJURY CAUSED BY THIRD PARTIES	48
10.6	LANDLORD’S INSURANCE	48
10.7	WAIVER OF SUBROGATION	49

ARTICLE XI LANDLORD’S ACCESS TO PREMISES		49
11.1	LANDLORD’S RIGHTS	49

ARTICLE XII CASUALTY; EMINENT DOMAIN		49
12.1	CASUALTY	49
12.2	EMINENT DOMAIN	53

ARTICLE XIII DEFAULT		54
13.1	TENANT’S DEFAULT	54
13.2	LANDLORD’S DEFAULT	59

ARTICLE XIV MISCELLANEOUS PROVISIONS		59
14.1	INTENTIONALLY OMITTED	59
14.2	WAIVER	59
14.3	COVENANT OF QUIET ENJOYMENT	59
14.4	LANDLORD’S LIABILITY	60
14.5	NOTICE TO MORTGAGEE OR GROUND LESSOR	61
14.6	ASSIGNMENT OF RENTS AND TRANSFER OF TITLE	61
14.7	RULES AND REGULATIONS	61
14.8	ADDITIONAL CHARGES	62
14.9	INVALIDITY OF PARTICULAR PROVISIONS	62
14.10	PROVISIONS BINDING, ETC.	62

14.11	RECORDING	62
14.12	NOTICES	62
14.13	WHEN LEASE BECOMES BINDING	63
14.14	PARAGRAPH HEADINGS AND INTERPRETATION OF SECTIONS	63
14.15	RIGHTS OF MORTGAGEE OR GROUND LESSOR	64
14.16	STATUS REPORT	66
14.17	INTENTIONALLY OMITTED	66
14.18	REMEDYING DEFAULTS	66
14.19	HOLDING OVER	66
14.20	INTENTIONALLY OMITTED	67
14.21	SURRENDER OF PREMISES	67
14.22	INTENTIONALLY OMITTED	68
14.23	BROKERAGE	68
14.24	GOVERNING LAW	68
14.25	CONFIDENTIAL INFORMATION	68
14.26	ANTI-TERRORISM	69
14.27	TELECOMMUNICATIONS LINES AND EQUIPMENT	69

ARTICLE XV EXTENSION OPTIONS		70
15.1	OPTIONS TO EXTEND	70

ARTICLE XVI EXPANSION OPTION		73
16.1	EXPANSION OPTION	73

ARTICLE XVII RIGHT OF FIRST OFFER		76
17.1	RIGHT OF FIRST OFFER	76
17.2	OFFER SPACE BASIC RENT	79

ARTICLE XVIII CONTRACTION OPTION		80
18.1	TENANT’S CONTRACTION OPTION	80

ARTICLE XIX TERMINATION OPTION		81
19.1	TERMINATION OPTION	81

ARTICLE XX ROOF RIGHTS		82
20.1	GENERALLY	82
20.2	INSURANCE PREMIUMS	83
20.3	NO REPRESENTATIONS, SERVICES OR OBLIGATIONS	83
20.4	COMPLIANCE WITH LEGAL REQUIREMENTS	83
20.5	ADDITIONAL COVENANTS	84
20.6	RESERVED RIGHTS OF LANDLORD	84
20.7	FORCE MAJEURE	85
20.8	DISCLOSURE	85
20.9	GOOD FAITH AND FAIR DEALING	85

EXHIBIT A
(Plan of Premises)		A-1

EXHIBIT B
(Items Included in Operating Expenses)	B-1

EXHIBIT C
(Cleaning Specifications)	C-1

EXHIBIT D
(Tenant’s Work Requirements)	D-1

EXHIBIT E
(Contractor’s Insurance Requirements)	E-1

EXHIBIT F
(Building Standards)	F-1

EXHIBIT G
(Tenant Plan Requirements)	G-1

EXHIBIT H
(Commencement Letter)	H-1

EXHIBIT I
(HVAC Specifications)	I-1

EXHIBIT J
(Form of SNDA)	1-l

EXHIBIT K
(Landlord’s Premises Work)	K-1

EXHIBIT L
(List of Tenant Competitors)	L-1

EXHIBIT M
(High Street Lessor Consent Requirements)	M-1

EXHIBIT N
(Assignment Agreement)	N-1

EXHIBIT O	0-1
(Example of Tenant’s Share of Remaining High Street Rent Obligations)

LEASE

THIS INSTRUMENT IS A LEASE, dated as of December 31st, 2012, in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building (the “Building”) located at 75 State Street, Boston, Massachusetts. The parties to this instrument hereby agree with each other as follows:

ARTICLE I BASIC PROVISIONS

1.1	INTRODUCTION

The following set forth basic data and, where appropriate, constitute definitions of the terms hereinafter listed.

1.2	BASIC DATA

Landlord: BROOKFIELD PROPERTIES 75 STATE CO. LLC, a Delaware limited liability company.

Landlord’s Original Address: c/o Brookfield Financial Properties, L.P., Three World Financial Center, 200 Vesey Street, New York, New York 10281-1021.

Tenant: GRANT THORNTON LLP, an Illinois limited liability partnership

Tenant’s Original Address: Grant Thornton LLP 1901 S. Myers Road, Suite 455, Oakbrook Terrace, Illinois 60181, Attn: Russell G. Wieman, with a copy to Grant Thornton LLP, 175 West Jackson, Suite 2000, Chicago, Illinois 60684-2687, Attn: Executive Director of Procurement, with a copy to Grant Thornton LLP, 175 West Jackson, Suite 2000, Chicago, Illinois 60684-2687, Attn: Office of the General Counsel

Basic Rent: The Basic Rent, net of Additional Rent, is as follows:

RENTAL PERIOD	ANNUAL BASIC RENT	MONTHLY PAYMENT	PER SQUARE FOOT
From the Commencement Date through 6/30/13	$0	$0	$0
From July 1, 2013 through 1/31/18	$1,861,605.00*	$155,133.75*	$45.00
From 2/01/18 through 1/31/21	$1,985,712.00	$165,476.00	$48.00
From 2/01/21 through 07/31/24	$2,109,819.00	$175,818.25	$51.00

*subject to abatement pursuant the provisions of Section 3.l(a).

Rent Commencement Date: July 1, 2013.

Additional Rent: All charges and sums which Tenant is obligated to pay to Landlord pursuant to the provisions of this Lease, including without limitation, Escalation Charges.

Commencement Date: The date this Lease is executed and delivered by both parties and Landlord delivers possession of the Premises in the Delivery Condition (as defined in Section 4.2(a)).

Premises: Agreed to be 41,369 rentable square feet consisting of the entire 13th floor of the Building containing 24,233 rentable square feet (the “Thirteenth Floor Premises”) as shown on the floor plan attached hereto as Exhibit A-1, and a portion of the 14th floor of the Building containing 17,136 rentable square feet (the “Fourteenth Floor Premises”) as shown on the floor plan attached hereto as Exhibit A-2.

Permitted Uses: Executive or professional business offices of the type generally found in first-class office buildings in the downtown Boston area, but specifically excluding (i) medical or dental offices, (ii) utility company offices, (iii) employment agencies (other than executive or professional search firms that operate in the Premises on an “off-the-street” basis), (iv) retail banking or retail brokerage offices that operate in the Premises on a so-called “off-the-street” basis (i.e. not by appointment) (except that offices for executives or employees of the named Tenant or its successor for the provision of financial services, tax planning, accounting and advisory services to clients and customers generally on an appointment basis as opposed to regularly providing such services to the general public on an off-the-street basis shall be permitted), (v) non-profit organizations and (vi) governmental or quasi-governmental offices.

Escalation Factor: Agreed to be 5.2%.

Term or Term of this Lease: The period commencing on the Commencement Date, and expiring at the close of the day on July 31, 2024, unless earlier terminated or extended as herein provided.

Base Operating Expenses: Operating Expenses for the calendar year ending December 31, 2013.

Base Taxes: Taxes (as defined in Section 8.1) finally assessed for the tax fiscal year ending June 30, 2014, as the same may be reduced by the proportional amount of any abatement applicable to any tax fiscal year included within the aforesaid tax fiscal year.

CPI:Shall mean “The Consumer Price Index (New Series) (Base Period 1982 84=100) (all items for all urban consumers for Boston-Brockton-Nashua (CPI U) Area)” as published by the Bureau of Labor Statistics of the United States Department of Labor or if the same is discontinued, a replacement index published by the Department of Labor or other applicable Governmental Authority, appropriately adjusted. In the event that the CPI is converted to a different standard reference base or otherwise revised, the determination of those increases provided for herein to be made with reference to the CPI shall be made with the use of such conversion factor, formula or table for converting the CPI as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or any other nationally recognized publisher of similar statistical information reasonably selected by Landlord and reasonably approved by Tenant. If the CPI ceases to be published, and there is no successor thereto, such other index as Landlord shall reasonably designate.

Security Deposit: None.

Brokers:Richards Barry Joyce & Partners, LLC and UGL Services Equis Operations Co.

1.3	ADDITIONAL DEFINITIONS

Agent: Brookfield Financial Properties L.P., or such other person or entity from time to time designated by Landlord.

Bankruptcy Code: As defined in Section 13.1. Building Garage: As defined in Section 2.2(c).

Business Days: All days except Saturday, Sunday, New Year’s Day, Martin Luther King’s Birthday, Presidents’ Day, Patriot’s Day, Memorial Day, Bunker Hill Day, Independence Day, Labor Day, Columbus Day, Veterans’ Day, Thanksgiving Day, Christmas Day (and the following day when any such day occurs on Sunday) and such other days as observed by both the federal and state governments as legal holidays.

Default of Tenant: As defined in Section 13.1.

Environmental Condition: Any disposal, release or threat of release of Hazardous Materials on, from or about the Building or the Property.

Environmental Laws: Any federal, state and/or local statute, ordinance, bylaw, code, rule and/or regulation now or hereafter enacted, pertaining to any aspect of the environment or human health, including, without limitation, Chapter 21C, Chapter 21D, and Chapter 21E of the General Laws of Massachusetts and the regulations promulgated by the Massachusetts Department of Environmental Protection, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2061 et seq., the Federal Clean Water Act, 33 U.S.C. §1251, and the Federal Clean Air Act, 42 U.S.C. §7401 et seq.

Escalation Charges: The amounts prescribed in Sections 8.1 and 9.2. Event of Bankruptcy: As defined in Section 13.1.

Force Majeure: Collectively and individually, strikes or other labor trouble, fire or other casualty, acts of God, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, or any other cause, whether similar or dissimilar, which in any case is beyond the reasonable control of the party required to perform an obligation.

Hazardous Materials: Shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law, including, without limitation, any “oil,” “hazardous material,” “hazardous waste,” “hazardous substance” or “chemical substance or mixture,” as the foregoing terms (in quotations) are defined in any Environmental Laws.

Initial Liability Insurance: $5,000,000 per occurrence (combined single limit) for property damage, bodily injury or death.

Laws: Means all present and future statutes, laws, codes, regulations, ordinances, orders, rules, bylaws, administrative guidelines, requirements, directives and actions of any federal, state or local governmental or quasi-governmental authority, and other legal requirements of whatever kind or nature that are applicable to the Property, (including Environmental Laws and the Americans With Disabilities Act of 1990, as the same may be amended from time to time (the “ADA”)) and any amendments, modifications or changes to any of the foregoing.

Operating Expenses: As defined in Section 9.1. Operating Year: As defined in Section 9.1.

Property: The Building and the land parcels on which it is located (including adjacent sidewalks and plazas).

Tax Year: As defined in Section 8.1.

Taxes: As determined in accordance with Section 8.1.

Tenant’s Plans: As defined in Section 5.2.

Tenant’s Removable Property: As defined in Section 5.2.

ARTICLE II

PREMISES AND APPURTENANT RIGHTS

2.1	LEASE OF PREMISES

Landlord hereby demises and leases to Tenant for the Term of this Lease and upon the terms and conditions hereinafter set forth, and Tenant hereby accepts from Landlord, the Premises.

2.2	APPURTENANT RIGHTS AND RESERVATIONS

(a)Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use, in common with others, public or common lobbies, hallways, stairways (exclusive of fire stairs which are available for emergency egress only) and elevators and common walkways necessary for access to the Building, and if the portion of the Premises on any floor includes less than the entire floor, the common toilets, corridors and elevator lobby on such floor; but such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord pursuant to Section 14.7 and to the right of Landlord, subject to the terms and conditions of this Lease, to designate and change from time to time areas and facilities so to be used. Tenant shall have the non-exclusive right, in common with Landlord and others entitled thereto, to access telephone/data closets and shafts and conduits in the Building, plenum areas and other pathways in the Building, in order to install Lines (as defined in Section 14.27) and to obtain tel/data connections and services for the Premises, subject to Landlord’s right to reasonably designate the location of and reasonably approve such installations and connections and to Landlord’s reasonable rules and regulations relative to the access to and the use of such areas within the Building

(b)Excepted and excluded from the Premises are the ceiling, floor, perimeter walls and exterior windows (except the inner surfaces of each thereof), and any space in the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, but the entry doors to the Premises are a part thereof. Landlord shall have the right to place in the Premises (but in such manner as to reduce to a minimum interference with Tenant’s use of the Premises) interior storm windows, sun control devices, and utility lines, equipment, stacks, pipes, conduits, ducts and the like. In the event that Tenant shall install any hung ceilings or walls in the Premises, Tenant shall install and maintain, as Landlord may require, proper access panels therein to afford access to any facilities above the ceiling or within or behind the walls. Landlord agrees to use reasonable efforts to refrain from installing or maintaining any new conduits or pipes containing liquid in the plenum area above any hung ceilings in the Premises.

(c)Subject to the provisions of this Section 2.2(c), Landlord shall make available to Tenant on an unreserved, non-exclusive basis, up to twenty-five (25) monthly parking passes in the parking garage in the Building (the “Building Garage”). The parking privileges granted herein are for use by employees of Tenant and other occupants of the Premises, Tenant’s contractors, agents and invitees, are non-transferable (other than to an assignee or subtenant permitted or consented to by Landlord pursuant to the applicable provisions of Section 6.1 hereof). Tenant shall pay, as Additional Rent, the prevailing market rate in the Building (exclusive of discounts included in tenant concession packages) for such parking spaces from time to time in effect at the Building Garage, which monthly parking rate for unreserved parking passes is currently $490 per parking pass per month, subject to increase from time to time during the Term in accordance with the terms of this Lease. In no event shall Tenant be charged a monthly parking rate in excess of the monthly rate charged to the general public in the Building Garage. From and after April 1, 2014, Tenant shall have the right to relinquish any of its parking passes to Landlord from time to time upon at least one (1) full calendar month’s prior written notice. In the event Tenant relinquishes any parking passes during the Term, Landlord will have no further obligation to provide the relinquished parking passes to Tenant and the number of parking passes Landlord is obligated to provide to Tenant under this Lease will be reduced by the number of parking passes Tenant has relinquished and Tenant’s obligation to pay the monthly parking rate for such relinquished parking pass(es) shall terminate upon the effective date of such relinquishment. If, as of April 1, 2014, Tenant has failed to subscribe for all twenty-five (25) parking passes, then Landlord shall only be required to provide Tenant (and Tenant will only be obligated to pay for) with the number of parking passes then being utilized by Tenant as of such date. Landlord has entered into a management agreement or lease with an entity for the Building Garage (“Building Garage Operator”). Subject to the availability of parking passes controlled by Landlord in the Building Garage and Landlord’s anticipated needs for parking rights for future tenants, Landlord agrees to use reasonable efforts to satisfy requests by Tenant to re-subscribe for any of the original twenty-five (25) parking passes relinquished by Tenant during the Term. Landlord reserves the right to require Tenant to enter into a reasonable parking agreement directly with the Building Garage Operator for its parking passes and to pay the Building Garage Operator the monthly charge established hereunder, and Landlord shall have no liability for claims arising through acts or omissions of the Building Garage Operator solely in the event of Landlord’s gross negligence. It is understood and agreed that the identity of the Building Garage Operator may change from time to time during the Term. In connection therewith, any parking lease or agreement entered into between Tenant and a Building Garage Operator shall be freely assignable by such Building Garage Operator to any successors thereto. Landlord or the Building Garage Operator shall have the right from time to time to promulgate reasonable rules and regulations regarding the Building Garage, any parking passes and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Landlord or the Building Garage Operator shall have the right to reasonably designate from time to time certain areas and spaces within the Building Garage that Tenant may use and certain areas and spaces that are off limits so long as such restrictions do not materially decrease Tenant’s parking rights under this Lease. Tenant shall comply with and cause its employees to comply with all such rules and regulations as well as all reasonable additions and amendments thereto, so long as such additions and amendments do not materially increase Tenant’s obligations under this Lease or materially decrease Tenant’s parking rights under this Lease. Landlord reserves for itself the right to alter the Building Garage as Landlord or the Building Garage Operator sees fit, and in such case to change the Building Garage including the reduction in area of the same; provided there is no material adverse effect on

Tenant’s parking rights under this Section 2.2(c). In no event may Tenant assign its rights hereunder with respect to the use of such parking passes to any third party, except in connection with an assignment of this Lease or sublease effected in accordance with the provisions of Article VI. Landlord shall not be (i) responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Building Garage regardless of whether such loss or theft occurs when the Building Garage or other areas therein are locked or otherwise secured or (ii) liable for any loss, injury or damage to persons using the Building Garage or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Building Garage shall be at the sole risk of Tenant and its employees. Landlord and the Building Garage Operator shall have the right to temporarily close the Building Garage or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Building Garage and Landlord agrees to use reasonable efforts to minimize the duration of any such temporary closures. If Tenant is denied use of any parking passes in the Building Garage on a Business Day on account of any casualty or other closure of the Building Garage, Tenant shall receive a credit for such Business Day towards the monthly parking fee. The Building Garage Operator may elect to provide parking cards or keys to control access to the Building Garage, and in such event, Landlord or the Building Garage Operator shall provide Tenant with one card or key for each parking pass that Tenant has subscribed for hereunder free of charge, provided that the Building Garage Operator shall have the right to require Tenant or its employees to pay a reasonable fee for any lost or damaged cards or keys.

2.3	125 HIGH STREET PREMISES.

(a)Landlord and Tenant hereby acknowledge that Tenant is the subtenant under that certain sublease dated as of April 27, 2009, as affected by that certain Assignment, Assumption and Consent dated December 1, 2011 and that certain Consent to Assignment of Sublease dated April 19, 2012 (collectively, the “High Street Sublease”) between Tenant, as subtenant, and Riversource Investments, LLC and Ameriprise Financial, Inc. (together with its successors and/or assigns, the “High Street Sublessor”), jointly and severally as sublandlord, governing Tenant’s occupancy of that certain premises consisting of 13,920 rentable square feet on the 21st floor in the building located at 125 High Street, Boston, MA (the “High Street Premises”), as affected by that certain Consent to Sublease dated May 21, 2009 between Tenant, the High Street Sublessor and 125 High Street, L.P. (the “Master Lessor”). The High Street Sublease is subject and subordinate to that certain Lease dated August 7, 2007 (the “Master Lease”) between Master Lessor and the High Street Sublessor with respect to certain premises consisting of 18,166 rentable square feet on the 21st floor of the 125 High Street, Boston, Massachusetts building. Tenant represents and warrants to Landlord, as of the date of this Lease, that (i) Tenant has delivered to Landlord a true, correct and complete copies of the High Street Sublease and Consent to Sublease (the “Sublease Documents”) and the Master Lease, (ii) the Sublease Documents and Master Lease are in full force and effect and have not been terminated, revoked, rescinded, amended or modified as of the date of this Lease, (iii) the High Street Sublease expires on March 31, 2018 (the “High Street Expiration Date”) and (iv) Tenant has not assigned the High Street Sublease or sublet all or any portion of the High Street Premises.

(b)Subject to the terms and conditions of this Section 2.3 and provided and on condition that both as of the date of delivery of the Assignment Election Notice (as hereinafter defined) and as of the High Street Assignment Date (as hereinafter defined): (y) this Lease is in full force and effect and has not been terminated, and (z) Tenant has not assigned the

High Street Sublease or sublet any part of the High Street Premises, Tenant shall have an option to assign all of Tenant’s right, title and interest as subtenant under the High Street Sublease to Landlord or Landlord’s designee (the “High Street Assignment Option”) effective as of the High Street Assignment Date (as hereinafter defined), provided, however, Tenant shall not assign to Landlord and Landlord will not be obligated to assume Tenant’s obligations under Section 25 of the High Street Sublease. Tenant shall also transfer and assign to Landlord all of Tenant’s right, title and interest in the Furniture identified in Section 22 of the Sublease and all other furniture of Tenant in the High Street Premises as of the date of this Lease (collectively the “Surrendered Furniture”), free from all liens, claims, demands and encumbrances. Tenant shall exercise the High Street Assignment Option, if at all, by a written notice (hereinafter called the “Assignment Election Notice”) from Tenant to Landlord given on or before June 30, 2013 (the “Assignment Option Expiration Date”), time being of the absolute essence with respect to the giving of the Assignment Election Notice. Prior to the Assignment Option Expiration Date, Tenant may (but shall have no obligation to Landlord to) market the High Street Premises to find a subtenant or transferee for the High Street Premises and/or to negotiate with the High Street Sublessor to cause the High Street Sublessor to exercise the early termination option under the Master Lease. Tenant shall, at all times during the term of the High Street Sublease, maintain in full force and effect the Letter of Credit (as defined in Section 25 of the High Street Sublease) in the amount of$139,200.00 and if Tenant breaches its obligation to maintain the Letter of Credit under the High Street Sublease (the “High Street L/C”) in full force and effect, including any obligations to renew, extend or replace the Letter of Credit under the High Street Sublease, such breach shall be an immediate Default of Tenant under this Lease. Landlord agrees to reimburse or credit to Tenant fifty percent (50%) of the annual costs incurred by Tenant to maintain the High Street L/C.

(c)If Tenant timely exercises the High Street Assignment Option, Tenant shall use reasonable efforts to obtain, at Tenant’s sole cost and expense, a written consent agreement executed by Tenant, the High Street Sublessor and the Master Lessor in the form attached hereto as Exhibit M or other form reasonably acceptable to Landlord (the “High Street Consent”) and fully executed, original counterparts of any other consents and approvals required under the High Street Sublease and the Master Lease, any ancillary High Street lease or sublease documents, including any subordination, nondisturbance and attornment agreements, and under applicable Laws to effectuate the assignment of the High Street Sublease to Landlord (the “Other Assignment Approvals”) all in form and substance reasonably acceptable to Landlord. If Tenant fails to deliver (or fails to timely deliver) the Assignment Election Notice by the Assignment Option Expiration Date, such failure shall not constitute a default under this Lease but the provisions of this Section 2.3 shall be null and void and of no further force or effect and Landlord shall not be required to accept an assignment of the High Street Sublease.

(d)Landlord shall not be required to accept an assignment of the High Street Sublease from Tenant unless and until the later date to occur of (such later date, the “High Street Assignment Date”): (i) January 1, 2014, (ii) the date Tenant fully vacates the High Street Premises and surrenders possession thereof to Landlord in the Surrender Condition, (iii) the date Tenant delivers to Landlord an original counterpart of an Assignment and Assumption Agreement in the form attached hereto as Exhibit N executed by Tenant (the “Assignment Agreement”) and an estoppel in form reasonably acceptable to Landlord from the High Street Sublessor, and (iv) the date Tenant delivers to Landlord fully executed, original counterparts of the High Street Consent executed by Tenant, the High Street Sublessor and the Master Lessor

and any Other Assignment Approvals. The “Surrender Condition” shall mean that the High Street Premises is delivered to Landlord vacant, broom clean, free of any property or debris, free of any right or claim of right of use or occupancy by any other party and otherwise in the condition required under the High Street Sublease for sun-ender of the High Street Premises at the end of the High Street lease term, including, without limitation, Tenant’s performance of any obligations under the High Street Sublease requiring the removal of Tenant’s trade fixtures, equipment and other personal property and restoration of any damage or affected areas of the High Street Premises, except that Tenant shall not remove any of the Surrendered Furniture. Tenant hereby represents and warrants to Landlord that Tenant has not received any notice from the High Street Sublessor or Master Lessor that requires Tenant to remove any alterations, improvements or installations (including wiring or cabling) upon the expiration or earlier termination of the High Street Sublease. Landlord will exercise reasonable efforts to lease the High Street Premises to a new tenant with the Surrendered Furniture in place, however, a new tenant for all or any portion of the High Street Premises requires that Landlord remove the Furniture prior to delivery of the High Street Premises then Tenant shall be responsible to pay to Landlord, within thirty (30) days following receipt of an invoice, 50% of the total out-of-pocket costs incurred by Landlord to remove and dispose of such Surrendered Furniture.

(e)From and after the High Street Assignment Date, the monthly Basic Rent payable by Tenant under this Lease shall be increased by an amount equal to the monthly amortization (on a straight line basis over the remainder of the Initial Term through July 31, 2024, together with interest thereon at the High Street Applicable Rate (as hereinafter defined)) of fifty percent (50%) of the total “Fixed Rent”, “Subtenant’s Tax Payment”, “Subtenant’s Operating Payment,” “Subtenant’s Insurance Payment,” “Electricity Additional Rent,” and any “Condenser Water Charge,” that are payable by the tenant under the High Street Sublease during the period commencing on the High Street Assignment Date through the High Street Expiration Date (the “Tenant’s Share of the Remaining High Street Rent Obligations”). The term “Tenant’s Share of Remaining High Street Rent Obligations” shall not include any late charges, interest, indemnity amounts or other sums (including parking charges) other than total “Fixed Rent”, “Subtenant’s Tax Payment”, “Subtenant’s Operating Payment,” “Subtenant’s Insurance Payment,” “Electricity Additional Rent,” and any “Condenser Water Charge,” that are payable by the tenant under the High Street Sublease during the period commencing on the High Street Assignment Date through the High Street Expiration Date. For purposes of this Section 2.3, the “High Street Applicable Rate” shall mean 4%, provided, however, if at any time during the Initial Term the rate publicly announced from time to time by Bank of America, National Association, or its successor bank at its headquarters as its Prime Rate (the “Prime Rate”) increases above a baseline rate of 3.25%, the High Street Applicable Rate shall be adjusted to the Prime Rate then in effect plus .75% but in no event in excess of 6%. If, prior to July 31, 2024, this Lease is terminated on account of a Default of Tenant, the Tenant’s Share of the Remaining High Street Rent Obligations, if any, shall immediately increase to 100% of the total fixed rent and additional rent that was paid or is payable by Landlord (as assignee of Tenant) at any time under the High Street Sublease, together with interest at the High Street Applicable Rate, and shal1 immediately become due and payable as Basic Rent under this Lease, provided, however, Landlord shall credit to Tenant’s obligations under this Section 2.3 the net proceeds, if any, received by Landlord from any leasing or subleasing of the High Street Premises, after deducting all expenses in connection with such leasing or subleasing, including, without limitation, brokerage commissions, legal expenses, attorneys’ fees, advertising, alteration costs and expenses of preparation for the High Street Premises for lease. By way of example only of the foregoing, Exhibit O attached hereto sets forth an example of the manner of calculation of Tenant’s Share of the Remaining High Street Rent Obligations payment to Landlord.

(f)Tenant shall make estimated monthly payments to Landlord on account of Tenant’s Share of the Remaining High Street Rent Obligations together with and as part of Tenant’s payment of the Basic Rent under this Lease based upon the amounts of total “Fixed Rent”, “Subtenant’s Tax Payment”, “Subtenant’s Operating Payment,” “Subtenant’s Insurance Payment,” “Electricity Additional Rent,” any “Condenser Water Charge,” and parking charges billed to Tenant or Landlord, as applicable, as of the High Street Assignment Date under the High Street Sublease and the High Street Applicable Rate in effect as of the date Landlord notifies Tenant in writing of Tenant’s estimated monthly payment pursuant to this Section 2.3(e). The monthly amount to be paid to Landlord shall be sufficient to provide Landlord by the end of each calendar year with a sum equal to Tenant’s required payments, as estimated by Landlord from time to time during each calendar year, on account of Tenant’s Share of the Remaining High Street Rent Obligations for such calendar year. As promptly as reasonably possible after the end of each calendar year, Landlord shall submit to Tenant a reasonably detailed accounting of Tenant’s Share of the Remaining High Street Rent Obligations (the “Landlord’s Reconciliation Statement”) together with an estimate of the monthly payment payable by Tenant for the succeeding calendar year for Tenant’s Share of the Remaining High Street Rent Obligations. If the estimated payments theretofore made for such calendar year by Tenant on account of Tenant’s Share of the Remaining High Street Rent Obligations exceed Tenant’s required payment on account thereof for such calendar year, according to Landlord’s Reconciliation Statement, Landlord shall, provided Tenant is not then in Default under this Lease, credit the amount of any overpayment against subsequent rental obligations of Tenant with respect to Basic Rent, provided that, if the required payments on account thereof for such calendar year are greater than the estimated payments (if any) theretofore made on account of Tenant’s Share of the Remaining High Street Rent Obligations for such calendar year, Tenant shall pay such amounts to Landlord within thirty (30) days after delivery of Landlord’s Reconciliation Statement.

(g)Tenant’s obligation to pay the Tenant’s Share of the Remaining High Street Rent Obligation to Landlord shall constitute Basic Rent due and payable under this Lease and if Tenant fails to timely pay the same to Landlord, Landlord shall have the same rights and remedies under this Lease as for the non-payment of Basic Rent beyond the applicable grace period (if any). From and after the date of this Lease, Tenant shall not modify or amend the High Street Sublease without Landlord’s prior written consent, which consent shall not be unreasonably withheld, provided, however, Landlord’s consent to any amendment or modification to the High Street Sublease which adversely affects Landlord, the High Street Premises or any of the rights or obligations of Landlord, as assignee under the High Street Sublease, shall be in Landlord’s sole and absolute discretion. The foregoing shall not limit Tenant’s right (without Landlord’s consent) to terminate the High Street Sublease so long as Tenant has not exercised the High Street Assignment Option.

(h)From and after the High Street Assignment Date, Landlord or its designee shall have the right to assign the High Street Sublease or to sublease all or any p01tion of the High Street Premises without any requirement to obtain the consent or approval of Tenant or to provide notice to Tenant. The amount of the Tenant’s Share of the Remaining High Street Rent

Obligations payable by Tenant under Section 2.3(e) shall not be adjusted, credited or reduced in any way on account of any assignment of the High Street Sublease or sublease of the High Street Premises by Landlord or its designee, and Landlord shall have the right to retain 100% of any revenue received from such assignment or sublease without compensation to Tenant.

(i)Tenant agrees to defend, indemnify and hold Landlord harmless from and against any and all claims, demands, liability, costs and expenses (including reasonable attorneys’ fees and disbursements), damages or loss (including loss of rental income) occasioned on account of, or in connection with, (i) any default under the High Street Sublease by Tenant or any party claiming by, through, or under Tenant (excluding Landlord or any of Landlord’s subtenants, assignees, or any of their respective partners, members, principals, directors, officers, agents, employees, licensees or contractors) or (ii) any act, omission, negligence or willful misconduct of Tenant or any party claiming by, through or under Tenant (excluding Landlord or any of Landlord’s subtenants, assignees, or any of their respective partners, members, principals, directors, officers, agents, employees, licensees or contractors) which results in any claims against Landlord. Landlord agrees to defend, indemnify and hold Tenant harmless from and against any and all claims, demands, liability, costs and expenses (including reasonable attorneys’ fees and disbursements), damages or losses occasioned on account of, or in connection with, (y) any default under the High Street Sublease by Landlord or any party claiming by, through, or under Landlord (including, but not limited to, Landlord’s subtenants, assignees, or any of their respective partners, members, principals, directors, officers, agents, employees, licensees or contractors) accruing from and after the High Street Assignment Date or (z) any act, omission, negligence or willful misconduct of Landlord, any party claiming by, through or under Landlord (including, but not limited to, Landlord’s subtenants, assignees, or any of their respective partners, members, principals, directors, officers, agents, employees, licensees or contractors) occurring from and after the High Street Assignment Date which results in any claims against Tenant.

ARTICLE III BASIC RENT

3.1PAYMENT

(a)Except as otherwise set forth herein, Tenant agrees to pay to Landlord, or as directed by Landlord, commencing on the Rent Commencement Date without offset, abatement (except as otherwise expressly set forth in this Lease), deduction or demand, the Basic Rent. Notwithstanding the foregoing, and provided and only so long as no Default of Tenant exists or occurs at any time during the Abatement Period (as hereinafter defined), the Basic Rent and Escalation Charges due under this Lease will be abated during the period commencing on the Rent Commencement Date through March 31, 2014 (the “Abatement Period”). The foregoing rent abatement shall apply only to and affect the Basic Rent and Escalation Charges due under this Lease with respect to the Premises and Tenant shall be obligated to pay the Electricity Charges and all other Additional Rent which accrue and are due under this Lease with respect to the Premises from and after the Commencement Date. If at any time during the Abatement Period there occurs any Default of Tenant under this Lease, Tenant’s right to abate the Basic Rent under this Section 3.l(a) for the Abatement Period shall be suspended until such time that Tenant cures such Default of Tenant. If this Lease is terminated due to any Default of Tenant under this Lease during the Abatement Period, any and all Basic Rent and any Escalation

Charges, if any, which had been abated prior to Tenant’s default pursuant to this Section 3.l(a) shall immediately become due and payable. Landlord and Tenant agree that all amounts due from Tenant under or in respect of this Lease, whether labeled Basic Rent, Escalation Charges, additional charges or otherwise, shall be considered as rental reserved under this Lease for all purposes, including without limitation regulations promulgated pursuant to the Bankruptcy Code, and including further without limitation Section 502(b) thereof.

(b)The Basic Rent and regularly recurring payments of Additional Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease, either by wire transfer of immediately available federal funds to the account of Landlord pursuant to the wiring instructions set forth below in paragraph (c) of this Section 3.1 or by good and sufficient check (subject to collection) drawn on a bank which is a member of the Boston or New York Clearing House Association sent to the lockbox address for Landlord set forth in paragraph (d) of this Section 3.1, or pursuant to such other written instructions as Landlord may deliver to Tenant in accordance with this Lease, at least thirty (30) days before the date such payments are due under this Lease, without notice or demand and, except as otherwise provided in this Lease, without offset or counterclaim. All other sums due under this Lease shall be paid to Landlord at Landlord’s Original Address, or at such other place as Landlord shall from time to time designate by at least thirty (30) days’ written notice to Tenant. Landlord and Tenant agree that all amounts due from Tenant under or in respect of this Lease, whether labeled Basic Rent, Escalation Charges, additional charges or otherwise, shall be considered as rental reserved under this Lease for all purposes, including without limitation regulations promulgated pursuant to the Bankruptcy Code, and including further without limitation Section 502(b) thereof. Basic Rent for any partial month shall be pro rated on a daily basis, and if Basic Rent commences on a day other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be payable on the date Basic Rent commences and shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month in which Basic Rent commences.

(c)Landlord’s wiring instructions for payments of Basic Rent and Additional Rent are presently set forth below:

Account Name:	BROOKFIELD PROPERTIES 75 STATE CO. LLC
Account Number:	[account number]
Bank Name:	JPMORGAN CHASE
Bank ABA#:	[Bank ABA number]

(d)Landlord’s lockbox address for payments of Basic Rent and Additional Rent is set forth below:

JP Morgan Chase for
Brookfield Properties 75 State Co. LLC
Newark Post Office
P.O. Box 10458
Newark, NJ 07193-0458

ARTICLE IV

COMMENCEMENT DATE, RENT COMMENCEMENT DATE AND CONDITION

4.1COMMENCEMENT DATE AND RENT COMMENCEMENT DATE

The Commencement Date shall be as set forth in Section 1.2 of this Lease.

Except as expressly set forth in Section 4.2 of this Lease, Tenant acknowledges and agrees that Landlord has no obligation to perform any improvements to the Premises or the Building to prepare the same for Tenant’s occupancy. Promptly following the occurrence of the Commencement Date, Landlord and Tenant hereby agree to execute a Commencement Date Letter in the form attached hereto as Exhibit H to confirm the Commencement Date. Failure to execute said letter shall not affect the Commencement Date as determined in accordance with the terms of this Lease.

4.2CONDITION OF THE PREMISES

(a)Except as otherwise expressly set forth in this Lease, the Premises are being leased by Tenant in their AS IS condition existing on the date hereof, WITHOUT REPRESENTATION OR WARRANTY by Landlord, and Tenant hereby agrees that Landlord shall have no obligation to furnish, render or supply any work, labor, services, materials, fixtures, equipment or decoration to make the Premises suitable for Tenant’s occupancy, except that Landlord shall deliver possession of the Premises to Tenant vacant, broom clean, and free of all property, tenants or occupants and with Landlord’s Premises Work (as hereinafter defined) substantially completed (the “Delivery Condition”). Landlord shall perform, at Landlord’s cost and expense, (i) the work described on Exhibit K attached hereto (the “Landlord’s Premises Work”) to the Premises, and (ii) the Landlord’s Base Building Work (as hereinafter defined). Landlord agrees to perform the Landlord’s Premises Work in a good and workmanlike manner and using Building Standard materials.

(b)Landlord will exercise commercially reasonable efforts to deliver the Premises to Tenant in the Delivery Condition, including with Landlord’s Premises Work substantially completed, on January 31, 2013, subject to delays resulting from Tenant Delay (as hereinafter defined) and Force Majeure (as so extended, the “Target Commencement Date”). Notwithstanding the foregoing, if Landlord is unable to deliver the Premises to Tenant with Landlord’s Premises Work substantially completed on or before the Target Commencement Date (as the same may be extended), Landlord shall have no liability to Tenant on account thereof and no such failure to give possession to Tenant on the Target Commencement Date shall in any way affect the validity of this Lease or the obligations of Tenant hereunder or, except as expressly set forth in Section 4.2(c) below, give rise to any claim for damages by Tenant or a claim for resc1ss10n.

(c)If Landlord does not deliver possession of the Premises to Tenant with Landlord’s Premises Work substantially complete and otherwise in the Delivery Condition within fourteen (14) days following the Target Commencement Date (the “First Outside Date”), subject to a day for day postponement of such First Outside Date on account of any delays resulting from Tenant’s Delay and/or Force Majeure, then Tenant shall be entitled to a credit equal to one day of Basic Rent for each day following the First Outside Date until the earlier of the date the Commencement Date occurs or the Second Outside Date (as hereinafter defined). If Landlord does not deliver possession of the Premises to Tenant with Landlord’s Premises Work substantially complete and otherwise in the Delive1y Condition within ninety (90) days following the Target Commencement Date (the “Second Outside Date”), subject to a day for day postponement of such Second Outside Date on account of any delays resulting from Tenant’s Delay and/or Force Majeure, then Tenant shall have the option, by delivery of written notice to Landlord not later than ten (10) days following such Second Outside Date (time being of the essence with respect to the giving of such notice by Tenant), as so extended, to elect either to (i) receive a credit equal to two days of Basic Rent for each day following the Second Outside Date until the date the Commencement Date occurs, or (ii) terminate this Lease. If Tenant fails to make an election within such ten-day period, Tenant shall be deemed to have elected to receive additional credits pursuant to foregoing clause (i). If Tenant elects to terminate this Lease then this Lease shall terminate thirty (30) days after the giving of Tenant’s termination notice, provided, however, that if Landlord delivers the Premises to Tenant in the condition required under this Lease within thirty (30) days following Landlord’s receipt of such termination notice, such termination notice shall be void and without further force or effect and this Lease shall continue in full force and effect (but Tenant shall receive the alternative credits against Basic Rent, including credits equal to two days of Basic Rent for each day following the Second Outside Date until the Commencement Date occurs). The foregoing rent credits and/or termination right shall be Tenant’s sole and exclusive remedy at law or in equity or otherwise for the failure of Landlord to cause the Commencement Date to occur by the First Outside Date or the Second Outside Date, as the case may be.

(d)Tenant acknowledges and agrees that, subject to Landlord’s performance of the Landlord’s Premises Work and the Landlord’s Base Building Work and Landlord’s other obligations under Section 4.2(a) and Section 5.5, Tenant has inspected the Premises and the common areas of the Building, and has found the same to be satisfactory for the Permitted Uses. Landlord’s Premises Work shall be deemed “substantially complete” or “substantially completed” for purposes of this Lease when (i) Landlord’s Premises Work has been completed except only for those minor details or adjustments and minor items which, in accordance with good construction practice should be performed after or simultaneous with the performance of Tenant’s Initial Work (as hereinafter defined) (the “Landlord’s Punchlist Items”), may not then be completed and provided such incomplete items do not impede or delay the performance of Tenant’s Initial Work or Tenant’s occupancy of the Premises, and (ii) Landlord has obtained all appropriate approvals, documents or other permissions, if applicable, from the City of Boston Inspectional Services Department with respect to the completion of the Landlord’s Premises Work (except that the foregoing requirement shall be deemed waived if Landlord’s failure to obtain such governmental approval is the result of an act, omission or fault of Tenant). Upon receipt of a written request from Tenant, Landlord will provide Tenant copies of any governmental approvals or signoffs for Landlord’s Premises Work. Landlord shall complete Landlord’s Punchlist Items as soon as reasonably practicable following the Commencement Date, subject to Tenant providing Landlord with reasonable and timely access to the applicable portions of the Premises and to delays resulting from Tenant’s Delay and/or Force Majeure. Except to the extent Tenant notifies Landlord in writing within the forty-five (45) day period described in Section 4.2(h) specifying the respects in which Landlord’s Premises Work has not been substantially completed, Tenant shall be deemed to have accepted the Landlord’s Premises Work, subject to completion of the Landlord’s Punchlist Items. For purposes of this Lease, “Tenant Delay” shall mean any delay occurring after the date of this Lease in the design, permitting or performance of the Landlord’s Premises Work or Landlord’s Base Building Work to the extent that such delay is caused by any act or, where there is a duty to act under this Lease, any failure to act by Tenant or Tenant’s contractors, architects, engineers, or anyone else engaged by or on behalf of Tenant in connection with the construction of the Tenant’s Initial Work, including, without limitation, delays resulting from accommodating any scheduling requests made by Tenant, delays caused by Tenant’s failure to grant necessary access to any portion of the Premises to Landlord or Landlord’s employees, agents or contractors or any delay caused by the performance of any work in the Premises by any contractors of Tenant. Landlord’s Premises Work shall be deemed substantially complete as of the date when Landlord’s Premises Work would have been substantially complete but for any such Tenant Delay as reasonably determined by Landlord in the exercise of its good faith business judgment.

(e)Landlord shall upgrade the common corridor, elevator lobby and common area restrooms on the 14th floor of the Building using building standard materials and similar to the recently constructed common area corridor and restrooms on the 18th floor of the Building (the “Landlord’s Base Building Work”). Landlord agrees to diligently perform the Landlord’s Base Building Work following the execution and delivery of this Lease and receipt of all permits therefor and Landlord will exercise commercially reasonable efforts to substantially complete Landlord’s Base Building Work on or before the later date to occur of (y) sixty (60) days following the Commencement Date, and (z) April 30, 2013, subject to delays resulting from Tenant Delay (as hereinafter defined) and Force Majeure (as so extended, the “Base Building Work Completion Date”). Landlord’s Base Building Work shall be performed in a good and workmanlike manner and in compliance with applicable Laws. Notwithstanding the foregoing, Landlord’s Base Building Work shall be deemed substantially complete for purposes of this Lease when (i) Landlord’s Base Building Work has been completed except only those minor details or adjustments and minor items which, in accordance with good construction practice should be performed after completion of Landlord’s Base Building Work or Tenant’s Initial Work (the “Base Building Punchlist Items”), may not then be completed and provided such incomplete items do not impede or delay Tenant’s right to lawfully occupy the Premises and will not impede Tenant’s use of the Premises, and (ii) Landlord has obtained all appropriate approvals, documents or other permissions, if applicable, from the City of Boston Inspectional Services Department with respect to the completion of the Landlord’s Base Building Work (except that the foregoing requirement shall be deemed waived if Landlord’s failure to obtain such governmental approval is the result of an act, omission or fault of Tenant). Landlord shall complete the Base Building Punchlist Items as soon as reasonably practicable, subject to delays resulting from Tenant Delay and/or Force Majeure. If Landlord does not substantially complete the Landlord’s Base Building Work on or before the Base Building Work Completion Date, subject to a day for day postponement of such date on account of any delays resulting from Tenant’s Delay and/or Force Majeure, then Tenant shall be entitled to a credit equal to ½ day of Basic Rent for each day following such date until the Landlord’s Base Building Work is substantially complete.

(f)If Tenant is unable to obtain or is delayed in obtaining any building permits or approvals for Tenant’s Initial Work or a ce1iificate of occupancy for the Premises solely as the result of any Landlord’s Premises Work, Landlord’s Base Building Work, any of the common areas of the Building, the structural elements of the Building or the base building systems serving the Building not being in compliance with applicable Laws and the compliance with such Laws was not triggered by the performance of Tenant’s Initial Work, Landlord shall be responsible to remedy such violation, at Landlord’s expense (and without including such costs in Operating Expenses), as soon as reasonably practicable.

(g)Tenant acknowledges and agrees that Tenant has entered into this Lease and agrees to accept possession of the Premises and to perform the obligations of Tenant hereunder with knowledge that Landlord’s Base Building Work will be performed while Tenant is performing the Tenant’s Initial Work and the performance of such Landlord’s Base Building Work may result in noise, dust and other disturbances. Tenant hereby agrees that its obligations to pay all Basic Rent, Escalation Charges and Additional Rent under the Lease shall not be diminished, reduced or affected by the performance of Landlord’s Base Building Work after the Commencement Date, nor shall Tenant have any right to make a claim for constructive eviction, or to terminate this Lease or otherwise claim a defense to the full and timely performance of its obligations under this Lease as a result of the performance of Landlord’s Base Building Work after the Commencement Date and, with respect to the Corridor Finish Work, while Tenant is in occupancy of the Premises. Landlord and Tenant shall reasonably cooperate with each other to coordinate the performance of Landlord’s Base Building Work and Tenant’s Initial Work, provided, however, such reasonable efforts shall not require Landlord to perform such Landlord’s Base Building Work after hours or on an overtime or premium pay basis.

(h)Except to the extent Tenant notifies Landlord in writing by not later than forty-five (45) days following the date that Landlord has substantially completed the Base Building Work, the taking of possession of the Premises by Tenant for the commencement of its business operations shall be deemed an acceptance of and substantial completion by Landlord of Landlord’s Base Building Work, subject to Landlord’s obligation to complete any punchlist items.

ARTICLE V
USE OF PREMISES

5.1PERMITTED USE

(a)Tenant agrees that the Premises shall be used and occupied by Tenant only for Permitted Uses and for no other purpose.

(b)Tenant agrees to conform to the following provisions during the Term of this Lease:

(i)Tenant shall cause all freight to be delivered to or removed from the Building and the Premises in accordance with reasonable rules and regulations established by Landlord in accordance with Section 14.7;

(ii)Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building outside the Premises, any signs, symbol, adve1tisement or the like. Landlord will not withhold consent for signs or lettering on the entry doors to the Premises and in the elevator lobby of any partial floor in which the Premises is situated provided such signs conform to Building standards adopted by Landlord in its sole discretion and Tenant has submitted to Landlord a plan or sketch of the sign (including size, color, material, location and method of affixation) to be placed on such entry doors and Landlord has approved such plan or sketch. If Landlord provides a directory in the main lobby of the Building, Landlord agrees to provide Tenant with its prop01tionate share of listings on such directory. Excluding any signage rights of tenants in the Building under leases executed prior to the date of this Lease (including the rights under existing leases of such tenants to transfer or change their signage) and provided and only so long as Grant Thornton LLP or any successor to Grant Thornton LLP (a “GT Successor”) is the Tenant under this Lease and is satisfying the Occupancy Condition (as defined in Section 15.1), if, at any time during the Term, Landlord hereafter grants signage rights in the main lobby of the Building (other than lobby directory signage) to any competitor of Tenant identified on Exhibit L attached hereto or any successor in interest to any such competitor (a “Tenant Competitor”) leasing less rentable square footage in the Building than Tenant leases under this Lease at the time such signage rights are granted to a Tenant Competitor, Landlord shall grant comparable signage rights in such Building lobby to Tenant;

(iii)Tenant shall not perform any act or carry on any practice which may cause any offensive odors or loud noise or constitute a nuisance or a menace to, or otherwise interfere with the business of, any other tenant or tenants or other persons in the Building; and

(iv)Subject to the terms of Section 7.2, Section 4.2(a) and Section 5.5 of this Lease, Tenant shall, in its use of the Premises, comply with the requirements of all applicable governmental laws, rules and regulations, including without limitation the Americans With Disabilities Act of 1990.

5.2TENANT’S INITIAL WORK.

(a)Following the Commencement Date, Tenant shall undertake, at Tenant’s sole cost and expense (except for the Landlord’s Contribution as hereinafter provided), the making of leasehold improvements to the Thirteenth Floor Premises (the “Tenant’s Initial 13th Floor Work”) and to the Fourteenth Floor Premises (the “Tenant’s Initial 14th Floor Work”) in accordance with plans and specifications approved by Landlord in accordance with subsection (b) of this Section 5.2. Tenant’s Initial 13th Floor Work and Tenant’s Initial 14th Floor Work are collectively referred to in this Lease as “Tenant’s Initial Work.” Tenant shall diligently undertake and prosecute the construction of the Tenant’s Initial Work in accordance with such plans and specifications and all other provisions of this Lease relating to Tenant’s alterations, additions and improvements so as to promptly substantially complete the Tenant’s Initial Work.

(b)Tenant shall, at Tenant’s sole cost and expense, cause construction drawings for the Tenant’s Initial Work (“Construction Drawings”) to be completed and submitted to Landlord for review and approval, which Construction Drawings shall contain complete information and dimensions necessary for the construction and finishing of the Premises and for the engineering in connection therewith and comply with the provisions of Exhibit G (Tenant’s Plan Requirements) attached hereto. Within ten (10) Business Days after receipt of the complete set of final Construction Drawings for the applicable Tenant’s Initial Work, Landlord shall return such Construction Drawings to Tenant with its objections, suggested modifications and/or approval (which suggested objections and suggested modifications are herein referred as “Landlord Modifications”), provided such ten (10) Business Day period shall be extended for an additional reasonable period (not to exceed an additional five (5) Business Days) if Landlord notifies Tenant in writing (which notice may be sent electronically) that Tenant’s Construction Drawings are being sent to a third party consultant for review. The Construction Drawings shall thereafter be revised by Tenant to reflect the applicable changes and Tenant shall deliver revised Construction Drawings to Landlord within ten (10) Business Days after its receipt of Landlord’s response. Landlord shall grant its approval or disapproval thereto, and/or state any further objections or proposed modifications, within five (5) Business Days after receipt thereof. After the first submission and resubmission, Landlord and Tenant agree to deliver revised submissions or objections within a five (5) Business Day period. Promptly upon Landlord’s approval of the Construction Drawings for the applicable Tenant’s Initial Work, Tenant shall submit an application for, and diligently pursue issuance of, a building permit (and any other approvals required) for the performance of Tenant’s Initial Work. Tenant shall provide Landlord with copies of all written comments, responses, approvals, disapprovals and/or other correspondence received from all applicable governmental authorities in connection with such application, and shall otherwise keep Landlord informed regarding the processing of Tenant’s building permit application. No deviation from the Construction Drawings (other than de minimis or immaterial deviations and minor substitutions of materials) shall be made by Tenant except by written change order approved by Landlord (“Change Order”). Tenant shall be responsible for the payment of any and all costs to complete the Tenant’s Initial Work except to the extent Tenant is entitled to receive Landlord’s Contribution (as hereinafter defined) under this Section 5.2. All Tenant’s Initial Work shall be performed by contractors and subcontractors which have been approved by Landlord, which approval will not be unreasonably withheld or delayed. All contractors and subcontractors performing the Tenant’s Initial Work shall be financially sound and able to complete the portion of the Tenant’s Initial Work for which they are responsible in a prompt and timely fashion. In connection with the performance of the Tenant’s Initial Work by Tenant or Tenant’s contractors, Tenant shall comply with, and shall cause Tenant’s contractors and all subcontractors to comply with, the provisions of Exhibit D (Tenant’s Work Requirements), Exhibit E (Contractor’s Insurance Requirements), Exhibit F (Building Standards) and Exhibit G (Tenant Plan Requirements) of this Lease, as the same may be amended from time to time. As part of Tenant’s Initial Work, Tenant shall install building standard window blinds or other style of window blinds reasonably approved by Landlord, including mecco shades, on all windows in the Premises and, during the Term of this Lease, Tenant shall be responsible to maintain, repair and replace all such window blinds in the Premises.

(c)In consideration of Tenant’s fulfillment of all of its obligations under this Section 5.2 to perform the Tenant’s Initial Work in and to the Premises and the performance of all of its financial and other obligations under this Lease and subject to the terms of this Section 5.2, Landlord agrees to provide the Landlord’s Contribution to reimburse Tenant for the hard and, to the extent permitted herein, soft costs incurred by Tenant in connection with the design, construction and installation of the Tenant’s Initial Work in and to the Premises (the “Total Costs”), including, without limitation, costs of construction, repairing or replacing HVAC equipment or components thereof, and alterations and improvements to the restrooms within the Premises. Landlord shall reimburse Tenant for the Total Costs paid by Tenant for the Tenant’s Initial 13th Floor Work up to One Million Nine Hundred Thirty Eight Thousand Six Hundred Forty and 00/100 Dollars ($1,938,640.00) ($80.00 per rentable square foot of the Thirteenth Floor Premises) (the “Landlord’s 13th Floor Contribution”). Landlord shall reimburse Tenant for the portion of the Total Costs solely attributable to Tenant’s Initial 14th Floor Work up to One Million One Hundred Ninety-Nine Thousand Five Hundred Twenty and 00/100 Dollars ($1,199,520.00) ($70.00 per rentable square foot of the Fourteenth Floor Premises) (the “Landlord’s 14th Floor Contribution”). Landlord’s 13th Floor Contribution and Landlord’s 14th Floor Contribution are hereinafter collectively referred to as the “Landlord’s

Contribution”. Tenant acknowledges and agrees that Landlord’s total financial obligation with respect to the permitting, purchase, construction, and installation of Tenant’s Initial Work shall be limited solely to Landlord’s Contribution and Tenant shall be entirely responsible for any such excess costs. If the Total Costs of Tenant’s Initial Work shall be less than Landlord’s Contribution, then the amount of Landlord’s Contribution shall be reduced accordingly. Notwithstanding anything to the contrary in this Section 5.2, Tenant may utilize up to twenty percent (20%) of Landlord’s Contribution towards reimbursement of “soft” costs incurred by Tenant for architectural and design costs, permit and filing fees, construction management, signage, cabling, furniture, moving and security system expenses. Landlord and Tenant acknowledge and agree that Landlord is providing Landlord’s Contribution to Tenant for the primary purpose of constructing and improving the Premises with “qualified long-term real property” for use in Tenant’s trade or business pursuant to and in accordance with the provisions of Section 110 of the Internal Revenue Code, to the extent the applicable elements of Tenant’s Initial Work qualify as such “qualified long-term property” under the applicable provisions of the Internal Revenue Code and excluding any portion of the Landlord’s Contribution applied by Tenant to “soft” costs or to Basic Rent. The Landlord’s Contribution shall be payable on a percentage of completion basis, not more than once during each calendar month, and any amount so funded will be paid to Tenant within thirty (30) days following Landlord’s receipt of all of the following items and provided there is no uncured Default of Tenant or any condition of which Tenant has been given written notice and which, with the passage of time, would constitute a Default of Tenant under this Lease:

(i)a payment request (a “Funding Request”), seeking that percentage of the Landlord’s Contribution (less the applicable holdback amount specified below) which corresponds to the percentage of completion achieved as of the date of such payment request of Tenant’s Initial Work:

(ii)a certificate of Tenant’s architect to Landlord and any other party reasonably designated by Landlord (such as Landlord’s mortgagee, if any) specifying the percentage of completion of Tenant’s Initial Work to the Funding Request submitted, performed in or to the applicable portion of the Premises in accordance with the Construction Drawings therefor approved by Landlord which Tenant has achieved as of the date of such certificate (and in any payment request seeking final payment, such certificate shall include a certification by the Tenant’s architect that the applicable portion of the Tenant’s Initial Work for the Premises has been Substantially Completed in accordance with the plans, and that all punch list items noted by the parties have also been fully completed);

(iii)a copy of the final certificate of use and occupancy (or its equivalent) issued to Tenant by the applicable governmental authority with respect to the Thirteenth Floor Premises or the Fourteenth Floor Premises, as applicable (final payment of the corresponding portion of Landlord’s Contribution only);

(iv)a copy of complete as-built plans and specifications for the Tenant’s Initial Work to the Premises and one set of blueprints showing all items of Tenant’s Initial Work (final payment of the corresponding portion of Landlord’s Contribution only), which shall be submitted to Landlord in hard-copy paper form (together with a PDF scanned copy of all paper plans) and on disk in Auto-CAD Version 2000;

(v)evidence that Tenant has funded the Tenant Contribution (as hereinafter defined), if any, associated with such payment request (and each prior payment request made by Tenant), as determined pursuant to Section 5.2(d), below; and

(vi)duly executed lien waivers from all contractors, sub-contractors and suppliers performing work or supplying material for the Tenant’s Initial Work and acknowledging payment of all amounts due in connection with the portion of Tenant’s Initial Work to the Premises represented by the Funding Request, provided, however, that Tenant shall deliver final lien waivers with its submission of the final Funding Request for the Tenant’s Initial Work.

Upon receipt and approval of all such items, Landlord shall, within thirty (30) days following receipt of the Funding Request, disburse the amount of Landlord’s Contribution requested to be funded to Tenant. Landlord shall have the right to hold back ten percent (10%) of the amount requested until such time as, in addition to Tenant’s satisfaction of the requirements otherwise applicable to a final payment under clauses (i) - (vi) above of this Section 5.2(c), Landlord has received a certificate from Tenant’s architect that all punch list items have been corrected or completed. If Tenant fails to properly requisition the full Landlord’s Contribution on or before the second (2nd) anniversary of the Rent Commencement Date (the “Reimbursement Deadline”), then Tenant shall be deemed to have waived any right to the balance thereof except that, provided there is no uncured Default of Tenant, Tenant may elect by notice to Landlord delivered on or before the Reimbursement Deadline to apply any undisbursed amount of the Landlord’s Contribution to the Basic Rent next due under this Lease.

If, as of the date when a disbursement of the Landlord’s Contribution is due hereunder (and provided Tenant has delivered to Landlord all documentation required under this Section 5.2(c) and Landlord has not notified Tenant that Landlord reasonably disputes the accuracy or completeness of the applicable Funding Request), the applicable disbursement of the Landlord’s Contribution is not timely paid by Landlord, then provided no Default of Tenant has occurred and is continuing, Tenant may deliver a second notice (an “Offset Notice”) to Landlord at Landlord’s addresses set forth in this Lease (or to such other notice address as Landlord may specify in a written notice to Tenant upon not less than thirty (30) days’ prior notice), which notice shall specify the Funding Request that has not been timely paid, the date upon which it was received by Landlord and state conspicuously in bold type and in all capital letters at the top of the first page of such notice and on the envelope containing such notice “THIS IS A TIME SENSITIVE OFFSET NOTICE AND LANDLORD SHALL BE DEEMED TO ACCEPT SUCH OFFSET IF IT FAILS TO RESPOND TO THIS SECOND REQUEST FOR DISBURSEMENT WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT” and if Tenant shall deliver such second notice to Landlord as aforesaid and Landlord fails to disburse the amount of the Landlord’s Contribution expressly referenced in the Offset Notice, subject to Landlord’s right to dispute such Funding Request as hereinafter provided, within such five (5) Business Day period, then Tenant shall have the right to have such unpaid amount of Landlord’s Contribution credited against the next installment(s) of Basic Rent and/or Escalation Charges thereafter due under this Lease. Within the thirty (30) day period following receipt of a Funding Request or within the additional 5-Business Day period described above, Landlord may dispute in good faith the Funding Request by written notice to Tenant setting forth the basis upon which Landlord reasonably disputes the accuracy or completeness of any Funding Request. If Landlord disputes the accuracy or completeness of any Funding Request, Landlord and Tenant shall reasonably cooperate with each other to resolve such dispute as expeditiously as possible, but Landlord will have no obligation to disburse any disputed amount of such Funding Request and Tenant will not have any right to credit the disputed amount of the Funding Request against the Basic Rent and/or Escalation Charges until the dispute has been resolved to Landlord’s satisfaction or by arbitration as provided below. If the parties are unable to resolve such funding dispute within fourteen (14) days following the date of Landlord’s dispute notice to Tenant, such dispute may be submitted by either party to arbitration in Boston, Massachusetts for expedited proceedings under the Fast Track Procedures provisions (currently, Rules F-1 through F- 13) of the Arbitration Rules of the Construction Industry of the American Arbitration Association (the “AAA”), with both parties agreeing to waive the $75,000 qualification in such rules. In any case where the parties utilize such expedited arbitration: (1) the parties will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with Rule 54 (except that any objection shall be made within four (4) days from the date of mailing), (2) the Notice of Hearing shall be given four (4) days in advance of the hearing, (3) the first hearing shall be held within five (5) Business Days after the appointment of the arbitrator, and (4) each party in such arbitration shall pay its own attorneys’ fees and other costs of such arbitration and the losing party shall pay the costs charged by the AAA and/or the arbitrator. Judgment upon any award rendered in any arbitration held pursuant to this Section 5.2(c) may be entered in any court having jurisdiction, and in connection therewith, the arbitrators shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions, and the sole remedy which may be awarded by the arbitrators in any proceeding pursuant to this Section 5.2(c) is an order compelling Landlord to pay any portion of the Landlord’s Contribution which Landlord was withholding pursuant to the foregoing provisions of this Section, and, except for the costs and fees described in clause (4) above, the arbitrators may not award damages or grant any monetary award or other form of relief.

(d)If at any time Landlord in good faith determines that Total Costs will exceed Landlord’s Contribution, Landlord shall only be required to disburse the Landlord’s Contribution towards submitted Funding Requests on a pari passu basis with Landlord reimbursing to Tenant only the amount of the Funding Request multiplied by a fraction, the numerator of which is the amount of Landlord’s Contribution and the denominator of which is Landlord’s good faith estimate of Total Costs for the Tenant’s Initial Work, and the amount of each Funding Request due from Tenant is herein referred to as the “Tenant Contribution.” If Tenant fails to pay any portion of the Tenant Contribution as and when required, Landlord shall have the right to withhold any further funding of Landlord’s Contribution pending Tenant’s delivery of evidence reasonably satisfactory to Landlord that Tenant has made such Tenant Contribution and any such withholding by Landlord shall not be deemed a delay or default by Landlord under this Lease.

(e)The Landlord’s 13th Floor Contribution and Landlord’s 14th Floor Contribution are separate allowances to be used and applied primarily to Tenant’s Initial 13th

Floor Work and Tenant’s Initial 14th Floor Work, respectively, provided, however, so long as Tenant has substantially completed a Class A office installation in the applicable portion of the Premises (i.e. the Thirteenth Floor Premises and the Fourteenth Floor Premises), Tenant may utilize any excess of the Landlord’s 13th Floor Contribution or the Landlord’s 14th Floor Contribution, as applicable, towards the costs to perform Tenant’s Initial Work in the other portion of the Premises.

(t)The Tenant’s Initial Work may not commence nor may Tenant permit Tenant’s contractor or any other contractors and/or subcontractors to commence any work until all required insurance has been obtained, and until Tenant’s certificates of such insurance have been delivered to Landlord. Landlord shall have the right to require Tenant, and Tenant shall have the duty, to stop work in the Premises immediately if any of the insurance coverage Tenant is required to carry herein lapses during the course of such work, in which event the Tenant’s Initial Work may not be resumed until the required insurance is obtained and satisfactory evidence of same is provided to Landlord.

(g)Landlord will have the right to inspect the performance of the Tenant’s Initial Work by Tenant’s contractor and any subcontractor(s), and Tenant agrees to cooperate with Landlord to facilitate such inspections, including notifying Landlord prior to any and all government inspections of the Tenant’s Initial Work so that Landlord’s construction manager may (if he or she so desires) be present for such inspections. Landlord shall use reasonable and diligent efforts not to interfere unreasonably with the performance of the Tenant’s Initial Work during the course of any inspections by Landlord pursuant to this subparagraph.

(h)Upon substantial completion of the Tenant’s Initial Work, Tenant shall deliver to Landlord a written notice (the “Completion Notice”) certifying that the Tenant’s Initial Work is substantially complete. Within five (5) days after Tenant delivers the Completion Notice, Tenant and a representative of Landlord shall jointly inspect the Premises with Tenant’s architect and Tenant’s contractor. If, as a result of the aforementioned joint inspection, either Landlord or Tenant discovers minor deviations or variations from the Construction Drawings of a nature commonly found on a “punch list” (as that term is used in the construction industry), Tenant shall promptly notify Tenant’s contractor of such deviations; provided, however, that in the event of a dispute, Landlord (or Landlord’s Representative) and Tenant (or Tenant’s contractor) shall negotiate in good faith, using their reasonable discretion, to determine which items constitute punch list items. Tenant’s construction contract for the Tenant’s Initial Work will require that Tenant’s Contractor cause all such punch list items to be remedied as soon as is practicable after the date of such joint inspection, and Tenant will use all reasonable and diligent efforts to enforce such obligation. “Substantial Completion”, “Substantially Complete” and phrases of a similar nature shall mean, with regard to Tenant’s Initial Work, (1)completion of Tenant’s Initial Work in accordance with the Construction Drawings therefor (as modified by any approved change orders thereto), other than de minimis or immaterial deviations and minor substitutions of materials, other non-substantial items of construction, mechanical adjustment or decoration that remain to be performed (i.e. so-called “punchlist items”) which will not unreasonably interfere with Tenant’s ability to lawfully take occupancy of the Premises or to conduct its business therein; and (2)Tenant has obtained all governmental inspection and other approvals required to be obtained by Tenant in connection with such construction (including without limitation, a permanent or temporary certificate of occupancy or its equivalent permitting lawful occupancy the Premises), subject only to a final inspection necessary to convert a temporary certificate of occupancy to a final certificate of occupancy, and subject to Tenant’s obligation to complete all such work.

(i)Tenant and its contractors performing the Tenant’s Initial Work shall provide copies of warranties for the Tenant’s Initial Work and the materials and equipment which are incorporated into the Building and Premises in connection therewith, as well as provide to Landlord all operating and maintenance manuals for all equipment (other than Tenant’s office equipment) incorporated into the Building and/or Premises as part of the Tenant’s Initial Work. Tenant shall enforce all such warranties. Without limitation, all aspects of the Tenant’s Initial Work shall be warranted to be free from defects in design and workmanship for a period of not less than one (1) year from Substantial Completion of the Tenant’s Initial Work.

(j)Tenant shall reimburse Landlord on demand, as Additional Rent, for any actual, out-of-pocket third-party costs (including engineers’ and architects’ fees and expenses but excluding in-house personnel of Landlord or its parent company) incurred by Landlord in connection with review and approval of the Construction Drawings, Change Orders, and any inspections or other oversight by Landlord during the performance of Tenant’s Initial Work. Except for such out-of-pocket expenses, Landlord will not charge Tenant any construction management or supervisory fee in connection with Tenant’s Initial Work, unless Landlord and Tenant otherwise agree that Landlord will manage the performance of Tenant’s Initial Work on Tenant’s behalf.

(k)In accordance with Exhibit D, Tenant shall have access, on a non-exclusive, first-come, first-serve basis, to freight elevators serving the Building during Tenant’s performance of Tenant’s Initial Work and Tenant’s move-in to the Premises and Tenant shall pay as an overtime charge for use of such freight elevators and loading docks during non Business Hours, at Landlord’s then building standard rate from time to time charged to the tenants in the Building for such after-hours usage (which standard charge currently includes use of both the freight elevators and loading areas), which shall constitute Additional Rent under this Lease.

5.3EXTRA HAZARDOUS USE. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of property or liability insurance on the Premises or the Property above the standard rate applicable to Premises being occupied for the Permitted Uses. If the premium or rates payable with respect to any policy or policies of insurance carried by or on behalf of Landlord with respect to the Property increases as a result of any act or activity on or use of the Premises during the Term or payment by the insurer of any claim arising from any act or neglect of Tenant, its employees, agents, contractors or invitees, Tenant shall pay such increase, from time to time, within thirty (30) days after demand therefor by Landlord, as Additional Rent.

5.4INSTALLATIONS AND ALTERATIONS BY TENANT

(a)Tenant shall not make any alterations, additions (including, for the purposes hereof, wall-to-wall carpeting), or improvements (the foregoing referred to as “Alterations”) in or to the Premises (including Tenant’s Initial Work), without Landlord’s prior written consent, provided, however, Tenant may make Cosmetic Alterations (as hereinafter defined) to the Premises without Landlord’s consent so long as Landlord is notified in writing at least ten (10) days prior to commencement of any such Cosmetic Alterations. Tenant is not required to notify Landlord prior to hanging pictures or similar decorations in the Premises. For purposes hereof, “Cosmetic Alterations” shall mean non-structural alterations to the Premises which (1) do not affect any area of the Building outside of the Premises, (2) are not visible from the exterior of the Premises or the Building, (3) do not affect or involve the Building’s electrical, plumbing, mechanical or fire/life safety systems or any other systems of the Building, and (4) cost less than $50,000 in any consecutive 12-month period and do not require the issuance of a building permit. Any such Alteration (other than picture hanging and other similar decorations) shall (i) be in accordance with the provisions of Exhibit D (Tenant’s Work Requirements), Exhibit E (Contractor’s Insurance Requirements), Exhibit F (Building Standards) and Exhibit G (Tenant Plan Requirements) of this Lease (unless otherwise approved by Landlord), (ii) be made at Tenant’s sole expense, and shall be performed at such times and in such manner as Landlord may from time to time reasonably designate and (iii) upon the expiration or earlier termination of the Term of this Lease, become part of the Premises and the property of Landlord (except as otherwise set forth in Section 5.4(b). Prior to commencing any Alterations to the Premises, Tenant shall obtain all state, local and other necessary permits and shall carry during the continuation of such Alterations such insurance (naming Landlord, Agent, any Superior Mortgagee, Superior Lessor and any other parties reasonably designated by Landlord as additional insureds) and obtain such payment, performance and lien bonds as Landlord shall reasonably require or other security reasonably designated by Landlord. Landlord agrees that the original named Tenant under this Lease, Grant Thornton LLP or its successor, will not be required to obtain any payment, performance or lien bonds or other security for the performance of Tenant’s Initial Work. Tenant acknowledges and agrees that any review or approval by Landlord of any plans and/or specifications with respect to any Alterations is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise.

(b)All articles of personal property and all business fixtures, machinery and equipment and furniture owned or installed by Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration of this Lease, provided that Tenant, at its expense, shall repair any damage to the Building caused by such removal. Notwithstanding anything in this Lease to the contrary, Landlord shall have the right to require Tenant to remove any and all Alterations made to the Premises (including Tenant’s Initial Work) which constitute above standard office improvements, repair any damage caused by such removal and restore the Premises and the Building to its condition prior to the installation of such above standard office improvements. For purposes of this Lease, the term “above standard office improvements” shall mean improvements for an area of similar size as the Premises which are unusual or extraordinary for normal office and administrative usage in the downtown Boston area, including without limitation, curved walls, circular rooms, internal stairways, data centers, slab cuts, kitchens, cafeterias, raised flooring, private showers or executive bathrooms, safes or vault areas, fitness or daycare facilities, print shops, emergency generators, UPS systems and equipment, vertical and horizontal transportation systems, and areas involving special electrical or fire suppression systems. Tenant may, at the time Tenant submits a request for Landlord’s approval for any Alterations (including Tenant’s Initial Work), request in a separate written notice delivered to Landlord and specifically referring to this Section 5.4(b) that Landlord specify whether the Alterations shown on the plans constitute above standard office improvements which

Tenant will be required to remove at the expiration or earlier termination of the Term. If Tenant makes such request to Landlord, Landlord agrees to notify Tenant within fifteen (15) Business Days after receipt of such request if Landlord considers any such Alterations to be above standard office improvements which must be removed at the end of the Term. In addition, Tenant may, not more than twice during the Term, deliver to Landlord a written request that Landlord confirm whether or not there are any above standard office improvements in the Premises which Tenant is required to remove and Landlord agrees to notify Tenant within fifteen (15) Business Days after receipt of such request if Landlord considers any such Alterations to be above standard office improvements which must be removed at the end of the Term. If Tenant fails to request either at the time of plan submission to Landlord or at such other time during the Term that Landlord specify whether any Alterations Tenant proposes to make constitutes above standard office improvements, Landlord may notify Tenant at any time prior to the date that is thirty (30) days prior to the expiration of the Term, of Landlord’s determination that any such Alterations constitute above standard office improvements and Tenant shall so remove such above standard office improvements at the expiration or earlier termination of this Lease and repair any damage caused by the installation or removal of such above standard office improvements.

(c)Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises, the Building or the Property. To the maximum extent permitted by applicable Law, at such time as any contractor commences to perform work on behalf of Tenant, Landlord may require that such contractor (and any subcontractors) furnish a written statement acknowledging the provisions set forth in the previous sentence. Whenever and as often as any mechanic’s or similar lien shall have been filed against the Property based upon any act or interest of Tenant or of anyone claiming through Tenant, Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within thirty (30) days after Tenant shall have received notice of the filing thereof by bonding (acceptable to Landlord), deposit or payment as will remove or satisfy the lien; or in default thereof, Landlord may cause any such lien or liens to be removed of record by payment of bond or otherwise, as Landlord may elect, and Tenant will reimburse Landlord for all costs and expenses incidental to the removal of any such lien or liens incurred by Landlord. Tenant shall indemnify and save harmless Landlord of and from all claims, reasonable counsel fees, loss, damage and expenses whatsoever by reason of any liens, charges or payment of any kind whatsoever that may be incurred or become chargeable against Landlord or the Building of which the Premises are a part, or Tenant’s Alterations or any part thereof, by reason of any work done or to be done or materials furnished or to be furnished to or upon the Premises in connection with Tenant’s Alterations.

(d)In the course of any work being performed by Tenant (including without limitation, “field installations” of Tenant’s Removable Prope1iy) other than by Tenant’s employees, Tenant agrees to employ union labor compatible with that being employed by Landlord for work in or to the Building, and not to employ or permit the use of any labor or otherwise take any action which might result in a labor dispute involving personnel providing services or construction in the Building pursuant to arrangements made by Landlord.

5.5HAZARDOUS MATERIALS

(a)Tenant may use chemicals such as adhesives, lubricants, ink, solvents, cleaning fluids all of the kind and in amounts and in the manner customarily found and used in business offices in order to conduct its business at the Premises and to maintain and operate the business machines located in the Premises provided that the same are stored and maintained strictly in accordance with all applicable Laws. Tenant may also use and maintain in the Premises standard batteries associated with IDF or data rooms in the Premises, provided Tenant notifies Landlord in writing of the brand, size, and serial numbers of any such batteries and any such batteries are stored, maintained and disposed of strictly in accordance with all applicable Laws. Except for the foregoing, Tenant shall not use, store, handle, treat, transport, release or dispose of any other Hazardous Materials on or about the Premises or the Property. Landlord represents to Tenant that, as of the date of this Lease and without any investigation or testing by or on behalf of Landlord, Landlord has no knowledge of (i) any Environmental Condition at the Property, nor (ii) the presence in or on the Premises of any Hazardous Materials in amounts and/or under conditions which are in violation of existing applicable Environmental Laws. If any Hazardous Materials (including any asbestos or asbestos-containing material) are discovered in the Premises during the performance of Tenant’s Initial Work, in such amounts or at such levels which, under applicable Law, requires removal or remediation, and such Hazardous Materials are not the result of any Environmental Condition caused by any wrongful act or omission of Tenant or its agents, employees or contractors, then, as Tenant’s sole remedy and Landlord’s sole obligation with respect to such Hazardous Materials or Environmental Condition, Landlord shall, at Landlord’s sole cost and expense (and without including such costs in Operating Expenses), take any such action required by any governmental authority to clean up, remove, treat or abate (including, without limitation, subsequent monitoring requirements) such Hazardous Materials or remedy such Environmental Condition, in either case, in accordance with applicable Environmental Laws.

(b)Landlord shall be responsible to remove, remediate or abate, if and to the extent required by, and in accordance with, applicable Laws (x) Hazardous Materials located in the common areas, the structural elements or the base building systems of the Building, (y) Hazardous Materials that are present in the Building (including the Premises) as the result of the actions of Landlord or any Landlord Party, or (z) Hazardous Materials which Landlord reasonably determines to have been in, at or on the Premises prior to the Commencement Date. Notwithstanding the foregoing, Landlord’s obligation to remove, remediate or abate Hazardous Materials in clause (x) above of this Section 5.5(b) shall not apply to requirements of Environmental Laws resulting from the use of Hazardous Materials, or additions, alterations or improvements in the Premises by Tenant or anyone claiming by, through or under Tenant.

(c)Any handling, treatment, transportation, storage, disposal or use of Hazardous Materials by Tenant in or about the Premises or the Property and Tenant’s use of the Premises shall comply with all applicable Environmental Laws. Tenant shall, within ten (10) Business Days of Landlord’s written request therefor, disclose in writing all Hazardous Materials that are being used by Tenant in the Premises, the nature of such use and the manner of storage and disposal. Without Landlord’s prior written consent, Tenant shall not conduct any sampling or investigation of soil or groundwater on the Property to determine the presence of any constituents therein.

(d)Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any liabilities, losses claims, damages, interest, penalties, fines, attorneys’ fees, experts’ fees, court costs, remediation costs, and other expenses which result from the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Materials in or about the Premises or the Property by Tenant or Tenant’s agents, employees, contractors or invitees. The provisions of this paragraph (d) shall survive the expiration or earlier termination of this Lease.

(e)Tenant shall give written notice to Landlord as soon as reasonably practicable of (i) any communication actually received by Tenant from any governmental authority concerning Hazardous Materials which relates to the Premises or the Property, and (ii) any Environmental Condition of which Tenant is aware.

ARTICLE VI ASSIGNMENT AND SUBLETTING

6.1PROHIBITION

(a)Tenant covenants and agrees that whether voluntarily, involuntarily, by operation of law or otherwise neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part. Tenant shall not offer or advertise the Premises for assignment or subletting without Landlord’s prior written approval of Tenant’s offering or advertising materials, which approval will not be unreasonably withheld or delayed. If Tenant (or any subtenant) is a corporation, the provisions of this Section 6.t(a) shall apply to a transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of stock (or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock) which results in a change of control of Tenant (or such subtenant) as if such transfer of stock (or other mechanism) which results in a change of control of Tenant (or such subtenant) were an assignment of this Lease except that the transfer of the outstanding capital stock of Tenant or any subtenant by persons or parties through the “over the counter market” or through any recognized stock exchange, (other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended) shall not be deemed an assignment of this Lease. If Tenant (or such subtenant) is a partnership, joint venture or limited liability company (herein called a “LLC”), the provisions of this Section 6.l(a) shall apply with respect to a transfer (by one or more transfers) of an interest in the distributions of profits and losses of such partnership, joint venture or LLC (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership interests) which results in a change of control of such partnership, joint venture or LLC, as if such transfer of an interest in the distributions of profits and losses of such partnership, joint venture or LLC which results in a change of control of such partnership, joint venture or LLC were an assignment of this Lease. The foregoing shall not apply to a mere name change of Tenant without any other change in the ownership of interests in Tenant or to a conversion or change of Tenant into another type of entity (e.g., the conversion of a corporation into a limited liability company) so long as the conversion does not further limit any liability of Tenant to Landlord under this Lease or reduce the tangible net worth of Tenant from the tangible net worth of Tenant immediately prior to such conversion.

(b)The provisions of paragraph (a) shall not apply to (and Landlord consent shall not be required in connection with) the following transfers: (I) transfers to an entity into or with which Tenant is merged or consolidated, or (2) transfers to any entity which purchases all or substantially all of Tenant’s voting stock, partnership interests or other membership interests, or (3) transfers to an entity to which all or substantially all of Tenant’s assets are transferred (the transferee in clauses (1), (2) or (3) being referred to as a “Tenant Successor”); or (4) transfers (including, without limitation, subleases or other occupancy agreements) to any entity which controls or is controlled by Tenant or is under common control with Tenant (the transferee in clause (4) being referred to as a “Tenant Affiliate”); provided that in any of such events:

(i)with respect to a Tenant Successor, the Tenant Successor is a reputable entity of good character and has a net worth computed in accordance with generally accepted accounting principles consistently applied at least equal to the greater of (1) the net worth of Tenant immediately prior to such merger, consolidation or transfer, or (2) the net worth of Tenant herein named on the date of this Lease,

(ii)with respect to a Tenant Affiliate such Tenant Affiliate has a net worth which, in Landlord’s reasonable judgment, is sufficient to meet the financial and other obligations of Tenant under this Lease;

(iii)proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (I 0) days prior to the effective date of any such transaction; provided, however, that if, due to securities regulations or other applicable laws or a written confidentiality agreement, Tenant is unable to provide prior notice of such transaction, then Tenant shall provide such notice to Landlord within ten

(10) days after the date of such transaction,

(iv)the assignee agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting, and

(v)such merger, consolidation or transfer shall be for a good business purpose and not principally for the purpose of transferring this Lease.

For purposes of this Section 6.l(b), the term “control” shall mean, in the case of a corporation, ownership or voting control, directly or indirectly, of at least fifty percent (50%) of all the voting stock, and in the case of a joint venture or partnership or similar entity, ownership, directly or indirectly, of at least fifty percent (50%) of all the general or other partnership (or similar) interests therein.

(c)Provided that Tenant is not in default of any of Tenant’s obligations under this Lease beyond applicable notice and cure periods and subject to Landlord’s rights pursuant to Section 6.3 below, Landlord’s consent to a proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed, provided and upon condition that:

(i)In Landlord’s reasonable judgment the proposed assignee or subtenant is engaged in a business which is in keeping with the then standards of the Building and Property and the proposed use is limited to the Permitted Use;

(ii)The proposed assignee or subtenant is a reputable person or entity with sufficient financial worth considering the responsibility involved, based on evidence provided by Tenant (and others) to Landlord, as determined by Landlord in its reasonable discretion;

(iii)Neither (A) the proposed assignee or sublessee nor (B) any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or sublessee, is then an occupant of any part of the Property;

(iv)The proposed assignee or sublessee is not a person or entity with whom Landlord is then, or during the preceding six (6) months has been, actively negotiating to lease space at the Property;

(v)The proposed sublease or assignment shall be in form reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article VI;

(vi)Except for listings with a commercial real estate broker, Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to and approval by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(vii)With respect to and after taking into account the proposed sublease, there will not be more than three (3) different occupants (including Tenant) in possession of the Premises; and

(viii)there shall not be any Default of Tenant (defined in Section 13.t) in existence and there shall not have been two (2) or more Defaults of Tenant during the Term.

Tenant covenants and agrees that it shall be reasonable for Landlord to condition any consent to a proposed assignment of this Lease (except an assignment permitted without Landlord’s consent pursuant to Section 6.l(b)) on Tenant depositing with Landlord the estimated Tenant’s Share of the Remaining High Street Rent Obligations reasonably estimated by Landlord to be payable by Tenant for the remainder of the term of the High Street Sublease, provided, however, such deposit shall be subject to reconciliation of payments actually due in accordance with Section 2.3 of this Lease.

(d)Tenant shall request Landlord’s consent to a proposed assignment or sublease pursuant to this Article VI by submitting a written request therefore (a “Consent Request Notice”) which notice shall set forth (i) in the case of a proposed subletting, the area proposed to be sublet, and, in the case of a proposed assignment such notice shall set forth Tenant’s intention to assign this Lease, (ii) the term of the proposed subletting including the proposed dates of the commencement and the expiration of the term of the proposed sublease or the effective date of the proposed assignment, as the case may be, (iii) the rents, work contributions, and all other economic and financial terms (collectively, the “Economic Terms”), and all other material provisions that are proposed to be included in the transaction, (iv) in reasonable detail, the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (v) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial report and (vi) such other information as Landlord may reasonably request.

(e)If, this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, whether or not in violation of the terms and conditions of this Lease, Landlord may, at any time and from time to time after a Default of Tenant, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant or a release of Tenant from the further performance of covenants on the part of Tenant to be performed hereunder. Any consent by Landlord to a particular assignment, subletting or occupancy or other act for which Landlord’s consent is required under paragraph (a) of Section 6.1 shall not in any way diminish the prohibition stated in paragraph (a) of Section 6.1 as to any further such assignment, subletting or occupancy or other act or the continuing liability of the original named Tenant. No assignment or subletting hereunder shall relieve Tenant from its obligations hereunder and Tenant shall remain fully and primarily liable therefor. No such assignment, subletting, or occupancy shall affect or be contrary to Permitted Uses. Any consent by Landlord to a particular assignment, subletting or occupancy shall be revocable, and any assignment, subletting or occupancy shall be void ab initio, if, with respect to an assignment, the same shall fail to require that such assignee or occupant agree therein to be independently bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be kept and performed, or, with respect to a sublease, the same shall fail to require that the sublease is subject and subordinate to the terms of this Lease and the subtenant agrees to be bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease in so far as they relate to the subleased premises.

6.2EXCESS PAYMENTS. Except for transfers permitted without Landlord’s prior consent pursuant to Section 6.l(b), if Tenant assigns this Lease or sublets the Premises or any portion thereof to any party other than a Permitted Transferee, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the amount received by Tenant, if any, by which (a) any and all compensation received by Tenant as a result of such assignment or subletting, net of brokerage fees, the costs of leasehold improvements or improvement allowances, reasonable legal fees and other reasonable costs of subletting actually incurred by Tenant (expressly excluding any lease takeover arrangements) in connection with such assignment or subletting (prorated over the term of the assignment or subletting), exceeds (b) in the case of an assignment, the Basic Rent, Electricity Charges, Escalation Charges and all other charges due under this Lease, and in the case of a subletting, the portion of the Basic Rent, Electricity Charges, Escalation Charges and all other charges allocable to the portion of the Premises subject to such subletting. Such payments shall be made on the date the corresponding payments under this Lease are due. Notwithstanding the foregoing, the provisions of this Section shall impose no obligation on Landlord to consent to an assignment of this Lease or a subletting of all or a portion of the Premises.

6.3LANDLORD’S RECAPTURE RIGHT

(a)Except for any assignment or sublease which does not require Landlord’s consent pursuant to Section 6.l(b) hereof, a Consent Request Notice shall be deemed an irrevocable offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at its option, (a) sublease such space from Tenant upon the terms and conditions hereinafter set forth (if the proposed transaction is a sublease of all or part of the Premises), (b) have this Lease assigned to it or its designee or terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises or a sublease of a portion of the Premises which, when aggregated with other subleases then in effect, covers all or substantially all of the Premises), or (c) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of part of the Premises for substantially all of the then Term). Said option may be exercised by Landlord by notice to Tenant at any time within thirty (30) days after the date (the “Recapture Notice Date”) that is the later to occur of (i) the date that such notice has been given by Tenant to Landlord and (ii) the date that Landlord shall have received all other information required to be furnished to Landlord by Tenant pursuant to the provisions of this Article VI; and Tenant shall not assign this Lease or sublet such space to any person prior to the Recapture Notice Date. If Landlord exercises its right to terminate this Lease in the case of a proposed assignment or sublease, this Lease shall terminate as of the date (the “Recapture Date”) which is the later of (y) sixty (60) days after the date of Landlord’s election, and (z) the proposed effective date of such assignment or sublease, as if such date were the last day of the Term of this Lease. If Landlord exercises the rights under this Section to terminate this Lease in connection with a proposed sublease of a portion of the Premises, this Lease shall be deemed amended to eliminate the proposed sublease premises from the Premises as of the Recapture Date, and thereafter all Basic Rent, Electricity Charges and Escalation Charges shall be appropriately prorated to reflect the reduction of the Premises as of the Recapture Date.

(b)If Landlord does not initially exercise its rights under this Section 6.3 within the time period set forth in subparagraph (a) above, and, thereafter, Tenant wishes to enter into an assignment or sublease on terms and conditions that are not “substantially similar” to the terms and conditions set forth in the original notice given to Landlord requesting consent to an assignment or sublease (the “Consent Request Notice”), Tenant shall give Landlord a revised notice and Landlord shall again have all of Landlord’s rights under this Section 6.3 with respect thereto as Landlord had with respect to the original Consent Request Notice. The terms and conditions of the fully-executed transfer document shall be deemed “substantially similar” to the terms and conditions set forth in the original Consent Request Notice delivered to Landlord if (i) the economic terms of such proposed sublet or assignment on an aggregate basis differ by 5% or less on a net effective basis in favor of the assignee or sublessee, as applicable, from the terms contained in such Consent Request Notice, and (ii) the restoration obligations of the proposed transferee of the proposed sublet or assignment are substantially the same as those set forth in such Consent Request Notice. In addition, if Tenant does not enter into the proposed assignment or sublease upon the same terms as set forth in the Consent Request Notice and obtain Landlord’s consent thereto as required under this Article VI within one hundred eighty (180) days following the expiration of the thirty (30) day period for Landlord to exercise Landlord’s rights under this Section 6.3, then Landlord’s rights under this Section 6.3 shall revive with respect to the same or any alternative proposed assignment or sublease which Tenant proposes to enter into after such 180-day period expires and Tenant shall again have to comply with the provisions of this Section 6.3 with respect thereto.

(c)If Landlord exercises its option to sublet the Premises, such sublease to Landlord or its designee (as subtenant) shall be at the lower of (x) the rental rate per rentable square foot of Basic Rent and Escalation Charges then payable pursuant to this Lease or (y) the rentals set forth in the proposed sublease, and shall be for the same term as that of the proposed subletting, provided, however, that if the proposed sublease term will expire with less than nine (9) months remaining in the Term then in effect, Landlord may elect to sublease such space from Tenant for the remainder of the Term and Tenant will have no right to exercise any extension option with respect to such subleased space, and:

(i)The sublease shall be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this section;

(ii)Such sublease shall be upon the same terms and conditions as those contained in the proposed sublease, including any work allowances, tenant concessions and construction obligations of Tenant set forth therein, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section;

(iii)Such sublease shall give the sublessee the unqualified and unrestricted right, without Tenant’s permission, to assign such sublease or any interest therein and/or to sublet the space covered by such sublease or any part or parts of such space and to make any and all changes, alterations, and improvements in the space covered by such sublease; provided that, unless Tenant agrees otherwise, Landlord or its assignee or subtenant will, at their respective sole cost and expense, restore the sublet premises to substantially its condition on the commencement of such sublease and Tenant shall not, in any event, be obligated to remove any alterations, decorations and installations made by Landlord or its designee or any subtenant or assignee thereof;

(iv)Such sublease shall provide that any assignee or further subtenant of Landlord or its designee, may, at the election of Landlord, be permitted to make alterations, decorations and installations in such space or any part thereof and shall also provide in substance that any such alterations, decorations and installations in such space therein made by any assignee or subtenant of Landlord or its designee may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease provided that, unless Tenant agrees otherwise, Landlord or its assignee or subtenant will, at their respective sole cost and expense, restore the sublet premises to substantially its condition on the commencement of such sublease and Tenant shall not, in any event, be obligated to remove any alterations, decorations and installations made by Landlord or its designee or any subtenant or assignee thereof; and

(v)Such sublease shall also provide that (A) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, and (B) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in Landlord’s uncontrolled discretion, shall deem suitable or appropriate. Performance by Landlord or its designee under such sublease shall be deemed performance by Tenant of a similar obligation under this Lease related to such space, and any default under any such sublease shall not give rise to a default under a similar obligation in this Lease, nor shall Tenant be liable for any default under this Lease or be deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the subtenant under such sublease or is occasioned by or arises from any act or omission of any occupant under or pursuant to any such sublease.

(vi)Such sublease shall include an agreement of Landlord to indemnify and save harmless Tenant and the Tenant Parties (as hereinafter defined) from and against all claims, loss, cost, damage or expense arising from any accident, injury or damage to any person, or to the property of any person, where such accident, damage or injury results or is claimed to have resulted from the acts, omissions, breach, negligence or willful misconduct of any subtenant or assignee of Landlord under such sublease.

6.4MISCELLANEOUS PROVISIONS

(a)With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Lease, it is further agreed:

(i)No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the expiration date of this Lease.

(ii)No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease (and all ancillary documents executed in connection with, with respect to or modifying such sublease) has been delivered to Landlord.

(iii)Each sublease shall provide that it is subject and subordinate to this Lease and to any matters to which this Lease is or shall be subordinate, and that in the event of termination, reentry or dispossess by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any credit, offset, claim, counterclaim, demand or defense which such subtenant may have against Tenant, (C) bound by any previous modification of such sublease or by any previous prepayment of more than one (1) month’s rent, in either case, not approved by Landlord in writing, (D) bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof, (E) required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (F) bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease to be performed after the date of such attornment, (G) responsible for any monies owing by Landlord to the credit of Tenant or (H) required to remove any person occupying the Premises or any part thereof.

(iv)Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, except in compliance with all of the terms and provisions of this Article VI.

(b)Except for any subletting by Tenant to Landlord or its designee pursuant to the provisions of this Article VI, each subletting shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Notwithstanding any such subletting to Landlord or any such subletting to any other subtenant and/or acceptance of rent or additional rent by Landlord from any subtenant, Tenant shall and will remain fully liable for the payment of the Basic Rent, Escalation Charges, Electricity Charges and all other additional charges due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant. Tenant further agrees that notwithstanding any such subletting, no other and further subletting of the Premises by Tenant or any person claiming through or under Tenant (except as provided in Section 6.3 hereof) shall or will be made except upon compliance with and subject to the provisions of this Article.

(c)If Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under Section 6.3 hereof, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including, but not limited to, reasonable counsel fees) resulting from any claims that may be made against Landlord by the proposed assignee or sub lessee or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

6.5FURTHER REQUIREMENTS. Tenant shall reimburse Landlord on demand, as Additional Rent, for any out-of-pocket costs (including reasonable attorneys’ fees and expenses) incurred by Landlord in connection with any request for Landlord’s consent to any actual or proposed assignment or sublease or other act described in Section 6.1, whether or not consummated and whether or not Landlord’s consent is required, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant. Any sublease to which Landlord gives its consent shall not be valid unless and until Tenant and the sublessee execute a consent agreement in form and substance satisfactory to Landlord in its reasonable discretion and a fully executed counterpart of such sublease has been delivered to Landlord. The terms of this Section 6.5 shall not apply to an assignment or sublease pursuant to Section 6.l(b).

ARTICLE VII

RESPONSIBILITY FOR REPAIRS AND CONDITION OF PREMISES; SERVICES TO
BE FURNISHED BY LANDLORD

7.1LANDLORD REPAIRS

(a)Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair the roof, public areas, exterior walls and structure of the Building (including all plumbing, mechanical and electrical systems installed by Landlord, but specifically excluding any supplemental heating, ventilation or air conditioning equipment or systems installed at Tenant’s request or installed (whether or not by or on behalf of Tenant) as a result of requirements in excess of building standard design criteria), except that Landlord shall in no event be responsible to Tenant for the repair of glass in the Premises, the doors leading to the Premises, or any condition in the Premises or the Building caused by any act or neglect of

Tenant, or its invitees or contractors. Landlord shall not be responsible to make any improvements or repairs to the Building unless expressly provided in this Lease.

(b)Except as otherwise provided in Section 7.6(b) of this Lease, Landlord shall never be liable for any failure to make repairs which, under the provisions of this Section 7.1 or elsewhere in this Lease, Landlord has undertaken to make unless Tenant has given notice to Landlord of the need to make such repairs or Landlord otherwise has documented, actual knowledge of the need for such repair, and Landlord has failed to commence to make such repairs within a reasonable time (or immediately in the event of an emergency which threatens public safety) after receipt of such notice, or fails to proceed with reasonable diligence to complete such repairs.

(c)Except with respect to Tenant’s obligations under Section 7.2(b) of this Lease to comply with applicable Laws, Landlord shall, as part of Operating Expenses to the extent permitted pursuant to Article IX and Exhibit B of this Lease, maintain the common areas of the Building, the structural elements of the Building and the base building systems serving the Building in general in compliance with applicable Laws. Landlord agrees to operate the Building, including with respect to building security, as a first-class office building comparable to other Class A, multi-tenant office buildings located in the financial district of Boston, Massachusetts.

7.2TENANT’S AGREEMENT

(a)Tenant will keep neat and clean and shall maintain the Premises (including components of the base building systems which exclusively serve the Premises) and every part thereof in good order, condition and repair, excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear of the Premises, and damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain; and shall surrender the Premises, at the end of the Term, in such condition.

(b)Without limitation but subject to Landlord’s obligations in Sections 4.2(a), 7.1 and 5.5 of this Lease, Tenant shall continually during the Term of this Lease maintain the Premises in accordance with all present and future Laws and the standards recommended by the Boston Board of Fire Underwriters applicable to any work, installation, occupancy, use or manner of use by Tenant of the Premises or any part thereof, and shall, at Tenant’s expense, obtain all permits, licenses and the like required by applicable Law. Tenant shall not be obligated to make structural repairs or alterations to the Premises in order to comply with such Laws unless the need for such repairs or alterations arises from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinguished from mere general office use, (ii) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property therein, (iii) any cause or condition created by or at the instance of the Tenant, including, without limitation, Tenant’s Initial Work and/or any other Alterations made by Tenant, or (iv) a breach by Tenant of any provisions of this Lease. Tenant shall also be responsible for the cost of compliance with all present and future Laws in respect of the Building to the extent arising from any of the causes set forth in clauses (i) through (iv) of the preceding sentence, in which event Tenant shall be responsible to perform, at Tenant’s sole cost and expense, such repairs or alterations, whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen. Without limitation of any of Tenant’s obligation, Tenant shall comply, at Tenant’s cost and expense, with all Laws, including, without limitation, the ADA, with respect to the restrooms on any full floor of the Premises (whether or not any such restroom is existing as of the date of this Lease and whether or not Tenant has retrofitted or altered the same), as well as any Laws that require the installation, modification, or maintenance within the Premises of (y) any fire-rated partitions, gas, smoke or fire detector or alarm, any emergency signage or lighting system, or any sprinkler or other system to extinguish fires, and (z) any handicap facilities. To the extent that the Premises constitute a “Place of Public Accommodation” within the meaning of the ADA, Tenant shall be responsible, subject to the requirements of Section 5.2, for making the Premises comply with such Act.

(c)Notwithstanding the provisions of Article XII and subject to the provisions of Section 10.7 of this Lease, to the maximum extent this provision may be enforceable according to Law, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Building caused by any act or neglect of Tenant, or its contractors or invitees (including any damage by fire or other casualty arising therefrom). In the event that the premium or rates payable with respect to any policy or policies of insurance purchased by Landlord or Agent with respect to the Property increases as a result of payment by the insurer of any claim arising from the any act or neglect of Tenant, or its contractors or invitees, Tenant shall pay, as Additional Rent, such increase, from time to time, within thirty (30) days after written demand therefor by Landlord and supporting documentation with respect thereto.

(d)Tenant, at its expense, after notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any law or requirement of any public authority, provided that (i) Landlord shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, nor shall the Premises, or any part thereof, or the Building, or any part thereof, be subjected to any lien (unless Tenant shall remove such lien by bonding or otherwise) or encumbrance, by reason of non-compliance or otherwise by reason of such contest; (ii) before the commencement of such contest, Tenant shall furnish to Landlord a cash deposit or other security in amount, form and substance reasonably satisfactory to Landlord and shall indemnify Landlord against the cost thereof and against all liability for damages, interest, penalties and expenses (including reasonable attorneys’ fees and expenses), resulting from or incurred in connection with such contest or non-compliance, (iii) such non-compliance or contest shall not constitute or result in any violation of any Superior Lease or Superior Mortgage (as such terms are defined in Section 14.15), or if any such Superior Lease and/or Superior Mortgage shall permit such non compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant, (iv) such non-compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses in connection with the operation of the Building; and (v) Tenant shall keep Landlord advised as to the status of such proceedings. Without limiting the application of the above, Landlord shall be deemed subject to prosecution for a crime if Landlord or Agent, or any officer, director, partner, shareholder or employee of Landlord or Agent, as an individual, is charged with a crime of any kind or degree whatever, whether by service of a summons or otherwise, unless such charge is withdrawn before Landlord or Agent, or such officer, director, partner, shareholder or employee of Landlord or Agent (as the case may be) is required to plead to answer thereto.

(e)If repairs or other obligations are required to be made or performed by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same promptly, and if Tenant refuses or neglects to commence such repairs within ten (I 0) Business Days after receipt of a written demand from Landlord and thereafter fails to complete the same within the applicable time period therefore set forth in Article XIII of this Lease (except in the case of emergency, including without limitation, notice of an unsafe condition in the Premises, in which event Landlord may make such repairs immediately and without notice), Landlord may (but shall not be required to do so) enter upon the Premises and perform such repair or other obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act reasonably necessary to perform such repair or other obligation. All sums so paid by Landlord (together with interest at the rate set forth in Section 14.18) and all costs and expenses in connection with the performance of any such act by Landlord shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

7.3FLOOR LOAD - HEAVY MACHINERY

(a)Tenant shall not place a load upon any floor in the Premises exceeding 80 lbs. per square foot or the maximum which such floor is allowed by Law to carry. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient, in Landlord’s judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which consent may include a requirement to provide insurance, naming Landlord and Agent as an insured, in such amounts as Landlord may deem reasonable.

(b)If any such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do such work, and that all work in connection therewith shall comply with Laws. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving.

7.4BUILDING SERVICES

(a)Landlord shall, on Business Days from 8:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m. (the “Building Hours”), furnish heating and cooling (“HVAC”) as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation in accordance with the specifications set forth on Exhibit I attached hereto. If Tenant shall require HVAC outside of Building Hours, Landlord shall, upon reasonable advance notice from Tenant, furnish such service and Tenant shall pay therefor Landlord’s then standard charges as may from time to time be in effect. As of the date of this Lease, the current charge for overtime HVAC is $47 per hour per floor for heat and $80 per hour per floor for cooling, each of which charge is subject to increase from time to time from and after the Effective Date, but in no event shall the charge to Tenant for overtime heat or overtime cooling increase in any calendar year during the Term from that charged to Tenant in the prior calendar year by more than the annual percentage increase in the CPI from the preceding calendar year. In the event Tenant introduces into the Premises personnel or equipment which overloads the capacity of the Building system or in any other way interferes with the system’s ability to perform adequately its proper functions, supplementary systems may, if and as needed, at Landlord’s option, be provided by Landlord, at Tenant’s expense. In the event Tenant introduces into the Premises personnel or equipment which exceeds the occupancy or electrical load levels specified on Exhibit I or in any other way interferes with the system’s ability to perform adequately its proper functions, including, without limitation, Tenant’s design, layout or occupancy level of the Premises in a manner which inhibits the HVAC system’s ability to perform in accordance with the specifications on Exhibit I and Tenant fails to correct such interference or overloading within ten (10) days after written notice to Tenant, supplementary systems may, if and as needed, at Landlord’s option, be provided by Landlord, at Tenant’s expense, and Landlord shall not be deemed to be in default of Landlord’s obligation under this Section 7.4 to provide HVAC service to the Premises in accordance with Exhibit I to the extent resulting from such interference or overloading by Tenant.

(b)Landlord shall also provide:

(i)Passenger elevator service in common with Landlord and other tenants in the Building, with at least one (1) such elevator serving the Premises operational, subject to Force Majeure and emergency conditions, on a 24 hours a day, seven (7) days per week basis.

(ii)Hot water for lavatory purposes and cold water (at temperatures supplied by the City of Boston) for drinking, lavatory and toilet purposes at a central service area on each floor. If Tenant uses water for any purpose other than for ordinary lavatory and drinking purposes, Landlord may assess a reasonable charge for the additional water so used or install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof and shall keep such meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and in default in making such payment Landlord may pay such charges and collect the same from Tenant as an additional charge.

(iii)Cleaning and janitorial services to the Premises on Business Days (excluding any private and/or executive bathrooms and showers, data centers, pantries, and kitchenettes), provided the same are kept in order by Tenant and no extra services are necessary by reason of any special area of the Premises or any special installations made by Tenant, substantially in accordance with the cleaning standards set forth in Exhibit C attached hereto.

(iv)Free access to the Premises on Business Days during Building Hours and access at all other times subject to reasonable security restrictions from time to time in effect, and subject always to restrictions based on emergency conditions.

(v)Subject to Force Majeure and emergency conditions, Landlord or Landlord’s prope11y manager, as part of Operating Expenses, currently provides one or more uniformed attendants in or about the lobby of the Building on a 24 hours per day, 7 days per week basis, security turnstiles with a card access system, a visitor I.D. check-in and closed circuit television monitors. Landlord expressly reserves the right, from time to time during the Term, to increase, reduce, modify or change the level and types of security services in effect at the Building, provided, however, Landlord shall, throughout the Term, provide security services to the Building materially consistent with security services being provided at comparable Class A, multi-tenant high rise office towers in the financial district of Boston, Massachusetts.

(c)Tenant shall have access, on a non-exclusive, first come, first serve basis, to the freight elevator and loading area serving the Building during the Term and during Tenant’s performance of Tenant’s Initial Work and Tenant’s move in to the Premises and Tenant shall pay the overtime charge for use of such freight elevators and loading areas outside of the Building’s standard freight hours (which standard charge currently includes use of both the freight elevators and loading areas), at Landlord’s then building standard rate from time to time charged to the tenants in the Building for such services, which shall constitute Additional Rent under this Lease.

(d)Landlord or Agent currently provides one or more uniformed attendants in or about the lobby of the Building. Such attendant(s) serve functions such as assisting visitors and invitees of tenants and others in the Building, monitoring fire control and alarm equipment, and summoning emergency services to the Building as and when needed. Tenant expressly acknowledges and agrees that: (i) such attendants are not police officers, they are unarmed, and they are not trained in situations involving potentially physical confrontation; and (ii) such attendants have been provided as an amenity to tenants of the Building for the sole purposes set forth above, and not for the purpose of securing any individual tenant premises or guaranteeing the physical safety of Tenant’s Premises or of Tenant’s employees, agents, contractors or invitees. If and to the extent that Tenant desires to provide additional security for the Premises or for such persons or their property, Tenant shall be responsible for so doing, after having first consulted with Landlord and after obtaining Landlord’s consent, which shall not be unreasonably withheld. Except to the extent resulting from the gross negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors, Landlord expressly disclaims any and all responsibility and/or liability for the physical safety of Tenant’s property, and for that of Tenant’s employees, agents, contractors and invitees, and, without in any way limiting the operation of Article X hereof, Tenant, for itself and its agents, contractors, invitees and employees, hereby expressly waives any claim, action, cause of action or other right which may accrue or arise as a result of any damage or injury to the person or property of Tenant or any such agent, invitee, contractor or employee. Tenant acknowledges that the Building is located in an urban area, and that crimes against property and persons do occasionally occur. Tenant agrees that, as between Landlord and Tenant, it is Tenant’s responsibility to advise its employees, agents, contractors and invitees as to necessary and appropriate safety precautions.

(e)If Landlord or any affiliate of Landlord has elected or at any time during the Term elects to qualify as a real estate investment trust (a “REIT”), any services required or permitted to be performed by Landlord pursuant to this Lease (whether set forth in this Article VII or elsewhere in this Lease), the charge or cost of which may be treated as impe1missible tenant service income under the Laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager or by an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”).

If Tenant is subject to a charge under this Lease for any service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against any charge for such service made by Landlord to Tenant under this Lease, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under this Lease concerning the provision of such service.

7.5ELECTRICITY

(a)Tenant acknowledges that Landlord is the owner of all wires, risers, conduits and other electrical equipment used to provide electrical service to the Building, and Tenant agrees that it shall obtain any electrical service that Tenant requires for the Premises directly from the utility company over Landlord’s existing wires, risers, conduits and other electrical equipment, and Tenant shall timely make all payments for such electrical service invoiced by the utility company. Tenant agrees that its “connected load” requirement shall not exceed five (5) watts at 277/480 volts per square foot, of which two (2) watts per square foot will be transformed to 120/208 volts. Tenant further agrees that its use of the Premises will not exceed such requirement and that its total connected lighting load will not exceed the maximum from time to time permitted under applicable governmental regulations. In order to assure that the foregoing requirements are not exceeded and to avert possible adverse effect on the Building’s electrical system, Tenant shall not, without Landlord’s prior consent, connect any fixtures, appliances or equipment to the Building’s electrical distribution system other than typewriters, pencil sharpeners, desk top calculators, dictaphones, photocopiers, personal computers, standard pantry appliances, word processors, radios and other similar small electrical equipment normally found in business offices and not drawing more than 15 amps at 120/208 volts.

(b)Landlord shall, at Landlord’s expense, within sixty (60) days after final approval of Tenant’s Construction Drawings for Tenant’s Initial Work, install a separate meter (a “Tenant’s Meter”) in the Premises to measure Tenant’s consumption of electricity in the Premises (excluding the main air handler and fan boxes). Such Tenant’s Meter shall measure tenant electricity consumption in the Premises only and in no other space in the Building. Landlord’s installation of the Tenant’s Meter shall be performed simultaneously and in coordination and cooperation with Tenant’s performance of Tenant’s Initial Work. Tenant’s Construction Drawings shall separately indicate the locations for such Tenant’s Meter (which location shall be within the existing electrical closet(s) serving the Premises) and clearly indicate that Landlord is to install the same. From and after the date such Tenant’s Meter for the Premises has been installed and made operational, Tenant shall timely make all payments for such electrical service invoiced by the utility company.

(c)Until the Tenant’s Meter is installed in the Premises as provided in Section 7.S(b) above, Tenant’s electrical usage for the Premises shall be governed by the terms of this paragraph (c). Tenant shall, from and after the date Tenant first enters the Premises for any purpose (including the performance of Tenant’s Initial Work) until the earlier of (y) the day immediately preceding the date the Tenant’s Meter measuring electrical supply to the Premises is installed and operational (the “Pre-Meter Period”), or (z) the date Tenant commences occupancy of the Premises for the conduct of business, pay for electrical consumption for the Premises at the estimated rate of One and 25/100 Dollars ($1.25) per rentable square foot of Premises per annum (prorated for periods of less than one year). Notwithstanding the foregoing, in the event that the Tenant’s Meter measuring electrical supply to the Premises has not been installed and rendered operational as of the date Tenant commences occupancy of the Premises for the conduct of business, or if during the Term of the Lease such Tenant’s Meter is damaged, broken or for any reason not operational, Tenant shall pay for electrical consumption for the Premises at the estimated rate charged of $2.50 per rentable square foot of the Premises per annum, which rate is subject to increase from time to time during the Term to reflect Landlord’s actual cost to provide such electricity charged by the provider thereof until Tenant’s Meter is installed and/or rendered operational, as the case may be and Tenant pays electricity charges to the utility company in accordance with paragraph (b) above of this Section 7.5. Tenant shall pay any such electricity charges due to Landlord under this paragraph (c) within thirty (30) days after rendition of bills therefor.

(d)Landlord shall furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the Premises, and Tenant shall pay to Landlord or its designated contractor upon demand Landlord’s then established reasonable charges therefor, and in such event, Tenant shall pay to Landlord or its designated contractor upon demand the then established reasonable charges therefor of Landlord or its designated contractor, as the case may be, at the Building’s standard rates.

(e)Landlord shall have the right, in its sole discretion, to select any entity or entities which it desires to have as the electrical service provider to the Building (including the Premises), and Tenant shall not have the right to select the same or participate in the selection of the same, except and to the extent that any Laws mandate that Tenant shall have any such right(s).

7.6INTERRUPTION OF SERVICE

(a)Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply of water, sewage, electrical current, cleaning, and other services, and to curtail, suspend, interrupt and/or stop use of entrances and/or lobbies serving access to the Building, or other portions of the Property, without thereby incurring any liability to Tenant, when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements in the judgment of Landlord reasonably exercised, desirable or necessary, or when prevented from supplying such services or use due to any act or neglect of Tenant or Tenant’s agents employees, contractors or invitees or any person claiming by, through or under Tenant or by Force Majeure, including, but not limited to, strikes, lockouts, difficulty in obtaining materials, accidents, laws or orders, or inability, by exercise of reasonable diligence, to obtain electricity, water, gas, steam, coal, oil or other suitable fuel or power. No diminution or abatement of rent or other compensation, nor any direct, indirect or consequential damages shall or will be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. Failure or omission on the part of Landlord to furnish any of the foregoing services or use as provided in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor to render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

(b)Notwithstanding the foregoing, if (i) an intem1ption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur,

except any of the same due to any act or neglect of Tenant or Tenant’s agents employees, contractors or invitees or any person claiming by, through or under Tenant (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption is within the reasonable control of Landlord to remedy (and Landlord is not impeded by reason of any Force Majeure), and (iii) as a result of such Service Interruption, the Premises becomes Untenantable so that for the Eligibility Period {as hereinafter defined) Tenant is unable to and does not in fact conduct its business in the affected portion of the Premises during the entirety of the Eligibility Period by reason of such Untenantability, then there shall be an abatement of one day’s Basic Rent for each day during which such Service Interruption continues after the Eligibility Period until such date that the Premises or the affected portion thereof shall be rendered tenantable {or such earlier date, if any, as Tenant shall reoccupy the Premises or the affected portion thereof for the conduct of its business); provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Basic Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. For the purposes hereof, the “Eligibility Period” shall be defined as seven (7) days after Landlord’s receipt of written notice from Tenant of the condition causing Untenantability in the Premises and, for purposes of this Lease, “Untenantable” shall mean that the Premises or the affected portion thereof is inaccessible and/or reasonably unusable for general office use. The rights granted to Tenant under this paragraph {b) shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide Essential Services. For purposes hereof, the term “Essential Services” shall mean the following services in accordance with Landlord’s obligations under this Lease: all reasonable means of access to the Premises, passenger elevator service, water and sewer/septic service, HVAC and electricity. A Service Interruption will not be deemed to have occurred if the Service Interruption results from Tenant’s introduction into the Premises of personnel or equipment which overloads the capacity of the Building systems or in any other way interferes with any building system’s ability to perform its proper functions, including, without limitation, Tenant’s design, layout or occupancy level of the Premises in a manner which inhibits the HVAC system’s ability to perform properly.

ARTICLE VIII
REAL ESTATE TAXES

8.1PAYMENTS ON ACCOUNT OF REAL ESTATE TAXES

(a)For the purposes of this Article, the term “Tax Year” shall mean the twelve-month period commencing on the July 1 immediately preceding the Commencement Date and each twelve-month period thereafter falling wholly or partly within the Term of this Lease; and the term “Taxes” shall mean (i) all taxes, assessments (special or otherwise), levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Property or any portion thereof, or against any Basic Rent, Additional Rent or other rent of any kind or nature payable to Landlord by anyone on account of the ownership, leasing or operation of the Property, or which arise on account of or in respect of the ownership, development, leasing, operation or use of the Property or any portion thereof; (ii) all gross receipts taxes or similar taxes imposed or levied upon, assessed against or measured by any Basic Rent, Additional Rent or other rent of any kind or nature or other sum payable to Landlord by anyone on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; (iii) all value added, use and similar taxes at any time levied, assessed or payable on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; and (iv) reasonable expenses of any proceeding for abatement of any of the foregoing items included in Taxes, but the amount of special taxes or special assessments included in Taxes shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Taxes are being determined. There shall be excluded from Taxes (1) all income, capital levy, capital stock, gift, franchise, margin, estate, succession, inheritance and transfer taxes of Landlord, (2) all taxes or assessments initiated as a means of financing improvements to the Property (provided, however, the foregoing shall not prohibit such taxes from being included in Operating Expenses if and to the extent the cost of the underlying improvements would otherwise be included in Operating Expenses under the terms of this Lease), and (3) any fines, late charges, interest or penalties resulting from any late payment of Taxes by Landlord; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, or other tax or charge shall in whole or in part be substituted for, or added to, such ad valorem tax and levied against, or be payable by, Landlord with respect to the Property or any portion thereof, such tax or charge shall be included in the term “Taxes” for the purposes of this Article.

(b)In the event that for any reason, Taxes during any Tax Year shall exceed Base Taxes, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) the excess of Taxes over Base Taxes for such Tax Year multiplied by (ii) the Escalation Factor, such amount to be apportioned for any fraction of a Tax Year in which the Commencement Date falls or the Term of this Lease ends. If the Base Taxes do not reflect a fully assessed Building, then the Base Taxes shall be equitably adjusted and grossed up as if the Building were a fully assessed building.

(c)Estimated payments by Tenant on account of Taxes shall be made monthly on the first (1st) day of each and every calendar month during the Term of this Lease and otherwise in the manner herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the time real estate tax payments are due a sum equal to Tenant’s required payments, as estimated by Landlord from time to time, on account of Taxes for the then current Tax Year. Promptly after receipt by Landlord of bills for such Taxes, Landlord shall advise Tenant of the amount thereof and the computation of Tenant’s payment on account thereof. f estimated payments theretofore made by Tenant for the Tax Year covered by such bills exceed the required payments on account thereof for such Tax Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant on account of Taxes (or refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Tax Year are greater than estimated payments theretofore made on account thereof for such Tax Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord. If the Taxes comprising the Base Taxes are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall, for all purposes be deemed to be the Base Taxes and Landlord shall give notice to Tenant of the amount by which the tax payments previously made were less than the tax payments required to be made under this Article VIII, and Tenant shall pay the amount of the deficiency within thirty (30) days after demand therefor. Upon request from Tenant, Landlord agrees to provide Tenant with a copy of any tax bill for the Property in Landlord’s possession.

(d)Upon written request and to the extent not readily available via the City of Boston’s website, Landlord shall provide to Tenant copies of all bills for Taxes and evidence of payment of such Taxes.

8.2ABATEMENT

If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any Tax Year, then out of any balance remaining thereof after deducting Landlord’s expenses reasonably incurred in obtaining the same, Landlord shall pay to Tenant, provided there does not then exist a Default of Tenant, an amount equal to such refund or reimbursement or sum in lieu thereof (exclusive of any interest) multiplied by the Escalation Factor; provided, that in no event shall Tenant be entitled to receive more than the amount of any payments actually made by Tenant on account of Taxes for such Tax Year pursuant to Section 8.1 or to receive any payment if Taxes for any Tax Year are less than Base Taxes.

8.3ALTERNATE TAXES

(a)If some method or type of taxation shall replace the current method of assessment of real estate taxes in whole or part, or the type thereof, or if additional types of taxes are imposed upon the Property or Landlord in lieu of existing Taxes or in lieu of increase in existing Taxes, Tenant agrees that such replacement or additional taxes shall be deemed to be and shall be Taxes hereunder and Tenant shall pay an equitable share of the same as an additional charge computed in a fashion consistent with the method of computation herein provided, to the end that Tenant’s share thereof shall be, to the maximum extent practicable, comparable to that which Tenant would bear under the foregoing provisions.

(b)If a tax (other than a Federal or State net income tax) is assessed on account of the rents or other charges payable by Tenant to Landlord under this Lease, Tenant agrees to pay the same as an additional charge within thirty (30) days after billing therefor, unless applicable law prohibits the payment of such tax by Tenant.

ARTICLE IX
OPERATING EXPENSES

9.1DEFINITIONS

For the purposes of this Article, the following terms shall have the following respective meanings:

Operating Year: Each twelve-month period ending on December 31 in which any part of the Term of this Lease shall fall.

Operating Expenses: The aggregate costs or expenses incurred by Landlord with respect to the operation, administration, cleaning, repair, maintenance and management of the Property including, without limitation, those items enumerated in Exhibit B annexed hereto, provided that, if during any portion of the Operating Year for which

Operating Expenses are being computed (including the Operating Year for Base Operating Expenses), the Building was not operated or less than all of the leasable area of the Building was occupied by tenants or if Landlord is not supplying all tenants with the services and utilities being supplied hereunder, actual Operating Expenses incurred shall be reasonably projected by Landlord to the estimated Operating Expenses that would have been incurred if the Building were fully occupied for such Operating Year and such services and utilities were being supplied to all tenants, and such projected amount shall, for the purposes hereof, be deemed to be the Operating Expenses for such Operating Year. The foregoing shall not entitle Landlord to collect an amount exceeding one hundred percent (I 00%) of the Operating Expenses incurred by Landlord with respect to the pertinent Operating Year (plus any imputed management fee), notwithstanding the operation of the foregoing “gross up” provisions.

9.2TENANT’S PAYMENTS

(a)In the event that Operating Expenses for any Operating Year shall exceed Base Operating Expenses, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) the excess of Operating Expenses for such Operating Year over Base Operating Expenses, multiplied by (ii) the Escalation Factor, such amount to be apportioned for any Operating Year in which the Commencement Date falls or the Term of this Lease ends.

(b)Estimated payments by Tenant on account of Operating Expenses shall be made monthly on the first (I st day of each and every calendar month during the Term of this Lease and otherwise in the manner herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year with a sum equal to Tenant’s required payments, as estimated by Landlord from time to time during each Operating Year, on account of Operating Expenses for such Operating Year. After the end of each Operating Year, Landlord shall submit to Tenant a reasonably detailed accounting of Operating Expenses for such Operating Year. If estimated payments theretofore made for such Operating Year by Tenant exceed Tenant’s required payment on account thereof for such Operating Year, according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant hereunder (or refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but, if the required payments on account thereof for such Operating Year are greater than the estimated payments (if any) theretofore made on account thereof for such Operating Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord in writing. Landlord’s failure to render or delay in rendering an Operating Expense statement with respect to any Operating Year shall not prejudice Landlord’s right thereafter to render the same with respect thereto nor shall the rendering of an Operating Expense statement for any Operating Year prejudice Landlord’s right thereafter to render a corrected Operating Expense statement for such Operating Year, provided that Landlord renders the Operating Expense statement in question or the corrected Operating Expense statement, as the case may be, within two (2) years after the end of the applicable Operating Year.

(c)If there are elements of Building repair and maintenance which would have been included in Base Operating Expenses except that such repair and maintenance is covered under construction or installation warranties or service contracts (excluding warrantied repairs of defects that do not constitute ordinary repair and maintenance), then the costs which would have been incurred but for such warranties or service contracts shall be included in Base Operating Expenses, less the reasonable costs incurred by Landlord in enforcing such warranties and less the cost of any such service contracts.

(d)Any such accounting by Landlord shall be binding and conclusive upon Tenant and Tenant shall not have any right to review or audit such accounting, unless within ninety (90) days after the giving by Landlord of such accounting Tenant shall notify Landlord that Tenant disputes the correctness of such accounting, specifying the particular respects in which the accounting is claimed to be incorrect. If Tenant timely sends such dispute notice to Landlord, Tenant may, at Tenant’s sole cost and expense, undertake a review or audit of such of Landlord’s books as are directly relevant to the Operating Expense accounting for the Operating Year in question, provided and on condition that (i) there is no Default of Tenant under this Lease, (ii) Tenant has made all payments of Escalation Charges billed or invoiced by Landlord as of the date of the audit, (iii) the audit is performed by a qualified employee of Tenant or an independent certified public accounting firm or other professional auditing firm whose fee or other compensation is fixed by contract and is in no manner computed or determined based upon the results of the audit, (iv) both Tenant and any of its designated audit firms execute and deliver to Landlord a confidentiality agreement in form and substance reasonably acceptable to Landlord whereby such parties expressly agree to maintain the results of such audit in strict confidence (except that the results may be disclosed in any arbitration pursuant to this subsection (d)), and (v) such audit is commenced and completed and the results thereof delivered to Landlord within ninety (90) days following the date Landlord makes its books available to Tenant. If Tenant fails to timely deliver a dispute notice to Landlord, or fails to complete its audit and deliver the results thereof to Landlord within the applicable ninety (90) day period, then, in either of such events, Landlord’s accounting shall be binding and conclusive upon Tenant for all purposes of this Lease. If such dispute has not been settled by mutual agreement of the parties, either party may submit the dispute to expedited arbitration in accordance with the expedited commercial arbitration rules of the American Arbitration Association within ninety (90) days after the date Tenant delivers its results to Landlord. The decision of the arbitrators shall be final and binding on Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. Pending resolution by agreement or arbitration, Tenant shall make all payments shown by such accounting to be without prejudice to Tenant’s position.

ARTICLE X

INDEMNITY AND PUBLIC LIABILITY INSURANCE

10.1INDEMNITY

(a)To the maximum extent this agreement may be made effective according to Law and subject to the release of liability and waiver of claims set forth in Section 10.7 to the extent applicable in any case, Tenant agrees to indemnify and save harmless Landlord and Landlord’s managing agent, beneficiaries, partners, subsidiaries, affiliates, officers, directors, agents, employees, and any Superior Lessor and Superior Mortgagee (the “Landlord Parties”) from and against all claims, loss, cost, damage or expense of whatever nature arising from: (a) any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises; (b) any accident, injury or damage occurring outside of the Premises but on the Property where such accident, damage or injury results or is claimed to have resulted from an act, omission, negligence or willful misconduct of Tenant or Tenant’s agents or employees or independent contractors; or (c) the conduct or management of the Premises or of any business therein, or any thing or work whatsoever done, or any condition created (other than by Landlord) in or about the Premises; and, in any case, occurring after the date of this Lease until the end of the Term of this Lease and thereafter so long as Tenant is in occupancy of any part of the Premises. The foregoing indemnity shall not apply to any such claims, losses, costs, damages or expenses arising from the negligence or willful misconduct of Landlord or any Landlord Parties. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels. The provisions of this Section 10.l(a) shall survive the expiration or earlier termination of this Lease.

(b)To the maximum extent this agreement may be made effective according to law and subject to the release of liability and waiver of claims set forth in Section 10.7 to the extent applicable in any case, Landlord agrees to indemnify and save harmless Tenant and Tenant’s partners, members, shareholders, officers and directors (collectively, the “Tenant Parties”) from and against all claims of any third party arising from any accident, injury or damage whatsoever to any person, or to the property of any person, where such accident, damage or injury results or is claimed to have resulted from the gross negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors, together with reasonable attorneys’ fees incurred in connection with each such claim or action brought thereon; provided, however, in no event shall this indemnity apply to the extent any such claim arises from the negligence or willful misconduct of Tenant or any of the Tenant Parties and the provisions of this Section 10.1(b) shall not be deemed to be made by the holder of any mortgage or ground lessor now or hereafter on the Building (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting, the Building or such ground lessor shall have exercised any of its rights under a ground lease affecting the Building). This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels. The provisions of this Section 10.l(b) shall survive the expiration or earlier termination of this Lease.

I 0.2LIABILITY INSURANCE

Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, a policy of commercial general liability and property damage insurance (including broad form contractual liability, independent contractor’s hazard and completed operations coverage) under which Tenant is named as an insured and Landlord, Agent (and such other persons as are in privity of estate with Landlord as may be set out in a notice from time to time) are named as additional insureds. Each such policy shall be written on an “occurrence” basis, and shall be in at least the amounts of the Initial Liability Insurance specified in Section 1.3. Tenant shall provide Landlord with a duplicate original or certificate of its insurance coverages.

10.3TENANT’S PROPERTY DAMAGE INSURANCE

To the maximum extent this agreement may be made effective according to Law, neither Landlord nor Landlord’s insurers shall have any responsibility or liability for any loss of or damage to Tenant’s Removable Property. Tenant shall carry special form/cause of loss insurance (formerly known as “all-risk” property insurance) on a “replacement cost” basis, insuring Tenant’s Removable Property, Tenant’s Initial Work, Alterations, and any other leasehold improvements and fixtures located in the Premises, whether made by or on behalf of Tenant or any party claiming by, through or under Tenant pursuant to this Lease or otherwise existing in the Premises as of the Commencement Date (collectively, the “Improvements”), in an amount equal to the full replacement cost of Tenant’s Removable Property and all such Improvements. Landlord, the Landlord Parties and such other persons as Landlord shall request in a written notice to Tenant shall be named as additional insureds on each such policy. The provisions of this Section 10.3 shall be applicable from and after the execution of this Lease and until the end of the Term of this Lease, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building. In addition, Tenant, at Tenant’s expense, shall maintain at all times during the Term of this Lease (i) business interruption and extra expense insurance with limits not less than one hundred percent (100%) of all charges payable by Tenant under this Lease for a period of twelve (12) months, and (ii) workers’ compensation insurance in accordance with the laws of the state in which the Premises are located with employers’ liability insurance in an amount not less than $1,000,000.

10.4INSURANCE REQUIREMENTS

The insurance companies issuing the policies required to be carried by Tenant and Landlord hereunder (the “Insurers”) must be licensed and authorized to do business in the Commonwealth of Massachusetts, must have been in business for at least five (5) years, must carry an A.M. Best Company, Inc. policy holder rating of A- or better, an A.M. Best Company, Inc. financial category rating of Class VIII or better and must be otherwise reasonably satisfactory to Landlord. Notwithstanding Landlord’s right to approve the Insurers and to establish credit rating standards for the Insurers, Landlord will not be responsible for the solvency of any of Tenant’s Insurers.

10.5 INJURY CAUSED BY THIRD PARTIES

To the maximum extent this agreement may be made effective according to law, Tenant agrees that Landlord and the Landlord Parties shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property or otherwise.

10.6LANDLORD’S INSURANCE

Landlord agrees to maintain in full force and effect, at all times during the Term of this Lease, (i) special form/cause of loss property insurance covering the Building in an amount equal to at least the replacement value of the Building (exclusive of footings and foundation) and subject to commercially reasonable deductible; and (ii) commercial general liability insurance with respect to the Building in an amount not less than amounts required to be carried by Tenant under this Lease for such liability coverage. Landlord may satisfy such insurance requirements by including the Property in a so-called “blanket” insurance policy.

10.7WAIVER OF SUBROGATION

Insofar as, and to the extent that, the following provision shall not make it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the locality in which the Property is located (even though extra premium may result therefrom) Landlord and Tenant: (a) mutually agree that, with respect to any damage to property, the parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, for damage to their respective properties as a result of the acts or omissions of the other party or the other party’s employees, to the extent any such claims are covered (or would have been covered) by the insurance required to be maintained by Landlord and Tenant, respectively, pursuant to this Lease, or other property insurance that either party may carry at the time of an occurrence and exclusive of any commercially reasonable deductibles maintained by the applicable party under this Lease; and (b) mutually agree that any property damage insurance carried by either shall provide for the waiver by the insurance carrier of any right of subrogation against the other.

ARTICLE XI
LANDLORD’S ACCESS TO PREMISES

11.1LANDLORD’S RIGHTS

After reasonable notice (except in emergencies when no such notice shall be required), Landlord, its agents and representatives, shall have the right to enter the Premises (i) to inspect the same, (ii) to exercise such rights as may be permitted hereunder, (iii) to make repairs or alterations to the Building or other tenant spaces therein, (iv) to make repairs or perform other obligations if Tenant fails to do so as required hereunder (but the Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions or improvements except as otherwise expressly provided in this Lease), (v) to deal with emergencies, (vi) to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Building, (vii) to exhibit the Premises to prospective tenants during the twenty-four (24) months preceding expiration of the term of this Lease (except that during the initial Term and provided Tenant has not committed in writing to lease replacement space in another building in the Boston area, such 24 month period shall be reduced to fifteen (15) months to correspond with the deadline for Tenant’s exercise of Tenant’s extension option) and at any reasonable time during the Term to show the Premises to prospective purchasers, lessors and mortgagees, or (viii) for any other purpose as Landlord may deem necessary or desirable; provided, however, Landlord shall use reasonable efforts not to unreasonably interfere with Tenant’s use of or access to the Premises. Tenant shall not be entitled to any abatement of rent or other charges nor shall Landlord be deemed guilty of an eviction, actual or constructive, or any violation of Tenant’s quiet enjoyment of the Premises on account of Landlord’s access to the Premises pursuant to the provisions of this Section 11.1 or any other provision of this Lease or applicable Laws.

ARTICLE XII
CASUALTY; EMINENT DOMAIN

12.1CASUALTY

(a)If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a “Casualty”) and if this Lease is not terminated as provided below, then (i) Landlord shall repair and restore the Building and the Premises (but excluding Tenant’s Removable Property and Improvements (“Landlord’s Restoration Work”) with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the settlement of any insurance claims with respect to such Casualty, and (ii) Tenant shall repair and restore in accordance with Section 5.2 all of Tenant’s Removable Property and the Improvements (“Tenant’s Restoration Work”) with reasonable dispatch after the Casualty. Notwithstanding anything to the contrary contained herein, if in Landlord’s sole discretion, it would be appropriate for safety reasons, health reasons or the efficient operation or restoration of the Building or the Premises for Landlord to perform such portion of Tenant’s Restoration Work on behalf of Tenant which are structural or are related to Building systems, and Landlord is electing to perform similar restoration work for at least 80% of the tenants in the Building whose leased premises were similarly affected by the Casualty, then (a) Landlord shall give Tenant a written notice specifying the portion of Tenant’s Restoration Work to be performed by Landlord (the “Specified Restoration Work”), and (b) Landlord and Tenant shall agree upon the Restoration Plans (as hereinafter defined) and the budget in accordance with this Section12.l(a) and thereafter Landlord shall perform the Specified Restoration Work with reasonable dispatch after the final approval of the Restoration Plans and the budget, subject to Tenant’s obligations under this Article XII to pay the costs of such Specified Restoration Work. In the event Landlord elects to perform any Specified Restoration Work under this Section 12.l(a), Landlord shall, at Tenant’s cost, promptly thereafter prepare the construction drawings for the Specified Restoration Work (the “Restoration Plans”) and a budget therefor. Tenant shall have the right, within ten (10) Business Days following submission by Landlord, to approve the Restoration Plans, which approval shall not be withheld if the layout and quality of finishes and materials proposed in such plans are consistent with Tenant’s Initial Work in the Premises (or Tenant’s initial improvements to any additional space in the Building leased to Tenant), and to approve the budget therefor, which budget approval shall not be unreasonably withheld or delayed. Any disapproval by Tenant of any submission by Landlord of the Restoration Plans shall be accompanied by a specific statement of the reasons therefor and Tenant shall respond to any resubmission by Landlord of the Restoration Plans within five (5) Business Days after such resubmission by Landlord. If Tenant fails to respond to a request by Landlord for approval of any portion of the Restoration Plans or the budget for the Specified Restoration Work within the time periods set forth in this Section 12.l(a), Tenant’s approval thereof will be deemed given. Landlord and Tenant shall reasonably cooperate with each other to coordinate the scheduling and performance of Landlord’s Restoration Work, any Specified Restoration Work and Tenant’s Restoration Work in order to not unreasonably interfere with the timely progress by both pa1iies of their respective restoration work and Landlord agrees to provide Tenant with not less than ten (10) days prior written notice of the substantial completion date of any Specified Restoration Work.

(b)If all or part of the Premises shall be rendered Untenantable (as defined in Section 7.6(b)) by reason of a Casualty, the Basic Rent and Escalation Charges shall be abated in the proportion that the Untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the earliest of (i) the date Landlord shall have substantially completed its repair and restoration of that portion of the Premises Landlord is required by this Lease to repair and restore (provided, that if Landlord would have completed its repair and restoration at an earlier date but for Tenant having failed to cooperate with Landlord in effecting such repairs or restoration or collecting insurance proceeds, then the Premises shall be deemed to have been repaired and restored on such earlier date and the abatement shall cease), or (ii) the date Tenant or any subtenant reoccupies a portion of the Premises for Tenant’s normal business purposes (in which case the Basic Rent and Escalation Charges allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). Notwithstanding any provision contained in this Lease to the contrary, (x) there shall be no abatement with respect to any portion of the Premises which has not been rendered Untenantable by reason of a Casualty and which is accessible, whether or not other portions of the Premises are Untenantable, and (y) any abatement of Basic Rent or Escalation Charges applicable to any portion of the Premises which was rendered Untenantable by reason of a Casualty shall cease on the earliest of the dates referred to in clauses (i), or (ii) of the preceding sentence provided such portion is accessible, whether or not other portions of the Premises remain Untenantable. Landlord’s determination of the date such repair and restoration to the Premises shall have been substantially completed or the date the Premises is made tenantable shall be controlling unless Tenant disputes same by notice to Landlord given within ten (10) days after such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Basic Rent and Escalation Charges in accordance with Landlord’s determination. Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord, any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Basic Rent or of Escalation Charges. Nothing contained in this Section 12.1 shall relieve Landlord or Tenant from any liability that may exist as a result of any Casualty.

(c)If by reason of a Casualty (i) the Building shall be totally damaged or destroyed, (ii) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that repair or restoration shall require more than fifteen (15) months or the expenditure of more than 20% percent of the full insurable value of the Building (which, for purposes of this Section 12.1(c), shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building) immediately prior to the Casualty, or (iii) more than 30% of the Premises shall be damaged or destroyed (as estimated in any such case by a reputable contractor, architect or engineer designated by Landlord), then in any such case Landlord may terminate this Lease by notice given to Tenant within 180 days after the Casualty, provided, however, Landlord may terminate this Lease pursuant to this paragraph (c) only if Landlord shall also elect to terminate at least 80% percent of the leases in the Building for premises affected by the casualty in a similar or greater manner as the Premises was affected (expressly excluding any leases for similarly affected premises under which Landlord does not have a termination right under the circumstances of the casualty at issue). If this Lease is te1minated as a result of a Casualty, Landlord shall be entitled to retain for its benefit and Tenant shall promptly pay over to Landlord the proceeds of insurance maintained by Tenant on the Improvements.

(d)Within ninety (90) days after the occurrence of any Casualty affecting the Premises, Landlord shall deliver to Tenant a written estimate from a reputable contractor, architect or engineer designated by Landlord as to the probable length of time that will be necessary to substantially complete Landlord’s Restoration Work. If such time estimate exceeds fifteen (15) months from the date of such Casualty, Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within ten ( I 0) Business Days after receipt of such estimate. In addition, as to any Casualty occurring within the last two (2) years of the Term of this Lease and as to which the estimated time for substantial completion of Landlord’s Restoration Work would leave less than nine (9) months remaining in the Term of this Lease (taking into account any extension of the Term that has been validly exercised by Tenant), Tenant shall have the right to terminate this Lease by delivering written notice to Landlord of such election within ten ( I 0) Business Days after receipt of Landlord’s estimate. If the Premises or the Building are substantially damaged by fire or other casualty, and this Lease is not otherwise terminated hereunder, and if Landlord’s Restoration Work shall not be substantially completed within ninety (90) days after the time period set forth in Landlord’s estimate for substantial completion of Landlord’s Restoration Work, as such date may be extended as a result of delays caused by events of Force Majeure (but in no event exceeding more than an additional four (4) months as a result of such Force Majeure delays), Tenant shall have the right to terminate this Lease by delivering at least thirty (30) days prior written notice to Landlord of such election which notice must be delivered within ten (I 0) Business Days after the expiration of such time period, provided, however, that if Landlord completes such restoration prior to the end of such thirty (30) day notice period, Tenant’s notice of termination shall be deemed rescinded, and this Lease shall continue in full force and effect. If Tenant is entitled pursuant to the terms of this paragraph (d) to terminate this Lease and Tenant fails to deliver a termination notice to Landlord within the ten (I 0) Business Day period set forth herein, Tenant will be deemed to have waived Tenant’s rights under this paragraph (d) to terminate the Lease on account of such Casualty.

(e)Landlord shall not carry any insurance on Tenant’s Removable Property or on the Improvements and shall not be obligated to repair or replace Tenant’s Removable Property or the Improvements (whether or not installed by or at the expense of Landlord). Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant’s Removable Property or any Improvements. In the event of a partial or total destruction of the Premises, within thirty (30) days after receiving a notice from Landlord, Tenant shall remove any and all of Tenant’s Removable Property from the portion of the Premises destroyed, and if Tenant does not so remove Tenant’s Removable Property, Landlord, at Tenant’s expense, may discard the same or may remove Tenant’s Removable Property to a public warehouse for deposit or retain the same in its own possession and at its discretion may sell the same at either public auction or private sale, the proceeds of which shall be applied first to the expenses of removal, storage and sale, second to any sums owed by Tenant to Landlord, with any balance remaining to be paid to Tenant; if the expenses of such removal, storage and sale shall exceed the proceeds of any sale, Tenant shall pay such excess to Landlord upon demand. Tenant shall be solely responsible for arranging for any visits to the Premises by Tenant’s insurance adjuster that may be desired by Tenant prior to the removal of Tenant’s Removable Property by Tenant or Landlord, as provided in this Section 12.l(d), or the performance by Landlord of Landlord’s Restoration Work or the Specified Restoration Work and Landlord shall be under no obligation to delay the performance of same, nor shall Landlord have any liability to Tenant in the event that Tenant fails to do so. Tenant shall promptly permit Landlord access to the Premises for the purpose of performing Landlord’s Restoration Work and, if applicable, the Specified Restoration Work.

(f)This Section 12.1 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and any law providing for a contingency in the absence of an express agreement, now or hereafter in force, shall have no application.

12.2EMINENT DOMAIN

(a)If the Premises or Tenant’s access to or use of the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Escalation Charges payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance or interruption of business arising from such exercise of the power of eminent domain.

(b)If any part of the Building is taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if Landlord’s entire interest in the Premises may have been divested) by giving notice of Landlord’s election so to do within ninety (90) days after the occurrence of the effective date of such taking, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof; provided, however, Landlord may terminate this Lease pursuant to this paragraph (b) only if Landlord shall also elect to terminate at least 80% percent of the leases in the Building for premises affected by the taking in a similar or greater manner as the Premises was affected (expressly excluding any leases for similarly affected premises under which Landlord does not have a termination right under the circumstances of the taking at issue)

(c)If this Lease shall not be terminated pursuant to paragraph (b), Landlord shall thereafter use due diligence to restore the Premises (excluding any alterations, additions or improvements made by Tenant pursuant to Article V) to proper condition for Tenant’s use and occupation, provided that Landlord’s obligation shall be limited to the amount of compensation recoverable by Landlord from the taking authority. If, for any reason, such restoration shall not be substantially completed within six (6) months after the expiration of the ninety (90)-day period referred to in paragraph (b) (which six-month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration for any cause beyond Landlord’s reasonable control, but in no event for more than an additional three (3) months), Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period (as so extended). Upon the giving of such notice, this Lease shall cease and come to an end thirty (30) days after the giving of such notice, without further liability or obligation on the part of either party unless, within such thirty (30) day period, Landlord substantially completes such restoration. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration.

(d)Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such compensation. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for the value of any of Tenant’s Removable Property installed in the Premises by Tenant at Tenant’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE XIII
DEFAULT

13.1TENANT’S DEFAULT

(a)If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as a “Default of Tenant”) shall happen:

(i)Tenant shall fai1 to pay the Basic Rent, Escalation Charges, additional charges or other charges hereunder when due and such failure sha11 continue for five (5) Business Days after notice to Tenant from Landlord; or

(ii)Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same as soon as practicable and in any event within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, and the continuance of which for the period required for cure wi11 not (w) subject Landlord or any Superior Lessor or any Superior Mortgagee (as such terms are defined in Section 14.15) to prosecution for a crime of any other fine or charge, (x) subject the Premises, or any part thereof, or the Building, or any part thereof, to being condemned or vacated, (y) subject the Building, or any part thereof, to any lien or encumbrance which is not removed or bonded within the time period required under this Lease, or (z) result in a default under any Superior Lease or under any Superior Mortgage (as such terms are defined in Section 14.15), if Tenant shall not (A) within said thirty (30) day period advise Landlord of Tenant’s intention to take a11 steps reasonably necessary to remedy such default, (B) duly commence within said thirty (30) day period, and thereafter diligently prosecute to completion a11 steps reasonably necessary to remedy the default and (C) complete such remedy within a reasonable time after the date of said notice of Landlord; or

(iii)Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(iv)Tenant shall make an assignment for the benefit of creditors or shall be adjudicated insolvent, or sha11 file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code, as hereinafter defined), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of a11 or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(v)An Event of Bankruptcy (as hereinafter defined) sha11 occur with respect to Tenant; or

(vi)A petition shall be filed against Tenant under any law (including, but not limited to, the Bankruptcy Code) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, conservator, receiver or liquidator of Tenant or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

(vii)If Landlord gives Tenant the notice specified in subsection (a)(i) above twice in any calendar year (whether or not Tenant cures such failure within the applicable cure period therefor) with respect to any recurring monthly payments of Basic Rent or Escalation Charges, and Tenant shall thereafter in the same calendar year fail to pay any recurring monthly payments of Basic Rent or Escalation Charges when due;

then in any such case Landlord may terminate this Lease by notice to Tenant, specifying a date not less than five (5) days after the giving of such notice on which this Lease shall terminate and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Term of this Lease, and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b)For purposes of clause (a)(v) above, an “Event of Bankruptcy” means the filing of a voluntary petition by Tenant, or the entry of an order for relief against Tenant, under Chapter 7, 11, or 13 of the Bankruptcy Code, and the term “Bankruptcy Code” means 11 U.S.C. §101, et seq. If an Event of Bankruptcy occurs, then the trustee of Tenant’s bankruptcy estate or Tenant as debtor-in-possession may (subject to final approval of the court) assume this Lease, and may subsequently assign it, only if it does the following within one hundred twenty (120) days after the date of the filing of the voluntary petition, or the entry of the order for relief (or such additional time as a court of competent jurisdiction may grant if consent of Landlord is not required under the Bankruptcy Code, for cause, upon a motion made within the original one hundred twenty (120) day period):

(i)file a motion to assume the Lease with the appropriate court;

(ii)satisfy all of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(A)cure all Defaults of Tenant under this Lease or provide Landlord with Adequate Assurance (as defined below) that it will (x) cure all monetary Defaults of Tenant hereunder within ten (10) days from the date of the assumption; and (y) cure all nonmonetary Defaults of Tenant hereunder within thirty (30) days from the date of the assumption;

(B)compensate Landlord and any other person or entity, or provide Landlord with Adequate Assurance that within ten (10) days after the date of the assumption, it will compensate Landlord and such other person or entity, for any pecuniary loss that Landlord and such other person or entity incurred as a result of any Default of Tenant, the trustee, or the debtor-in-possession;

(C)provide Landlord with Adequate Assurance of Future Performance (as defined below) of all of Tenant’s obligations under this Lease; and

(D)deliver to Landlord a written statement that the conditions herein have been satisfied.

(c)For purposes only of the foregoing paragraph (b), and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance” means at least meeting the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable, entering an order segregating sufficient cash to pay Landlord and any other person or entity under paragraph (b) above.

(d)For purposes only of paragraph (b), and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance” means at least meeting the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i)the trustee or debtor-in-possession depositing with Landlord, as security for the timely payment of rent and other monetary obligations, an amount equal to the sum of two (2) months’ Basic Rent plus an amount equal to two (2) months’ installments on account of Operating Expenses and Taxes, computed in accordance with Articles VIII and IX;

(ii)the trustee or the debtor-in-possession agreeing to pay in advance, on each day that the Basic Rent is payable, the monthly installments on account of Operating Expenses and Taxes, computed in accordance with Articles VIII and IX hereof;

(iii)the trustee or debtor-in-possession providing adequate assurance of the source of the rent and other consideration due under this Lease;

(iv)Tenant’s bankruptcy estate and the trustee or debtor-in-possession providing Adequate Assurance that the bankruptcy estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the bankruptcy estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) will have sufficient funds to fulfill Tenant’s obligations hereunder; and

(e)If the trustee or the debtor-in-possession assumes the Lease under paragraph (b) above and applicable bankruptcy law, it may assign its interest in this Lease only if the proposed assignee first provides Landlord with Adequate Assurance of Future Performance of all of Tenant’s obligations under the Lease, and if Landlord determines, in the exercise of its reasonable business judgment, that the assignment of this Lease will not breach any other lease, or any mortgage, financing agreement, or other agreement relating to the Property by which Landlord or the Property is then bound (and Landlord shall not be required to obtain consents or waivers from any third party required under any lease, mo1tgage, financing agreement, or other such agreement by which Landlord is then bound).

(f)For purposes only of paragraph (e) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance” means at least the satisfaction of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i)the proposed assignee submitting a current financial statement, audited by a certified public accountant, that allows a net worth and working capital in amounts determined in the reasonable business judgment of Landlord to be sufficient to assure the future performance by the assignee of Tenant’s obligation under this Lease; and

(ii)if requested by Landlord in the exercise of its reasonable business judgment, the proposed assignee obtaining a guarantee (in form and substance satisfactory to Landlord) from one or more persons who satisfy Landlord’s standards of creditworthiness;

(g)If this Lease shall have been terminated as provided in this Article, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Premises shall be taken or occupied by someone other than Tenant, then Landlord may re-enter the Premises, either by summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made.

(h)In the event of any termination, Tenant shall pay the Basic Rent, Escalation Charges and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages: (i) the Basic Rent, Escalation Charges and other sums that would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting; and (ii) if, in accordance with Section 3.l(a), Tenant commenced payment of the full amount of Basic Rent on any day other than the Commencement Date, the amount of Basic Rent that would have been payable during the period beginning on the Commencement Date and ending on the day Tenant commenced payment of the full amount of Basic Rent under such Section 3.l(a). Tenant shall pay the portion of such current damages referred to in clause (i) above to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated, and Tenant shall pay the portion of such current damages referred to in clause (ii) above to Landlord upon such termination.

(i)At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord’s election Tenant shall pay to Landlord an amount equal to the excess, if any, of the Basic Rent, Escalation Charges and other sums as hereinbefore provided which would be payable hereunder from the date of such demand assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes and Operating Expenses would be the same as the payments required for the immediately preceding Operating or Tax Year for what would be the then unexpired Term of this Lease if the same remained in effect, over the then fair net rental value of the Premises for the same period, which excess amount shall be discounted to present value using a discount rate equal to the average yield to maturity of United States treasury instruments having a maturity comparable to the time period between the date of such termination or reentry and the expiration date of this Lease plus one percent (1%).

(j)In case of any Default by Tenant, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Te1m of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to re-let the same and (ii) may make such reasonable alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under such re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease. The foregoing notwithstanding, in the event of termination of this Lease or repossession of the Premises after a Default of Tenant, and provided Tenant has cooperated with Landlord in timely surrendering possession of the Premises as required herein after such termination or repossession, Landlord agrees to use commercially reasonable efforts to mitigate its damages hereunder, provided, however, Landlord’s obligation to use commercially reasonable efforts to mitigate its damages shall be deemed satisfied by Landlord’s marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within the Building, and provided further, that Landlord shall not be obligated to show preference for reletting the Premises over any other vacant space in the Building or to lease the Premises for a rental less than the current fair market rent then prevailing for comparable office space in comparable Class A, multi-tenant high rise office towers in the financial district of Boston, Massachusetts.

(k)If a Guarantor of this Lease is named in Section 1.2, the happening of any of the events described in paragraphs (a)(iv)-(a)(vi) of this Section 13.1 with respect to the Guarantor shall constitute a Default of Tenant hereunder.

(1)The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

(m)Notwithstanding anything to the contrary contained in this Lease, with respect to any legal proceedings or actions, if either party places the enforcement of this Lease or any part thereof in the hands of an attorney, or files suit upon the same, in any case, as a result of a breach by the other party of its covenants under this Lease, or if Landlord places the recovery of possession of the Premises in the hands of an attorney, the prevailing party in any such proceeding or action shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and disbursements, and court costs. As used herein, the term “prevailing party” shall mean the party who substantially prevails in the matter at issue including a party who dismisses an action for recovery hereunder in exchange for payment of sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action. The provisions of this Section 13.l(m) shall not apply to any arbitration conducted pursuant to the terms of this Lease. The provisions of this Section 13.l(m) shall survive the expiration or earlier termination of this Lease.

13.2LANDLORD’S DEFAULT

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days after written notice from Tenant, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity. Notwithstanding anything herein to the contrary, this Lease shall be construed as though Landlord’s covenants contained herein are independent and not dependent, and Tenant hereby waives the benefit of any law, statute, ruling or judgment to the contrary.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

14.1INTENTIONALLY OMITTED

14.2WAIVER

(a)Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other’s rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

(b)No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant under the provisions hereof. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

14.3COVENANT OF QUIET ENJOYMENT

Tenant, subject to the terms and provisions of this Lease, on payment of the Basic Rent, Escalation Charges and additional charges and observing, keeping and performing all of the other terms and provisions of this Lease on Tenant’s part to be observed, kept and perfo1med, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

14.4LANDLORD’S LIABILITY

(a)Tenant specifically agrees to look solely to Landlord’s then equity interest in the Property at the time owned (including, without limitation, the rents, issues, profits, income, receipts, revenues and proceeds thereof), for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor) nor any partner of Landlord (nor any principal of any such partner) shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or to take any action not involving the personal liability of Landlord (original or successor).

(b)To the maximum extent permitted by Law and subject to the provisions of Section 7.6(b) and Section 10.7 of this Lease, with respect to any services or utilities to be furnished by Landlord to Tenant, Landlord shall in no event be liable for failure to furnish the same when prevented from doing so by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or failure whenever and for so long as may be necessary by reason of the making of repairs or changes which Landlord is required or is permitted by this Lease or by law to make or in good faith deems necessary, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any other cause beyond Landlord’s reasonable control, or for any cause due to any act or neglect of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant.

(c)Except for Tenant’s liability under Section 14.19 of this Lease, in no event shall either party be liable to the other for any loss of business or any other indirect, punitive or consequential damages suffered by such party from whatever cause. Landlord hereby acknowledges that Tenant is an Illinois limited liability partnership and agrees not to seek to recover from any partner, principal, retired or former partner or principal, or the constituent members of any partners of Tenant, but instead shall look solely to the assets of Tenant in connection with the enforcement of any claim hereunder. Landlord fu1ther agrees that negative capital accounts shall not be considered an asset of Tenant. Notwithstanding anything to the contrary herein, Landlord hereby waives any lien rights or possessory interest that it may have concerning Tenant’s personal property, including, Tenant’s furniture, movable fixtures, equipment, supplies and Tenant’s work papers, electronic and other files, and Tenant’s client files and papers.

(d)Where provision is made in this Lease for Landlord’s consent and Tenant shall request such consent and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent. Furthermore, whenever Tenant requests Landlord’s consent or approval (whether or not provided for herein), Tenant shall pay to Landlord, on demand, as an additional charge, any expenses incurred by Landlord (including without limitation legal fees and costs, if any) in connection therewith without limitation.

(e)With respect to any repairs or restoration which are required or permitted to be made by Landlord, the same may be made during Building Hours and, except as otherwise expressly set forth in this Lease, Landlord sha11 have no liability for damages to Tenant for inconvenience, annoyance or interruption of business arising therefrom.

14.5NOTICE TO MORTGAGEE OR GROUND LESSOR

After receiving notice from any person, firm or other entity that it holds a mortgage or a ground lease which includes the Premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor (provided Tenant shall have been furnished with the name and address of such holder or ground lessor), and the curing of any of Landlord’s defaults by such holder or ground lessor shall be treated as performance by Landlord.

14.6ASSIGNMENT OF RENTS AND TRANSFER OF TITLE

(a)With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

(b)In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such seller-lessee, provided that such subordination shall be conditioned upon the execution and delivery by and between Tenant and any such purchaser-lessor of an SNDA (as hereinafter defined) as provided in Section 14.15(d). For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

(c)Except as provided in paragraph (b) of this Section, in the event of any transfer of title to the Property by Landlord and upon the written assumption by the transferee of all of Landlord’s obligations under this Lease, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder.

14.7RULES AND REGULATIONS

Tenant shall abide by rules and regulations from time to time reasonably established by Landlord (together with such reasonable changes thereto whether by modification, elimination or addition so long as any additions or modifications do not materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease) as Landlord at any time or times hereafter may make and communicate to Tenant in writing, which, in Landlord’s reasonable judgment, shall be necessary for the reputation, safety, care and appearance of the Property, or the preservation of good order therein, or the operation or maintenance of the Property, it being agreed that such rules and regulations will be established and applied by Landlord in a non-discriminatory fashion, such that all rules and regulations shall be generally applicable to other tenants of the Building. Landlord agrees to use reasonable efforts to ensure that any such rules and regulations are uniformly enforced, but Landlord shall not be liable to Tenant for violation of the same by any other tenant or occupant of the Building, or persons having business with them. In the event that there shall be a conflict between such rules and regulations and this Lease, the provisions of this Lease shall prevail.

14.8ADDITIONAL CHARGES

If Tenant shall fail to pay when due any sums under this Lease designated as an Escalation Charge or additional charge, Landlord shall have the same rights and remedies as Landlord has hereunder for failure to pay Basic Rent.

14.9INVALIDITY OF PARTICULAR PROVISIONS

If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

14.10PROVISIONS BINDING, ETC.

Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant (except in the case of Tenant, however, only such assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant.

14.11RECORDING

Tenant agrees not to record this Lease, but, if the Term of this Lease (including any extended term) is seven (7) years or longer, each party hereto agrees, on the request of the other, to execute a so-called notice of lease in recordable form, complying with applicable law and reasonably satisfactory to Landlord’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

14.12NOTICES

Whenever, by the terms of this Lease, notices shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by registered or certified mail (return receipt requested), posted in a United States post office station, or letterbox in the continental

United States, or by a nationally recognized overnight commercial courier or delivery service, postage or delivery charges prepaid, and verification of delivery requested:

If intended for Landlord, addressed to Landlord c/o Brookfield Financial Properties L.P., 250 Vesey Street, New York, NY 10281-1023 and marked “ATTN: Senior Vice President/Director of Leasing” (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice), with a copy sent to the same address and marked “ATTN: General Counsel”, provided, however, any notices to Landlord sent prior to February 1, 2013 shall be sent to Landlord at Landlord’s Original Address set forth in Section 1.2 of this Lease to the attention of the foregoing parties; or

If intended for Tenant, addressed to Tenant at Grant Thornton LLP 1901 S. Myers Road, Suite 455, Oakbrook Terrace, Illinois 60181, Attn: Russell G. Wieman, with a copy to Grant Thornton LLP, 175 West Jackson, Suite 2000, Chicago, Illinois 60684-2687, Attn: Executive Director of Procurement, with a copy to Grant Thornton LLP, 175 West Jackson, Suite 2000, Chicago, Illinois 60684-2687, Attn: Office of the General Counsel (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Notwithstanding anything in this Section 14.12 or this Lease to the contrary, invoices, bills and statements may be rendered by delivering them to Tenant at the Premises without the necessity of a receipt and without providing a copy to any other person or address. All such notices shall be effective three (3) Business Days after the date of deposit in the United States Mail or on the next Business Day following deposit with such nationally recognized overnight courier or delivery service within the Continental United States, provided in any case that the sender has tracking information of delivery to or refusal to accept delivery (which refusal shall be the equivalent of a delivery) at the specified location.

14.13WHEN LEASE BECOMES BINDING

The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and this Lease expressly supersedes any proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

14.14PARAGRAPH HEADINGS AND INTERPRETATION OF SECTIONS

The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease. The provisions of this Lease shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and the provisions hereof shall not be construed or interpreted for or against either party, regardless of any rules of construction or interpretation. Use in this Lease of the words “including,” “such as” or words of similar import, when followed by any general term, statement or matter, shall not be construed to limit such term, statement or matter to the specified item(s), whether or not language of non-limitation, such as “without limitation” or “including, but not limited to,” or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could fall within a reasonably broad scope of such term, statement or matter. Tenant represents that (a) it has had the opportunity to review this Lease and the terms and conditions herein set forth with sophisticated legal counsel of Tenant’s choosing, and (b) it has had the opportunity to discuss and negotiate such terms and conditions with Landlord or Landlord’s counsel, and (c) this Lease as executed represents the results of such review, discussions and negotiations.

14.15RIGHTS OF MORTGAGEE OR GROUND LESSOR

(a)Subject to Sections 14.l5(c) and 14.15 (d) below, this Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground lease of the Property, and all renewals, extensions, modifications and replacements thereof, and to all mortgages which may now or hereafter affect the Property and/or any of such leases, whether or not such mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and all consolidations of such mortgages. Subject to Sections 14.l5(c) and 14.l5(d) below, this Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, but subject to Sections 14.l5(c) and 14.l5(d) below, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to which this Lease is, at the time referred to, subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest at the time referred to, is herein called “Superior Lessor”; and any mortgage to which this lease is, at the time referred to, subject and subordinate, is herein called “Superior Mortgage” and the holder of a Superior Mortgage, or its successor in interest at the time referred to, is herein called “Superior Mortgagee.”

(b)Subject to Sections 14.l5(c) and 14.l5(d) below, if any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mo1igagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the liability of the Successor Landlord (unless formerly the landlord under this Lease or its nominee or designee) shall be limited in the manner set forth in Section 6 of the SNDA form attached hereto as Exhibit J; provided, however, the Successor Landlord shall be bound by and recognize Tenant’s right to offset against Rent the amount of any po1iion of the Landlord’s Contribution that is due and payable under the Lease.

(c)Landlord shall, subject to satisfaction of Tenant’s obligations under this Section 14.l5(c), deliver to Tenant, within fourteen (14) days following the date of this Lease, a Subordination, Non Disturbance and Attornment Agreement (an “SNDA”) in the form attached hereto as Exhibit J executed by the existing Superior Mortgagee. Concurrent with the execution and delivery of this Lease, Landlord and Tenant shall execute, acknowledge and deliver to Landlord six (6) execution counterparts of the SNDA in the form attached hereto as Exhibit J, and Landlord agrees to forward same to the existing Superior Mortgagee for signature.

(d)With respect to future Superior Mortgages and Superior Leases, the provisions of Sections 14.l5(a) and 14.l5(b) hereof shall be conditioned upon the execution and delivery by and among Tenant, Landlord and any such Superior Mortgagee or Superior Lessor, as applicable, of an SNDA in the then customary form of such Superior Mortgagee or Superior Lessor, provided that (i) such form contains only commercially reasonable terms, including, without limitation, customary nondisturbance protections for Tenant (it being understood and agreed that the terms of the SNDA attached hereto on Exhibit J shall be deemed to be commercially reasonable and contains customary nondisturbance protections), and (ii) if the Landlord’s Contribution has not been fully disbursed pursuant to Section 5.2(c) at the time of execution of such future SNDA, such SNDA contains the agreement of the Superior Mortgagee or Superior Lessor to recognize and be bound by Tenant’s express offset rights under Section 5.2(c) of this Lease. Tenant agrees to execute such SNDA on the then customary form of such Superior Mortgagee or Superior Lessor meeting such criteria and return the same to Landlord within ten (10) Business Days after Landlord’s written request therefor, and in the event that Tenant shall fail to execute, acknowledge and return any such SNDA pursuant to this Section 14.l5(d) within such ten (10) Business Day period, then (x) the provisions of Sections 14.l5(a) and (b) shall apply and (y) this Lease shall be subordinate to such future Superior Mortgages and Superior Leases (as applicable) and to all renewals, extensions, modifications and replacements thereof, notwithstanding the fact that such Superior Mortgagee or Superior Lessor, as the case may be, and Tenant have not executed and exchanged an SNDA. Tenant shall be liable to pay the reasonable fees charged by the Superior Mortgagee and Superior Lessor including, without limitation, reasonable attorney’s fees, in connection with obtaining such SNDA. Tenant may request customary and reasonable modifications to such SNDA from the Superior Mortgagee and Superior Lessor (as the case may be) except that Landlord’s obligations under this Section 14.l5(d) shall be deemed fully satisfied when Landlord delivers an SNDA (meeting the criteria set forth above) executed by its Superior Mortgagee or Superior Lessor, as applicable, on its standard form regardless of the acceptability to such Superior Mortgagee or Superior Lessor of Tenant’s requested modifications.

(e)Landlord represents and warrants to Tenant that, as of Effective Date, there is no Superior Lease affecting the Building and there is no Superior M01igage affecting the Building except for that certain Mortgagor Assignment and Modification Agreement Supplementing and Amending Mortgage and Other Documents dated as of September 18, 2008 between Brookfield Properties 75 State Mezz LP, as original mortgagor, Brookfield Prope1iies 75 State Co. LLC, as Mortgagor, and Deutsche Bank AG, New York Branch, as Administrative Agent, and recorded with the Suffolk County Registry of Deeds in Book 44052, Page 299, and modifying that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filings executed by Original Mortgagor dated as of June 10, 2008 and recorded with the Suffolk Registry of Deeds in Book 43657, Page 21.

14.16STATUS REPORT

Recognizing that both parties may find it necessary to establish to third patiies, such as accountants, banks, mortgagees, ground lessors, or the like, the then current status of performance hereunder, either party, on the request of the other made from time to time, will promptly furnish to Landlord, or the holder of any mortgage or ground lease encumbering the Premises, or to Tenant, as the case may be, a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease.

14.17INTENTIONALLY OMITTED

14.18REMEDYING DEFAULTS

Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease which continues beyond applicable notice and cure periods (or such shorter period in the event of an emergency, including without limitation, an unsafe condition), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon at a rate equal to 3% over the so-called base rate in effect from time to time at Citibank, N.A. (but not in excess of the maximum rate permitted by law), as an additional charge. Any payment of Basic Rent, Escalation Charges, additional charges or other sums payable hereunder not paid within five (5) Business Days of when due shall, at the option of Landlord, bear interest at a rate equal to 3% over the so-called base rate in effect from time to time at Citibank, N.A. (but not in excess of the maximum rate permitted by law) from the due date thereof and shall be payable forthwith on demand by Landlord, as an additional charge.

14.19HOLDING OVER

(a)Any holding over by Tenant after the expiration of the Term of this Lease shall be treated as a daily tenancy at sufferance at a rate equal to (y) for the first thirty (30) days of such holdover, an amount equal to one hundred fifty percent (150%) of the Basic Rent, Escalation Charges and other additional charges due under this Lease during the period immediately preceding the holdover by Tenant, and (z) thereafter, at the greater of (i) two (2) times the Basic Rent, Escalation Charges, Electricity Charges and additional charges then in effect, or (ii) fair market rent, prorated on a daily basis, and shall otherwise be on the terms and conditions set forth in this Lease as far as applicable. Without limiting the foregoing, Tenant shall also be responsible for, and indemnify and hold Landlord harmless from and against, all lost, cost and damage suffered by Landlord as a result of any such holding over, provided that Tenant shall only be responsible for (and obligated to indemnify and hold Landlord harmless from and against) loss of rental, loss of a tenant or other consequential damages if such holdover continues for more than thirty (30) days. Upon receipt of a written request from Tenant received during the last nine (9) months of the then Term of this Lease, Landlord agrees to inform Tenant if Landlord has entered into any new lease for any portion of the Premises.

(b)Provided and on the condition that (i) Grant Thornton LLP or a GT Successor is the named Tenant under this Lease and is satisfying the Occupancy Condition, (ii) there is no Default of Tenant in existence at time of delivery of the Holdover Intention Notice or as of the expiration or earlier termination of the Term of this Lease, and (iii) Landlord has not delivered to Tenant a Qualifying Deal Notice (as hereinafter defined), Tenant may deliver to Landlord, not less than one hundred twenty (120) days prior to the then expiration of the Term of this Lease, written notice (a “Holdover Intention Notice”) indicating that Tenant desires to continue in possession of the Premises after the expiration of the Term for a period of, at Tenant’s election, either fourteen (14) days, thirty (30) days or sixty (60) days (as so designated by Tenant in its Holdover Intention Notice, a “Temporary Holdover Period”) beyond the expiration or earlier termination of this Lease. Landlord shall have ten (10) Business Days following receipt of Tenant’s Holdover Intention Notice to deliver to Tenant a Qualifying Deal Notice or to otherwise reasonably approve or disapprove in writing Tenant’s proposed Temporary Holdover Period. If Landlord approves the Temporary Holdover Period, Tenant may remain in the Premises for the Temporary Holdover Period on all of the same terms and conditions of this Lease in effect immediately prior to the effectiveness of such period, except that Tenant shall pay to Landlord an amount equal to one hundred twenty-five percent (125%) of the Basic Rent due under this Lease during the period immediately preceding the holdover by Tenant. If Landlord disapproves Tenant’s Holdover Intention Notice, Landlord shall set forth a reasonable basis for such disapproval and in such event Tenant shall have no right under this Section 14.19(b) to continue in occupancy of the Premises after the expiration or earlier termination of the Term of this Lease and any continued occupancy by Tenant shall be governed by Section 14.19(a) above of this Lease. Landlord may, at any time during the Term, whether prior to or within ten (10) Business Days after Tenant delivers a Holdover Intention Notice, deliver to Tenant a written notice (a “Qualifying Deal Notice”) that Landlord has entered into or is actively negotiating one or more leases or letters of intent for all or any portion of the Premises which is for a term that is scheduled to commence within six (6) months after the expiration of this Lease. If Landlord delivers a Qualifying Deal Notice to Tenant prior to or within ten (10) Business Days after Tenant delivers a Holdover Intention Notice, this Section 14.19(b) shall immediately be null and void and of no further force or effect, provided, however, Landlord’s failure to deliver a Qualifying Deal Notice shall not limit Landlord’s right under this Section 14.19(b) to reasonably disapprove of Tenant’s Holdover Intention Notice.

(c)Nothing in this Section 14.19 or elsewhere in this Lease shall be construed as Landlord’s consent or agreement to any holdover in the Premises by Tenant or anyone claiming by, through or under Tenant after the expiration or earlier termination of the Term of this Lease and nothing herein shall prevent Landlord from immediately exercising Landlord’s rights under this Lease or at law to commence summary process or other legal proceedings against Tenant on account of any holding over in any portion of the Premises.

14.20INTENTIONALLY OMITTED

14.21SURRENDER OF PREMISES

Upon the expiration or earlier termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises in neat and clean condition and in good order, condition and repair, together with all alterations, additions and improvements which may have been made or installed in, on or to the Premises prior to or during the Term of this Lease, excepting only (a) ordinary wear and use and (b) those instances of damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility of repair or restoration. Tenant shall remove all of Tenant’s Removable Property and, to the extent required by Landlord pursuant to Section 5.4, all Alterations made by or on behalf of Tenant; and shall repair any damages to the Premises or the Building caused by such removal. Any Tenant’s

Removable Property which shall remain in the Building or on the Premises after the expiration or termination of the Term of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

14.22INTENTIONALLY OMITTED

14.23BROKERAGE

Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease other than Brokers and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim (except any claim by Brokers). Landlord warrants and represents that Landlord has dealt with no broker in connection with the consummation of this Lease other than the Brokers and, in the event of any brokerage claims against Tenant predicated upon prior dealings with Landlord, Landlord agrees to defend the same and indemnify Tenant against any such claim (including any claim by Brokers). Landlord shall be responsible for the payment of any commissions due to the Brokers in connection with this Lease pursuant to a separate agreement with such Brokers.

14.24GOVERNING LAW

This Lease shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts, as the same may from time to time exist.

14.25CONFIDENTIAL INFORMATION

(a)Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s employees, brokers, agents, partners, lenders, accountants and attorneys and like parties who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

(b)Landlord will not, and will use reasonable efforts to cause Landlord’s agents not to, reveal to any person, association or company, any confidential information provided to Landlord by Tenant concerning the business or finances of Tenant. For purposes of this Section 14.25(b), confidential information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Landlord or any Landlord agent, or (ii) was available to Landlord on a non-confidential basis prior to its disclosure to Landlord by Tenant or its representatives). Notwithstanding the foregoing, Landlord may disclose such financial information as may be provided by Tenant to Landlord to actual or prospective lenders or purchasers of the Property and/or actual or prospective investors in Landlord or any of its affiliates and to Landlord’s consultants, attorneys, insurers, auditors and accountants, so long as any person or entity to whom Landlord discloses such information agrees to keep such information confidential. In addition, Landlord and its agents may disclose any information (a) to the extent required by any Law or order of any public authority or court, and (b) in connection with any litigation between Landlord and Tenant or otherwise related to this Lease.

14.26ANTI-TERRORISM

Tenant represents, warrants and covenants to Landlord that (i) neither Tenant nor any of its partners, members, principal stockholders or any other constituent entity either in control of the operation or management of Tenant or having a controlling financial interest in Tenant has been or will be designated or named as a terrorist, “Specifically Designated and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tl 1 sdn.pdf or at any replacement website or other replacement official publication of such list (such list, or any such replacement official publication of such list, the “OFAC List”)), or by any Executive Order or the United States Treasury Department; and (ii) Tenant has not engaged, and will not engage, in this transaction, directly or indirectly, on behalf of, or instigating or facilitating, and will not instigate or facilitate, this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. A breach of any Tenant representation, warranty and covenant contained in this Section shall be an immediate and material Default of Tenant under this Lease without notice or cure rights. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) arising from or related to Tenant’s breach of any of the foregoing representations, warranties and/or covenants.

14.27TELECOMMUNICATIONS LINES AND EQUIPMENT

(a)Tenant shall not install, maintain, replace, remove and use communications or computer wires, cables and related devices (collectively, the “Lines”) at the Building in or serving the Premises without Landlord’s prior written consent, which consent may not be unreasonably withheld, provided, however, the foregoing will not require Landlord’s consent for Tenant’s use of cell phones, so-called PDA’s or the like in the Building which do not require installation of Lines. Tenant shall have the right, at no additional charge from Landlord, to tie-in to the existing telecommunications risers and disconnects on the floor to obtain telecommunications service from existing providers serving the Building. Tenant shall locate all electronic telecommunications equipment within the Premises and shall coordinate the location of all Lines with Landlord. Any request for consent shall contain such information as Landlord may reasonably request. Landlord’s approval of, or requirements concerning, the Lines or any equipment related thereto, the plans, specifications or designs related thereto, the contractor or subcontractor, or the work performed hereunder, shall not be deemed a warranty as to the adequacy or appropriateness thereof, and Landlord hereby disclaims any responsibility or liability for the same. If Landlord consents to Tenant’s proposal, Tenant shall pay all of Tenant’s and Landlord’s third party costs in connection therewith (including without limitation all costs related to new Lines) and shall use, maintain and operate the Lines and related equipment in accordance with and subject to all laws governing the Lines and equipment and at Tenant’s sole risk and expense. Tenant shall comply with all of the requirements of this Lease concerning alterations in connection with installing the Lines. Tenant shall submit drawings or sketches to Landlord of all such Lines installed by or on behalf of Tenant. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or present a dangerous or potentially dangerous condition (whether such Lines were installed by Tenant or any other party), within three days after written notice. Landlord shall make available to Tenant sufficient space in the Building for Tenant to install, at Tenant’s sole cost and expense, one, 4 inch conduit to connect Tenant’s Lines from the Premises to the telecom closet on the floors on which the Premises is located (the “Tenant’s Conduit”). Tenant’s installation of the Tenant’s Conduit shall constitute an Alteration which is subject to all of the terms and provisions of Section 5.4 of this Lease.

(b)Landlord may (but shall not have the obligation to) (i) install and relocate Lines at the Building; and (ii) monitor and control the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the al location of excess capacity (if any) on, any Lines now or hereafter installed at the Building by Landlord, Tenant or any other party. Landlord reserves the right to require Tenant to appropriately insulate the Lines and any associated equipment (including without limitation riser cables), and take such other remedial action at Tenant’s sole cost and expense as Landlord may require in its sole discretion to prevent excessive electromagnetic fields, radio frequency or radiation from emanating from Tenant’s Lines and other equipment.

(c)On or before the expiration or sooner termination of the Term of this Lease and unless Landlord otherwise elects in writing to Tenant not later than thirty (30) days prior to expiration of the Term, Tenant shall remove all Lines installed by or on behalf of Tenant and restore the Premises and the Building and risers to their condition existing prior to the installation of such Lines (“Wire Restoration Work”), at Tenant’s sole cost and expense. In the event Landlord elects to retain such Lines, Tenant covenants that Tenant shall have good right to surrender such Lines, free of all liens and encumbrances. In the event Tenant fails or refuses to pay all costs of the Wiring Restoration Work within ten (10) days of Tenant’s receipt of Landlord’s notice requesting Tenant’s reimbursement for or payment of such costs, Landlord may apply all or any portion of the Security Deposit toward the payment of such unpaid costs relative to the Wiring Restoration Work. The retention or application of such Security Deposit by Landlord pursuant to this clause does not constitute a limitation on or waiver of Landlord’s right to seek further remedy under law or equity. The provisions of this clause shall survive the expiration or sooner termination of the Lease.

ARTICLE XV

EXTENSION OPTIONS

15.1	OPTIONS TO EXTEND

(a)For purposes hereof the “Occupancy Condition” shall mean that Tenant has not assigned this Lease (except for assignments permitted without Landlord’s consent pursuant to Section 6.l(b) of this Lease) or sublet more than twenty-five percent (25%) of the Premises, exclusive of subleases permitted without Landlord’s consent pursuant to Section 6.l(b) of this Lease. Provided that, at the time of each such exercise and at the commencement of an Extended Term (as hereinafter defined), (i) this Lease is in full force and effect, and (ii) no

Default of Tenant shall have occurred and be continuing, and (iii) Grant Thornton LLP (or a GT Successor) is satisfying the Occupancy Condition (any of which conditions described in clauses (i), (ii), and/or (iii) may be waived by Landlord in writing at any time in Landlord’s sole discretion), Tenant shall have the right and option to extend the Term of this Lease with respect to all or a full floor of the Premises for two extended terms (each an “Extended Term” and collectively the “Extended Terms”) of five (5) years each by giving written notice to Landlord not later than fifteen (15) months prior to the expiration date of the Term of this Lease then in effect. The effective giving of such notice of extension by Tenant in accordance with this Section 15.1 shall automatically extend the Term of this Lease for the applicable Extended Term, and no instrument of renewal or extension need be executed. If Tenant exercises an extension option under this Section 15.1 for less than all of the Premises, the portion of the Premises as to which such Extended Term will apply must consist of a full floor of the Premises then leased by Tenant (any such floor, a “Non-Extension Floor”) and Tenant shall be responsible, at Tenant’s sole cost and expense, to remove any internal staircases located on any Non-Extension Floor, install a Building Standard floor/ceiling deck in the opening where such staircase was located and restore the portion of the Premises affected by the removal of such internal staircase to building standard condition and shall perform all other Alterations necessary to lawfully separate the Non-Extension Floor(s) and all utilities serving the same from the remainder of the Premises. In the event that Tenant fails timely to give such notice to Landlord, this Lease shall automatically terminate at the end of the Term then in effect, and Tenant shall have no further option to extend the Term of this Lease and this Article XV shall be deemed of no further force and effect. If Tenant timely exercises its option(s) to extend the Term of this Lease pursuant to this Article XV, the Extended Terms shall commence on August 1, 2024 and August 1, 2029, respectively, and shall end on July 31, 2029 and July 31, 2034, respectively. Each Extended Term shall be on all the terms and conditions of this Lease, except: (i) during the second Extended Term, Tenant shall have no further option to extend the Term, (ii) the Basic Rent for each Extended Term shall be the Fair Market Rental Value (as hereinafter defined in paragraph (b) below) of the Premises as of the Commencement Date of the applicable Extended Term, determined in the manner set forth in paragraph (b) below, and (iii) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant’s occupancy during any Extended Term and Landlord shall not be required to provide any work allowance or reimburse Tenant for any Alterations made or to be made by Tenant, or to grant Tenant any rent concession. Tenant’s right under this Article XV shall be personal to the originally named Tenant under this Lease and shall not apply in favor of or be exercisable by any assignee of this Lease (other than a permitted transferee pursuant to Section 6.l(b) of this Lease), nor any sublessee of all or any portion of the Premises.

(b)Provided Tenant has timely exercised its rights hereunder to extend the Term of this Lease pursuant to paragraph (a) above and the conditions for Tenant’s exercise have been satisfied, Landlord shall provide Tenant, at least six (6) months prior to the commencement of the applicable Extended Term, with Landlord’s good faith estimate of the Fair Market Rental Value of the Premises for the upcoming Extended Term. If Tenant disagrees with Landlord’s estimate of the Fair Market Rental Value as set forth in Landlord’s notice referred to above, Tenant shall notify Landlord within thirty (30) days after its receipt of Landlord’s notice setting forth Tenant’s estimate of the Fair Market Rental Value of the Premises and the parties agree to act in good faith to attempt to reach agreement on the Fair Market Rental Value of the Premises for the Extended Term. If Tenant fails to notify Landlord that Tenant disagrees with

Landlord’s estimate and setting forth Tenant’s Fair Market Rental Value estimate within such thirty (30) day period then Tenant will be deemed to have accepted Landlord’s estimate of the Fair Market Rental Value for the Premises during the Extended Term. If Tenant has timely given its dispute notice and the parties are unable to reach agreement thereon within thirty (30) days after the delivery of such notice by Tenant, then either party may submit the determination of the Fair Market Rental Value of the Premises to arbitration by giving notice to the other party naming the initiating party’s arbitrator within ten (10) Business Days after the expiration of such thirty (30) day period. Within fifteen (15) days after receiving a notice of initiation of arbitration, the responding party shall appoint its own arbitrator by notifying the initiating party of the responding party’s arbitrator. If the second arbitrator shall not have been so appointed within such fifteen (15) day period, the initiating party shall deliver written notice of such failure to the responding party and the responding party shall have a period of ten (10) days after receipt of such notice to appoint its arbitrator and deliver written notice thereof to the initiating party. If the responding party fails to notify the initiating party of its designated arbitrator within the foregoing additional ten (10) day period, then the second arbitrator shall be chosen in the same manner as described below with respect to the selection of the third arbitrator. Upon the selection (or appointment, as the case may be) of the second arbitrator, the two arbitrators thus appointed shall, within fifteen (15) days after the responding party’s notice of appointment of the second arbitrator, appoint a third arbitrator. If the two initial arbitrators are unable timely to agree on the third arbitrator, then either may, on behalf of both, request such appointment by the Boston office of JAMS/ENDISPUTE, or its successor, or, on its failure, refusal or inability to act, by a court of competent jurisdiction. The Fair Market Rental Value of the Premises for the Extended Term shall be determined by the method commonly known as “baseball arbitration”, whereby Landlord’s selected arbitrator and Tenant’s selected arbitrator shall each set forth its respective determination of the Fair Market Rental Value of the Premises, and the third arbitrator must select one or the other (it being understood that the third arbitrator shall be expressly prohibited from selecting a compromise figure). Landlord’s selected arbitrator and Tenant’s selected arbitrator shall deliver their determinations of the Fair Market Rental Value of the Premises to the third arbitrator within five (5) Business Days of the appointment of the third arbitrator and the third arbitrator shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Fair Market Rental Value of the Premises. The third arbitrator’s decision shall be binding on both Landlord and Tenant. All arbitrators shall be commercial real estate brokers who are independent from the parties and who have had at least ten (10) years’ experience in Class A office building leasing transactions in the financial district of Boston, Massachusetts. Each party shall pay the fees of its own arbitrator, and the fees of the third arbitrator shall be shared equally by the parties. In the event Tenant initiates the aforesaid arbitration process and as of the Commencement Date of the Extended Term the amount of the Fair Market Rental Value of the Premises has not been determined, Tenant shall continue to pay Rent at the rate and on the terms in effect, including Escalation Charges, as of the last month of the Term then in effect and when the determination has actually been made, an appropriate retroactive adjustment shall be made as of the Commencement Date of the Extended Term if necessary. In the event that such determination shall result in an overpayment by Tenant of any Basic Rent, such overpayment shall be paid or credited by Landlord to Tenant promptly after such dete1mination has been made, and if such determination shall result in an underpayment by Tenant of any Basic Rent, Tenant shall pay any such amounts to Landlord promptly following such determination. For purposes of this Article XV, the “Fair Market Rental Value” shall mean the fixed annual rent that a willing tenant would pay and a willing landlord of comparable first class office towers in Boston, Massachusetts would accept for the Premises during the Extended Term, taking into account all then relevant factors.

(c)The termination of this Lease during the initial Term or the first Extended Term, respectively, shall also terminate and render void any option or right on Tenant’s part to extend this Lease for the Extended Term(s), and nothing contained in this Article XV shall prevent Landlord from exercising any right granted to or reserved by Landlord in this Lease to terminate this Lease.

ARTICLE XVI

EXPANSION OPTION

16.1	EXPANSION OPTION

(a)Subject to the terms and conditions of this Section 16.1 and provided and on the condition that both at the time of delivery of the Tenant’s Expansion Notice (as hereinafter defined) and as of the Expansion Premises Commencement Date (as hereinafter defined), (x) this Lease is in full force and effect, (y) no Default of Tenant shall have occurred and be continuing, and (z) Grant Thornton LLP (or a GT Successor) is satisfying the Occupancy Condition (any of which conditions described in clauses (x), (y), and (z) may be waived by Landlord in writing at any time in Landlord’s sole discretion), Tenant shall have a one-time right to expand the Premises to include additional space in the Building located in an area and configuration to be designated by Landlord and containing not less than 4,000 nor more than 7,000 rentable square feet of space (as so designated by Landlord, the “Expansion Premises”) for a term commencing on a date designated by Landlord and falling between February 1, 2018 and December 31, 2018. Tenant shall give Landlord written notice (the “Tenant’s Expansion Notice”) on or before 5:00 pm EST on February 1, 2017 (the “Expansion Option Expiration Date”), time being of the absolute essence, of its election to expand the Premises in accordance with this Section 16.1. If Tenant shall fail to timely deliver Tenant’s Expansion Notice electing to so expand the Premises by the Expansion Option Expiration Date, Tenant shall be deemed to have waived such right, and Landlord shall thereafter have no further obligation to Tenant with respect to this Article XVI.

(b)If Tenant timely delivers the Tenant’s Expansion Notice electing to lease the Expansion Premises, then, on the date on which Landlord delivers vacant possession of such Expansion Premises to Tenant (the “Expansion Premises Commencement Date”), the Expansion Premises shall become part of the Premises, upon all of the terms and conditions set forth in this Lease, except that (i) Tenant shall have no further option to expand the Premises pursuant to this Article XVI, (ii) the Basic Rent for the Expansion Premises shall be the Expansion Premises Fair Market Rental Value (as hereinafter defined) as of the Expansion Premises Commencement Date (as hereinafter defined), determined in the manner set forth in paragraph (c) below, (iii) Tenant’s lease of the Expansion Premises shall be co-terminous with the Term of this Lease for the Premises (including being subject to Article XV of this Lease), and shall be on an “as is” basis, except as expressly set forth in this Section 16.l(b), (iv) Landlord shall not be required to furnish any materials or perform any work to prepare the Expansion Premises for Tenant’s occupancy, except that Landlord shall, at Landlord’s expense, deliver the Expansion Premises to Tenant vacant, broom clean and separately metered for electrical service and Landlord shall install any necessary partition walls and common corridors necessary to demise the Expansion Premises, and (v) Landlord shall not be required to provide any work allowance or reimburse Tenant for any Alterations made or to be made by Tenant (including any of the improvement allowances set forth in Section 5.2 of this Lease which shall not be applicable to the Expansion Premises), or to grant Tenant any rent concession with respect to Tenant’s lease of the Expansion Premises.

(c)If Tenant timely exercises its option pursuant to this Section 16.1, Landlord shall, at least six (6) months prior to the Anticipated Inclusion Date (as hereinafter defined), deliver a written notice to Tenant (the “Landlord’s Expansion Notice”) which sets forth (i) the location and rentable square footage of the Expansion Premises (which Expansion Premises shall be measured in accordance with Landlord’s then standard method of measurement of space in the Building), including delivery of a floor plan of such Expansion Premises,, (ii) the anticipated commencement date (the “Estimated Expansion Commencement Date”) for the inclusion of the Expansion Premises (which shall be between February 1, 2018 and December 31, 20 l 8), (iii) the Base Operating Expenses and Base Taxes for the Expansion Premises, and (iv) Landlord’s determination of the Expansion Premises Fair Market Rental Value for the Expansion Premises (the “Landlord’s Expansion Offer Determination”). The Basic Rent with respect to the Expansion Premises shall be the Expansion Premises Fair Market Rental Value for such Expansion Premises, determined as of the Estimated Expansion Commencement Date, and shall be set forth in Landlord’s Expansion Notice. Tenant shall deliver written notice to Landlord (“Tenant’s Expansion Rent Notice”) within thirty (30) days after Landlord’s delivery of Landlord’s Expansion Notice whether Tenant accepts, rejects or disputes Landlord’s Expansion Offer Determination, and if Tenant disputes Landlord’s Expansion Offer Determination, the Tenant’s Expansion Rent Notice shall set forth Tenant’s good faith determination of the Expansion Premises Fair Market Rental Value for the Expansion Premises (“Tenant’s Expansion Offer Determination”). If Tenant rejects the Landlord’s Expansion Notice, Tenant will not be obligated to lease the Expansion Premises and this Section 16.1 shall be of no further force or effect. If Tenant fails to send Tenant’s Expansion Rent Notice within such thirty (30) day period, or fails to object to Landlord’s Expansion Offer Determination in Tenant’s Expansion Rent Notice and to set forth therein Tenant’s Expansion Offer Determination, then Tenant shall be deemed to have accepted Landlord’s Expansion Offer Determination as the Expansion Premises Fair Market Rental Value for the Expansion Premises.

(d)If Tenant timely so elects to lease the Expansion Premises, but objects to Landlord’s Expansion Offer Determination and in Tenant’s Expansion Rent Notice sets forth Tenant’s Expansion Offer Determination, and the parties do not agree on the Expansion Premises Fair Market Rental Value within thirty (30) days after delivery of such Tenant’s Expansion Offer Determination from Tenant, then either party may initiate the arbitration procedure set forth in Section 15.l(b) of this Lease to determine the Expansion Premises Fair Market Rental Value by giving notice to the other within ten (10) Business Days after the end of such thirty (30) day period, provided, however, references to the “Fair Market Rental Value of the Premises” or “Fair Market Rental Value of the Premises for the Extended Term” in such Section 15.l(b) shall be deemed references, respectively, to the Expansion Premises Fair Market Rental Value or the Expansion Premises Fair Market Rental Value for the remainder of the Term of this Lease following the Expansion Premises Commencement Date. If neither party timely submits the dispute for arbitration within such additional ten (10) Business Day period, Landlord’s determination of Expansion Premises Fair Market Rental Value shall be binding on the parties. If either party submits the dete1mination of the Expansion Premises Fair Market Rental Value to

arbitration and as of the Expansion Premises Commencement Date the amount of the Expansion Premises Fair Market Rental Value has not been determined, Tenant shall pay the amount set forth in Landlord’s Expansion Offer Determination as the Basic Rent for the Expansion Premises and when the determination has actually been made, an appropriate retroactive adjustment shal1 be made as of the Expansion Premises Commencement Date, if necessary. In the event that such determination shall result in an overpayment by Tenant of any Basic Rent, such overpayment shall be paid or credited by Landlord to Tenant promptly after such determination has been made, and if such determination shall result in an underpayment by Tenant of any Basic Rent, Tenant shall pay any such amounts to Landlord promptly following such determination. For purposes of this Article XVI, the term “Expansion Premises Fair Market Rental Value” shall mean the fixed annual rent that a willing tenant would pay and a willing landlord of comparable first class office towers in Boston, Massachusetts would accept for comparable expansion premises and for a comparable term, taking into account all then relevant factors.

(e)If the Expansion Premises is not available for Tenant’s occupancy on the Estimated Expansion Commencement Date as a result of the holding over of the prior tenant or for any other reason beyond Landlord’s reasonable control, Landlord shall not be subject to any liability whatsoever for such failure or inability to deliver possession and the exercise of said option shall remain effective, but the Expansion Premises Commencement Date will be postponed and the Basic Rent and Additional Rent shall not commence with respect to the Expansion Premises, until the Expansion Premises is delivered to Tenant in the condition required under this Article XVI. Notwithstanding the foregoing, if Landlord does not deliver possession of the Expansion Premises to Tenant in the condition required by this Article XVI on or before January 1, 2019, Landlord may provide Tenant with written notice identifying substitute space in the Building reasonably comparable to the original Expansion Premises which is available for delivery to Tenant by not later than February 28, 2019 as substitute expansion space (the “Substitute Expansion Space”). Tenant shall have the right to reasonably approve the Substitute Expansion Space proposed by Landlord and, if approved, the Substitute Expansion Space shall become the Expansion Premises and Landlord shall deliver the same to Tenant in the condition required under Section 16.1 for the Expansion Premises not later than February 28, 2019. Tenant shall have a period of ten (10) Business Days to approve or disapprove of the Substitute Expansion Space and if Tenant fails to respond within such ten (10) Business Day period, Tenant will be deemed to have approved the Substitute Expansion Space as the Expansion Premises. If Tenant does not approve the Substitute Expansion Space designated by Landlord, Tenant shall set forth Tenant’s reasonable basis for such disapproval and Tenant shall have the option expressly set forth in such notice to elect to cancel the exercise of its option to lease the Expansion Premises and such cancellation of Tenant’s exercise of its option to lease the Expansion Premises shall be effective thirty (30) days thereafter, provided, however, that if Landlord delivers the Expansion Premises to Tenant in the condition required under this Lease within thirty (30) days following Landlord’s receipt of such cancellation notice, such cancellation notice shall be void and without further force or effect and Tenant’s exercise of its option to lease the Expansion Premises shall continue in full force and effect. The foregoing right of cancellation shall be Tenant’s sole and exclusive remedy at law or in equity or otherwise for the failure of Landlord to deliver possession of the Expansion Premises to Tenant.

(f)Once incorporated into the Premises, Tenant’s rights and obligations with respect to the Expansion Premises shall be subject to and with the benefit of all of the terms and conditions of this Lease, except that the rentable area of the Premises, Basic Rent and the

Escalation Factor shall be revised to reflect the addition of the Expansion Premises to the Premises upon the Expansion Premises Commencement Date. Promptly after determination of the Expansion Premises Fair Market Rental Value, or if Tenant has accepted Landlord’s determination of the Expansion Premises Fair Market Rental Value, Landlord and Tenant agree to enter into an amendment to this Lease memorializing the addition of the Expansion Premises to this Lease and the amendment to the applicable defined terms hereunder, but failure of the parties to execute such an amendment shall have no effect on the effectiveness of the expansion of the Premises to include the Expansion Premises, and the economic terms associated therewith, as set forth above.

(g)The rights created by this Section 16.1 shall be personal to the originally named Tenant under this Lease and shall not apply in favor of or be exercisable by any assignee of this Lease (other than an assignee that is permitted without Landlord’s consent pursuant to Section 6.1(b) of this Lease), nor any sublessee of all or any portion of the Premises.

ARTICLE XVII

RIGHT OF FIRST OFFER

17.1RIGHT OF FIRST OFFER

(a)Tenant acknowledges and agrees that the 14th Floor ROFO Space (as hereinafter defined) is currently available for lease and the term “Initial 14th Floor Lease Up” shall refer to the initial leases (and any extensions or renewals thereof) entered into by Landlord with third party tenants for all or any portion of the 14th Floor ROFO Space following the date of this Lease (any such tenant or occupant of leases entered into as part of the Initial 141 Floor Lease-Up being a Superior Occupant for purposes of this Article XVII with respect to the 14th Floor ROFO Space leased by such tenant or occupant). The parties agree that the provisions of this Section 17.1 shall not apply until after the 14th Floor ROFO Space has been leased by Landlord to Superior Occupants as part of the Initial 14th Floor Lease Up, provided, however, the foregoing shall be deemed waived as to any portion of the 14th Floor ROFO Space that has not been leased as part of the Initial 14th Floor Lease Up as of the 2nd anniversary of the Commencement Date.

(b)Subject to the terms and conditions of this Section 17.1 and the rights of the Superior Occupant (as hereinafter defined) and provided the ROFO Conditions are satisfied both on the date Tenant notifies Landlord that Tenant accepts Landlord’s offer to lease the applicable Available ROFO Space and on the commencement date of this Lease for the applicable Available ROFO Space, before Landlord leases any Available ROFO Space to any unrelated third party other than the Superior Occupant(s), Landlord will first offer by written notice to Tenant (“Landlord’s Offer Notice”) to lease such Available ROFO Space to Tenant. As used in this Section 17.1, “Available ROFO Space” shall mean and refer to (1) any leaseable space on the twelfth (12th) floor of the Building (the “12th Floor ROFO Space”), and/or (2) any leasable space on the fourteenth (14th) floor of the Building (the “14th Floor ROFO Space”), which, in any case, Landlord determines will become available for lease after (i) all Superior Occupants have declined or failed to exercise their rights to lease such space, (ii) the expiration or termination of the lease with the then tenant, subtenant or other occupant of such space and the failure of such tenant or occupant in such space to exercise any extension or renewal rights granted to such party, and (iii) the failure of Landlord to grant any tenant, subtenant or other occupant of the space the right to renew or continue its term of occupancy whether or not such rights are expressly granted by a lease or other written instrument and whether or not such right to renew or continue its term of occupancy is subsequently memorialized in a lease or written instrument (any such party described in clauses (ii) and (iii) being an “Existing Tenant”). Landlord’s Offer Notice shall specify the rentable square footage and location of the Available ROFO Space (together with a floor plan of such space), and the anticipated commencement date and specified rent commencement date therefor. Tenant shall notify Landlord within thirty (30) days after the date of Landlord’s Offer Notice, time being of the absolute essence, that (A) Tenant elects to lease all (but not less than all) of the Available ROFO Space identified in and Landlord’s Offer Notice, or (B) Tenant rejects Landlord’s offer to lease the Available ROFO Space. If Tenant fails to timely notify Landlord of Tenant’s election, Tenant shall be deemed to have given notice that Tenant rejects Landlord’s offer and Landlord shall thereafter be entitled to lease such Available ROFO Space to any third party on such terms and conditions and for such rent as Landlord determines in its sole discretion.

(c)If Tenant timely delivers its acceptance notice electing to lease the Available ROFO Space, then, on the date on which Landlord delivers vacant possession of such Available ROFO Space to Tenant (the “Offer Space Commencement Date”), the Available ROFO Space shall become part of the Premises, upon all of the terms and conditions set forth in this Lease, except that (i) the Basic Rent for the Available ROFO Space shall be the Offer Space Fair Market Rental Value (as hereinafter defined) for such Available ROFO Space as of the Anticipated Inclusion Date (as hereinafter defined), determined in the manner set forth in Section 17.2 below, (ii) the Escalation Factor with respect to such Available ROFO Space shall be a fraction, expressed as a percentage, the numerator of which is the number of rentable square feet in the Available ROFO Space and the denominator of which is the number of rentable square feet in the Building, (iii) the Base Operating Expenses under this Lease for the Available ROFO Space shall be the Operating Expenses incurred during the calendar year in which the Anticipated Inclusion Date falls and the Base Taxes under this Lease for the Available ROFO Space shall be the Taxes incurred for tax fiscal year in which the Anticipated Inclusion Date falls, (iv) Tenant shall accept the Available ROFO Space in its “as is” condition on the Offer Space Commencement Date and Landlord shall not be required to furnish any materials or perform any work to prepare the Available ROFO Space for Tenant’s occupancy, except that Landlord shall, at Landlord’s expense, deliver the Available ROFO Space to Tenant vacant, broom clean and separately metered for electrical service and Landlord shall install any necessary partition walls and common corridors necessary to demise the Available ROFO Space, (v) Landlord shall not be required to provide any work allowance or reimburse Tenant for any Alterations made or to be made by Tenant (including any of the improvement allowances set forth in Section 5.2 of this Lease which shall not be applicable to the Available ROFO Space), or to grant Tenant any rent concession with respect to Tenant’s lease of the Available ROFO Space, and (vi) Tenant’s lease of the Available ROFO Space shall be co-terminous with the Term of this Lease for the Premises (including being subject to Article XV of this Lease). If the Available ROFO Space is not available for Tenant’s occupancy on the date estimated by Landlord as the Anticipated Inclusion Date (as hereinafter defined) therefor for any reason, including, but not limited to, the holding over of the prior tenant, then Landlord and Tenant agree that Landlord shall have no liability to Tenant on account thereof and no such failure to give possession to Tenant on such date shall in any way affect the validity of this Lease or the obligations of Tenant hereunder or give rise to any claim for damages by Tenant or a claim for rescission and the exercise of Tenant’s option to lease the applicable Available ROFO Space shall remain effective, but the Offer Space Commencement Date will be postponed until the Available ROFO Space is delivered to Tenant in the condition required under this Section 17.1. Notwithstanding the foregoing, if Landlord does not deliver possession of the Available ROFO Space to Tenant in the condition required by this Article XVII within eight (8) months following the Anticipated Inclusion Date for any reason, then Tenant may, within ten (10) business days after such date, cancel the exercise of its option to lease the Available ROFO Space by giving to Landlord a written cancellation notice and such cancellation of Tenant’s exercise of its option to lease the Available ROFO Space shall be effective thirty (30) days thereafter, provided, however, that if Landlord delivers the Available ROFO Space to Tenant in the condition required under this Lease within thirty (30) days following Landlord’s receipt of such cancellation notice, such cancellation notice shall be void and without further force or effect and Tenant’s exercise of its option to lease the Available ROFO Space shall continue in full force and effect. The foregoing right of cancellation shall be Tenant’s sole and exclusive remedy at law or in equity or otherwise for the failure of Landlord to deliver possession of the Available ROFO Space to Tenant.

(d)The term “Superior Occupant” for purposes of this Section 17.1 shall mean (i) with respect to the 12th Floor ROFO Space, New Boston Fund, Inc. and any parent, affiliate, or subsidiary of New Boston Fund, Inc. or any successors or assigns to any of the foregoing (collectively, “New Boston”), and (ii) with respect to the 14th Floor ROFO Space, any tenant or occupant of leases entered into as part of the Initial 14th Floor Lease-Up, including any extension rights or renewals of such leases, entered into as part of the Initial 14th Floor Lease Up. Landlord shall have the right to negotiate with and to lease any Available ROFO Space at any time to the Superior Occupant(s) or extend or renew the lease or occupancy of any Superior Occupant(s) before Landlord will have any obligation to offer the applicable Available ROFO Space to Tenant pursuant to this Section 17.1.

(e)The right under this Section 17.1 granted to Tenant is a one-time right as to the Available ROFO Space (or such portion thereof as may be offered by Landlord to Tenant if the entire Available ROFO Space is not then being offered to Tenant under this Section 17.1) to be effective only once during the Term, so that after Landlord delivers to Tenant a Landlord’s Offer Notice for any particular space within the Available ROFO Space and Tenant elects not to lease the Available ROFO Space offered to Tenant, either by express rejection or failure to deliver an acceptance notice to Landlord within the required time period, Tenant’s rights hereunder shall forever terminate as to the Available ROFO Space that was so offered to Tenant (but not as to the balance of the Available ROFO Space that was not previously offered to Tenant) and, thereafter, Landlord shall have no further obligation to offer to Tenant such previously offered Available ROFO Space.

(f)For purposes of this Section 17.1, the “ROFO Conditions” shall mean the following conditions are satisfied in full as of the date of both (1) Landlord’s Offer Notice with respect to the Availab1e ROFO Space, and (2) the Anticipated Inclusion Date with respect to the Available ROFO Space: (i) this Lease is in full force and effect, (ii) no Default of Tenant shall have occurred and be continuing, (iii) the Grant Thornton LLP or any GT Successor and/or any assignee permitted without Landlord’s consent pursuant to Section 6.l(b) of this Lease, is satisfying the Occupancy Condition (provided that the foregoing requirements of clauses (ii) and (iii) of this sentence may be waived by Landlord in its sole discretion, at any time), and (iv) there remains at least thirty-six (36) full calendar months remaining in the then Term of this Lease.

(g)The rights created by this Section 17.1 shall be personal to the originally named Tenant under this Lease and shall not apply in favor of or be exercisable by any assignee of this Lease (other than an assignee that is permitted without Landlord’s consent pursuant to Section 6.1(b) of this Lease), nor any sublessee of all or any portion of the Premises.

17.2OFFER SPACE BASIC RENT

(a)The Basic Rent with respect to any Available ROFO Space leased by Tenant pursuant to this Article XVII (individually or collectively for purposes of this Section 17.2, the “Offer Space”) shall be the Offer Space Fair Market Rental (as hereinafter defined) for such Offer Space, which Basic Rent shall be determined as of the date estimated by Landlord in Landlord’s offer notice as the anticipated commencement date (the “Anticipated Inclusion Date”) for such Offer Space and shall be set forth in a written notice (the “Offer Rent Notice”) given to Tenant on the later to occur of (x) the date which is no later than one hundred eighty (180) days prior to the Anticipated Inclusion Date for such Offer Space, or (y) the date Landlord sends Landlord’s Offer Notice to Tenant. Landlord’s determination of the Offer Space Fair Market Rental as set forth in the Offer Rent Notice is hereinafter referred to as “Landlord’s Offer Determination.” “Offer Space Fair Market Rental” of the applicable Offer Space for purposes of this Article XVII means the fixed annual rent that a willing tenant would pay and a willing landlord of comparable first class office towers in Boston, Massachusetts would accept for comparable expansion premises and for a comparable term, taking into account all then relevant factors. Tenant shall deliver written notice to Landlord (“Tenant’s Rent Notice”) within thirty (30) days after Landlord’s delivery of the Offer Rent Notice whether Tenant accepts or disputes Landlord’s Offer Determination, and if Tenant disputes Landlord’s Offer Determination, the Tenant’s Rent Notice shall set forth Tenant’s good faith determination of the Offer Space Fair Market Rental for the applicable Offer Space, which shall constitute the minimum that Tenant can claim as the Offer Space Fair Market Rental for such space in any arbitration thereof (“Tenant’s Minimum Offer Determination”). If Tenant fails to send Tenant’s Rent Notice within such thirty (30) day period, or fails to object to Landlord’s Offer Determination in Tenant’s Rent Notice and to set forth therein Tenant’s Minimum Offer Determination, then Tenant shall be deemed to have accepted Landlord’s Offer Determination as the Offer Space Fair Market Rental for the applicable Offer Space.

(b)If Tenant timely so elects to lease the applicable Offer Space in accordance with the provisions of Section 17.1, but objects to Landlord’s Offer Determination and in Tenant’s Rent Notice sets forth Tenant’s Minimum Offer Determination, and the parties do not agree on the Offer Space Fair Market Rental for the applicable Offer Space within thirty (30) days after delivery of such Tenant’s Minimum Offer Determination from Tenant, then either party may initiate the arbitration procedure set forth in Section 15.l(b) of this Lease to determine the Offer Space Fair Market Rental of the applicable Offer Space by giving notice to the other within ten (10) Business Days after the end of such thirty (30) day period, provided, however, for purposes of any arbitration procedure, references in Section 15.1(b) to “Premises” shall be deemed to refer instead to the applicable Offer Space and references to “Fair Market Rental Value” shall be deemed to refer instead to the Offer Space Fair Market Rental defined in this Section 17.2. If neither party timely submits the dispute for arbitration within such ten (10) Business Day period, Landlord’s Offer Determination shall be binding on the parties. If either party has initiated the arbitration process as provided herein, upon determination of the Offer Space Fair Market Rental of the applicable Offer Space, or if Tenant has accepted (or is deemed to have accepted) Landlord’s Offer Determination, Landlord and Tenant shall, within thirty (30) days, execute an amendment to this Lease to memorialize the incorporation of the applicable Offer Space into the Premises upon the terms contained in Landlord’s Offer Notice, and otherwise on substantially the same terms and conditions as contained in this Lease, provided, however, failure of the parties to execute such an amendment shall have no effect on the effectiveness of the expansion of the Premises to include the applicable Offer Space and the economic terms associated therewith as set forth above. If either party submits the determination of the Offer Space Fair Market Rental Value to arbitration and as of the commencement date of this Lease for such Offer Space the amount of the Offer Space Fair Market Rental Value has not been determined, Tenant shall pay the amount set forth in Landlord’s Offer Determination as the Basic Rent for the applicable Offer Space and when the determination has actually been made, an appropriate retroactive adjustment shall be made as of the commencement date for such Offer Space if necessary. In the event that such determination shall result in an overpayment by Tenant of any Basic Rent, such overpayment shall be paid or credited by Landlord to Tenant promptly after such determination has been made, and if such determination shall result in an underpayment by Tenant of any Basic Rent, Tenant shall pay any such amounts to Landlord promptly following such determination.

ARTICLE XVIII

CONTRACTION OPTION

18.1TENANT’S CONTRACTION OPTION

(a)Subject to the terms and conditions of this Article XVIII, Tenant shall have a one-time option, during the initial Term only (hereinafter called the “Contraction Option”), to exclude from the Premises, effective as of a date specified by Tenant and falling between July 1, 2018 and July 1, 2020 (as so specified by Tenant, the “Contraction Date”), all or any contiguous portion of any partial floor of the Premises leased by Tenant (a “Partial Floor Premises”), as designated by Tenant in its Contraction Notice (the portion so designated by Tenant for exclusion, the “Reduction Premises”), provided and on condition that (a) Tenant gives Landlord written notice of such election (hereinafter called the “Contraction Notice”) not later than the date that is twelve (12) months prior to the effective Contraction Date as hereinabove provided, (b) Tenant pays to Landlord the Termination Payment (determined as set forth in Section 19.1 of this Lease as if Tenant had exercised its early termination option but prorated for the Reduction Premises only) not later than the date that is thirty (30) days prior to the effective Contraction Date, and (c) to the extent Tenant elects to exclude from the Premises less than the entire Partial Floor Premises on any floor, both the Reduction Premises and the remaining portion of the Partial Floor Premises that will continue to be a part of the Premises (the “Adjusted Partial Floor Premises”) must consist of an Acceptable Configuration (as hereinafter defined) which is reasonably approved by Landlord. If Tenant timely notifies Landlord of its election to partially reduce the Premises pursuant to this Section 18.1, then the rentable square footage of the Premises and all of the pertinent economic terms set forth under this Lease shall be adjusted to reflect the exclusion of the Reduction Premises from the Premises. If Tenant exercises the Contraction Option, Tenant shall, at Tenant’s sole cost and expense, on or before the Contraction Date, perform all work necessary to lawfully demise and separate the Reduction Premises from the remainder of the Premises and, if Tenant exercises its Contraction Option with respect to less than the entire Partial Floor Premises, to lawfully demise and separate the Adjusted Partial Floor Premises from the Reduction Premises and the remainder of the Premises, including without limitation, removal of any internal staircase in the Reduction Premises and installation of a building standard floor/ceiling deck and restore the affected portions of the Premises to building standard condition acceptable to Landlord. For all purposes of this Lease, an “Acceptable Configuration” shall mean a contiguous and commercially reasonable, independently leasable configuration containing not less than 4,000 square feet of rentable floor area, which contains reasonable means of ingress, egress or access to the Common Areas and/or core areas of the Building (such as access to bathrooms, telephone and electrical closets, etc.) and contains a reasonably proportionate ratio of linear feet of exterior window line to the rentable area of the Premises as a whole.

(b)Landlord and Tenant agree to enter into an amendment to this Lease memorializing Tenant’s exercise of the Contraction Option, but failure of the parties to execute such an amendment shall have no effect on the effectiveness of Tenant’s exercise of the Contraction Option as set forth above. In the event Tenant exercises its Contraction Option pursuant to the provisions of this Section 18.1, the Term of this Lease for the Reduction Premises shall expire as of the Contraction Date as fully and completely as if such date were the date originally fixed herein for the expiration of the Term of this Lease for the Reduction Premises and Tenant shall surrender the Reduction Premises to Landlord in the condition required under this Lease, provided, however, in addition to such surrender obligations, Tenant shall remove from the Reduction Premises any above-standard improvements designated by Landlord pursuant to Section 5.4 of this Lease and repair any damage to the Reduction Premises caused by such removal and restore the affected portion of the Premises to is condition prior to the installation of such improvements. Tenant shall remain liable to satisfy any and all obligations of Tenant under the Lease with respect to the Reduction Premises which accrue up to the Contraction Date, and any such obligations shall survive the Contraction Date.

ARTICLE XIX

TERMINATION OPTION

19.1TERMINATION OPTION

Tenant shall have a one-time right to terminate the Term of this Lease effective as of July 31, 2021 (hereafter referred to as the “Early Termination Date”), provided and on condition that (a) Tenant gives Landlord written notice of such election (the “Early Termination Notice”) by not later than July 1, 2020, (b) both as of the date of Tenant’s exercise of such option and as of the Early Termination Date, this Lease is in full force and effect and there is no Default of Tenant under this Lease, (c) Tenant pays to Landlord, not later than thirty (30) days prior to the Early Termination Date, the Termination Payment (as hereinafter defined). As used herein, the “Termination Payment” shall be an amount equal to the sum of (i) Landlord’s unamortized costs and expenses (with such amortization calculated on a straight line basis over the original lease term with interest at the rate of Eight Percent (8%) per annum incurred in connection with this Lease (including any amendments thereto executed pursuant to Articles XVI or XVII), which costs shall consist of Landlord’s Contribution and any other improvement allowances or concessions paid for by Landlord, the Basic Rent which was waived during the Abatement Period and any other free rent periods, and all Landlord’s legal fees and brokerage commissions incurred in connection with this Lease and any such amendments, plus (ii) an amount equal to three (3) months of the then fully escalated rental (i.e. Basic Rent and Escalation Charges)

payable under this Lease. Tenant’s obligation to pay the Termination Payment is in addition to and not in lieu of Tenant’s obligation to pay all Basic Rent and Additional Rent due under the Lease through (and including) the Early Termination Date. In the event of any termination of this Lease pursuant to the provisions of this Section 19.1, the Term of the Lease shall expire as of the Early Termination Date as fully and completely as if such date were the date originally fixed herein for the expiration of the Term of this Lease. Tenant shall remain liable to satisfy any and all obligations of Tenant under the Lease which accrue up to the Early Termination Date, and any such obligations shall survive the Early Termination Date. The right created by this Section 19.1 shall be personal to the originally named Tenant under this Lease and shall not apply in favor of or be exercisable by any assignee of this Lease (except with respect to an assignment permitted without Landlord’s consent pursuant to Section 6.l(b)), nor any sublessee of all or any portion of the Premises.

ARTICLE XX

ROOF RIGHTS

20.1GENERALLY. Subject to and so long as (i) compliance with all rules, regulations, statutes and codes of any governmental authority having jurisdiction thereover, (ii) compliance with any covenants, conditions and restrictions applicable to the Building, (iii) a Default of Tenant is not in existence and continuing, and (iv) at Landlord’s election, any cable or other service provider installing, servicing or maintaining the equipment installed by Tenant on the roof or providing cable service to the Premises enters into Landlord’s required license agreement for similar installations and services provided to tenants in the Building, Tenant shall have the right of access to and the non-exclusive use of the area of the roof of the Building in an area reasonably designated by Landlord (the “Tenant’s Roof Area”) for the installation of one (1) satellite dish or antenna, in size and dimension reasonably acceptable to Landlord, for the supply of cable television and/or telecommunication services solely to the Premises (collectively, the “Tenant’s Rooftop Equipment”), free of any license fee for the use thereof, and provided further that the installation and maintenance of any aspect of Tenant’s Rooftop Equipment shall not void any roof or other warranty applicable to the Building and that all such installations shall be located and screened in a manner reasonably approved in writing by Landlord, which approval will not be unreasonably withheld provided Tenant has complied with all the conditions of this Article XX. Tenant may use Tenant’s Roof Area for Tenant’s own use or the use of its permitted subtenants (and not for resale purposes) and only for the purpose set forth in this Article XX. The location, height, diameter, design and installation of the satellite dish or other cable television equipment shall be subject to Landlord’s approval, which shall be in Landlord’s reasonable discretion. Tenant shall use and maintain Tenant’s Rooftop Equipment so as not to cause any interference with other users of the roof, including Landlord, or damage to or interference with the operation of the Building or Building systems. Tenant’s Rooftop Equipment, including any Lines installed in connection therewith, shall constitute Tenant’s Removable Property. Tenant shall cooperate reasonably with Landlord and any other tenant or person now or hereafter having equipment, installations, lines or machinery on the roof of the Building so as not to cause (or to eliminate) any interference or adverse effect caused to such rooftop installations. If at any time during the term of this Lease, Tenant shall cease to actively use the Tenant’s Rooftop Equipment for a period of time in excess of two (2) years, or if Tenant fails to install any Tenant’s Rooftop Equipment in Tenant’s Roof Area on or before the second anniversary of the Commencement Date, then the license granted to Tenant pursuant to this

Article XX shall automatically terminate and expire and Tenant shall have no further right to use space on the roof of the Building upon the expiration of said two (2) year period or upon such second anniversary of the Commencement Date, as applicable, and Tenant shall, at its sole cost and expense, remove Tenant’s Rooftop Equipment, if any, from Tenant’s Roof Area within 60 days after receipt of notice from Landlord to so remove Tenant’s Rooftop Equipment, unless, prior the expiration of said 60-day period, Tenant re-commences its use (or initiates its use, as applicable) of Tenant’s Rooftop Equipment. Tenant shall have the right to access telephone/data closets and shafts and conduits in the Building, plenum areas and other pathways in the Building, in order to connect the Tenant’s Rooftop Equipment to the Premises, subject to Landlord’s right to reasonably approve such connections and to Landlord’s reasonable rules and regulations relative to the access to and the use of such areas within the Building.

20.2INSURANCE PREMIUMS. If the rate of any insurance carried by Landlord is increased as a result of Tenant’s Rooftop Equipment, then Tenant will pay to Landlord within thirty (30) days after Landlord delivers to Tenant a certified statement from Landlord’s insurance carrier stating that the rate increase was caused by Tenant’s Rooftop Equipment, a sum equal to the difference between the original premium and the increased premium resulting from the Tenant’s Rooftop Equipment.

20.3NO REPRESENTATIONS, SERVICES OR OBLIGATIONS Landlord has not made any representations or promises pertaining to the suitability of the Building’s rooftop or Tenant’s Roof Area for Tenant’s Rooftop Equipment. Tenant, for the purpose of this paragraph and its right to rooftop access hereunder, accepts the rooftop and Tenant’s Roof Area in its “AS IS” condition. Other than as set forth in this Article XX, Landlord shall not have any obligations with respect to Tenant’s Rooftop Equipment or compliance with any Laws (including the obtaining of any required permits or licenses, or the maintenance thereof) relating thereto and Landlord shall have no obligation to provide any services or other utilities to Tenant’s Roof Area and Tenant shall be responsible to procure and pay for all electrical service and any other utility service required for Tenant’s Rooftop Equipment in accordance with the applicable provisions of this Lease. Landlord makes no representation that Tenant’s Rooftop Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof) and Tenant agrees that Landlord shall not be liable to Tenant therefor. Tenant acknowledges and agrees that the privileges granted Tenant under this Article XX shall not, now or at any time after the installation of the Tenant’s Rooftop Equipment, be deemed to grant Tenant a leasehold or other real property interest in the Building or any portion thereof, including the Building’s roof. The license granted to Tenant in this Article XX shall automatically terminate and expire upon the expiration or earlier termination of this Lease (including renewals) and the termination of such license shall be self-operative and no further instrument shall be required to effect such termination. Notwithstanding the foregoing, upon request by Landlord, Tenant, at Tenant’s reasonable expense, shall promptly execute and deliver to Landlord, in recordable form, any certificate or other document reasonably required by Landlord confirming the termination of Tenant’s right to use the Tenant’s Roof Area.

20.4COMPLIANCE WITH LEGAL REQUIREMENTS. Tenant will obtain prior to installation, any and all necessary licenses, approvals, permits, etc., necessary for the installation, maintenance and use of any equipment installed pursuant to this Article XX. Tenant’s Rooftop Equipment shall not in any way conflict with any applicable Laws now in force or which may hereafter be enacted. Tenant will, at its sole cost and expense, promptly comply or ensure that Tenant’s Rooftop Equipment complies with all laws, statutes, ordinances, governmental rules or regulations, or requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted relating to or affecting Tenant’s roof use. Tenant shall indemnify and hold Landlord harmless from and against any and all loss, cost (including reasonable attorneys’ fees incurred in defending Landlord), damage or liability arising out of any violations of said laws, statutes, ordinances, rules or regulations.

20.5ADDITIONAL COVENANTS. Tenant’s use of Tenant’s Roof Area shall be exercised: (a) in such manner as will not create any hazardous condition or interfere with or impair the operation of the heating, ventilation, air conditioning, plumbing, electrical, fire protection, life safety, public utilities or other systems or facilities in the Building; (b) in compliance with all applicable laws, codes and regulations and subject to and in accordance with the terms of this Lease applicable to the performance of Alterations; (c) in such a manner as will not directly or indirectly interfere with, delay, restrict or impose any expense, work or obligation upon Landlord in the use or operation of the Building; (d) at Tenant’s cost, including the cost of repairing all damage to the Building and any personal injury and/or property damage attributable to the installation, inspection, adjustment, maintenance, removal or replacement of any equipment or apparatus on the roofs approved hereunder; and (f) in a manner which will not void or invalidate any roof warranty then in effect with respect to the roof of the Building. Tenant’s Rooftop Equipment shall be used solely in the ordinary course of Tenant’s business operations and Tenant may not sublease, license or otherwise permit third parties (other than Tenant Successors or Tenant Affiliates) to establish communications transmission facilities as part of Tenant’s roof use. Tenant shall (i) be solely responsible for any damage caused as a result of Tenant’s Rooftop Equipment, (ii) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any Laws or insurance requirements relating to the installation, maintenance or use of Tenant’s Rooftop Equipment, (iii) promptly comply with all precautions and safeguards reasonably required by Landlord’s insurance company and all governmental authorities, and (iv) perform all necessary repairs or replacements to, or maintenance of, the Tenant’s Rooftop Equipment, provided, however, that if Tenant’s failure to so repair, replace or maintain the Tenant’s Rooftop Equipment jeopardizes the property of Landlord or any other tenant located on the roof or within the Building, Landlord may, at Landlord’s option and after ten (10) days’ written notice to Tenant (except in an emergency), elect to perform such repairs, replacements or maintenance at Tenant’s sole reasonable cost and expense unless Tenant has commenced such repairs within ten (10) days following Tenant’s receipt of such notice and Tenant diligently prosecutes such repairs to completion.

20.6RESERVED RIGHTS OF LANDLORD. If any of Tenant’s Rooftop Equipment installed by Tenant in connection with Tenant’s roof use, including any Lines, interferes with or disturbs use of the roof, including the use by Landlord or other tenants or occupants of the Building of their communications equipment, or the operation of the Building or the Building systems, then following demand by Landlord, Tenant shall promptly relocate, at Tenant’s sole cost and expense, all or a portion of Tenant’s Rooftop Equipment to another area on the roof reasonably designated by Landlord. Notwithstanding anything in this Article XX to the contrary, Landlord shall have the right, at any time upon thirty (30) days’ prior written notice, to require Tenant to relocate any of its installations located on the roof to such location as is reasonably designated by Landlord. Such relocation shall be at Landlord’s sole cost and expense, unless Landlord’s reason for requiring such relocation is a result of Tenant’s failure to comply with the terms of this Article XX, in which event such relocation shall be at Tenant’s sole cost and expense.

20.7FORCE MAJEURE. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than any monetary obligations hereunder), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to acts or events of Force Majeure, but the unavailability of funds or the shortage of administrative personnel shall not be deemed a cause beyond the reasonable control of either party for this purpose.

20.8DISCLOSURE. Landlord acknowledges that this Lease (and any amendments hereto and SNDA’s, estoppels and confirmation certificates executed in connection with this Lease) may be reviewable by industry and/or governmental regulatory authorities. Within ten (10) business days following a request, Landlord shall comply with any requests from such industry or regulatory authorities to provide copies of any such lease documentation to any such industry or regulatory authorities designated by Tenant.

20.9GOOD FAITH AND FAIR DEALING. Landlord and Tenant shall have the duty to exercise their rights and remedies, and perform their respective obligations hereunder, in good faith.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the date first set forth above.

	LANDLORD:	BROOKFIELD PROPERTIES 75 STATE CO. LLC

Attest:		By:	/s/ Jeremiah B. Larkin
Name: Jeremiah B. Larkin
Title: Senior Vice President, Director of Leasing

	TENANT:	GRANT THORNTON LLP

Attest:		By:	/s/ Russell Wieman
Name: Russell Wieman
Title: CFO

EXHIBIT A

(Floor Plan of the Premises)

75 STATE STREET

0013

12/4/2012

75 STATE STREET

0014

11/26/2012

EXHIBIT B

(Items Included in Operating Expenses)

Without limitation, Operating Expenses shall include:

1.

All expenses (including any sales or use tax) incurred by Landlord or Landlord’s agents which shall be directly related to employment of personnel, including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord’s agents pursuant to any collective bargaining agreement for the services of employees of Landlord or Landlord’s agents in connection with the operation, administration, repair, maintenance, cleaning, management and protection of the Property and all common areas (including, without limitation, cost incurred by Landlord or any designee of Landlord for operating, cleaning, maintaining and providing utilities to the roof terrace and fitness facility at the Building), and its mechanical systems including, without limitation, day and night supervisors, property manager, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers and personnel engaged in supervision of any of the persons mentioned above; provided that, if any such employee is also employed on other property of Landlord, such compensation shall be suitably prorated among the Property and such other properties;

2.

The cost incurred by Landlord of services, materials and supplies furnished or used in the operation, administration, repair, maintenance, cleaning, management and protection of the Property, including, without limitation, fees, if any, imposed upon Landlord, or charged to the Property, by the state or municipality in which the Property is located on account of the need of the Property for increased or augmented public safety services;

3.

The cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties;

4.

Where the Property is managed by Landlord or an affiliate of Landlord, management fees at reasonable rates for self-managed buildings consistent with the type of occupancy and the service rendered, which management fees shall not exceed four percent (4%) of gross annual income for the Building, whether or not actually paid, or where managed by other than Landlord or an affiliate thereof, the amounts accrued for management, together with, in either case, amounts accrued for legal and other professional fees relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases and for matters not related to the normal administration and operation of the Building and in no event in excess of four percent (4%) of gross annual income for the Building;

5.

Premiums for insurance against damage or loss to the Building from such hazards as shall from time to time be generally required by institutional mortgagees in the Boston area for similar properties, including, but not by way of limitation, insurance covering loss of rent attributable to any such hazards, and public liability insurance and premiums for fidelity bonds covering persons having custody or control over funds or other property of Landlord relating to the Property;

6.

If, during the Term of this Lease, Landlord shall make a capital expenditure which is (a) required by any Laws (or any amendments, regulations, orders or rulings thereto) that are enacted, or first interpreted to apply to the Building, after the Commencement Date, (b) reasonably intended to reduce Operating Expenses or create an operating efficiency or savings for the Building, (c) in Landlord’s reasonable judgment, associated with protecting life or the safety and/or security of the Building, (d) incurred to perform replacements which in Landlord’s reasonable judgment are made in lieu of repairs and provided such replacements are comparable in quality and utility as the item being replaced, the total cost of which capital expenditure is not properly includable in Operating Expenses for the Operating Year in which it was made, there shall nevertheless be included in such Operating Expenses for the Operating Year in which it was made and in Operating Expenses for each succeeding Operating Year the annual charge-off of such capital expenditure on a straight-line basis. Annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located, by the number of years of useful life of the improvement made with the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles consistently applied and in effect at the time of making such expenditure;

7.

Legal and other professional and consulting fees incurred in connection with the maintenance, management and operation of the Property, including in connection with the preparation of statements required in connection with payments by tenants and occupants of the Building on account of Taxes and Operating Expenses, except as hereinafter excluded; and

8.

Costs incurred by Landlord for electricity, fuel, water and sewer use charges, and all other utilities supplied to the Property, except for those paid for directly by tenants of the Property, and the fair market rental value of the space in the Building used as the fitness facility;

9.

All other expenses reasonably paid or incurred in connection with the operating, cleaning and maintenance of the Building or said common areas and facilities of the Building consistent with other high quality Class A buildings in the Financial District of Boston.

Notwithstanding anything to the contrary set forth in the Lease, Operating Expenses shall not include the following:

(i)

Advertising, promotional and marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

(ii)

Costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants;

(iii)	Costs which may be considered capital improvements, capital repairs, capital charges or any other capital costs except for the annual charge-off as permitted in item (6) above of this Exhibit B;
(iv)	Costs paid directly by other tenants of the Building;
(v)	Costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building;
(vi)	Taxes and costs of contesting or appealing Taxes if already included in the determination of Taxes;
(vii)	costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting or redecorating vacant space or space for tenants;
(viii)	depreciation and amortization on the Building, except as expressly permitted in item (6) above of this Exhibit B;
(ix)

amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building (excluding the management fee which is determined pursuant to item (4) above of this Exhibit B) to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(x)

interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money except to the extent included in the annual charge-off permitted in item (6) above of this Exhibit B;

(xi)	items and services for which Tenant reimburses Landlord or pays third parties or that Landlord provides selectively to one or more tenants of the Building other than Tenant;
(xii)

costs incurred, in excess of the deductible, in connection with repairs or other work needed to the Building because of fire, windstorm, or other casualty or cause insured against by Landlord or required to be insured against by Landlord under the terms of this

Lease and costs of restoration following any condemnation (except for fees and expenses incurred in pursuing and collecting an award from the taking authority);

(xiii)	costs incurred to remedy structural defects in original construction materials or installations in the Building;
(xiv)	any costs, fines or penalties incurred because Landlord violated any governmental rule or authority or defaulted under any agreement;
(xv)

any costs incurred to cause the Building to comply with any governmental law, code, order, ordinance regulation or other legal requirement enacted prior to the date of this Lease, provided, however, that costs to comply with any reinterpretation, amendment or modification of such Laws or rules and regulations promulgated thereunder which are enacted after the Commencement Date shall be included in Operating Expenses; Costs of removing, encapsulating or otherwise abating any asbestos or other Hazardous Materials, except with respect to any materials which are determined by Law to be hazardous after the Commencement Date; provided, however, that the foregoing shall not be deemed to prohibit Landlord from including in Operating Expenses the costs of preventive measures taken by Landlord to prevent or limit the formation, accumulation or dispersion of mold or Hazardous Materials in or about the Building, including, without limitation, the use of filtration and/or chemical application;

(xvii)

Costs of Landlord’s Premises Work and Landlord’s Base Building Work or other work to satisfy Landlord’s obligations under Section 4.2 or to deliver any Expansion Premises or Available ROFO Space for Tenant’s occupancy;

(xviii)	Contributions to charitable or political organizations;
(xix)	Reserves of any kind, including reserves for bad debts, rent loss or for future improvements, repairs or additions;
(xx)

the cost of any electricity for lights and plugs (exclusive of building systems) furnished to the Premises or any other leasable space in the Building and the cost of HVAC services supplied outside of Building Hours to the Premises or any other leasable space in the Building;

(xxi)

the cost of installing, operating and maintaining (in excess of costs that would be incurred for operating and maintaining same as office space) any specialty service by or on behalf of Landlord, such as a luncheon club, athletic or recreational club, observation areas, broadcasting facility, childcare or similar facility;

(xxii)

the cost of the acquisition or installation of any sculpture, paintings or other objects of art which are of the quality and nature of “fine art,” rather than decorative artwork customarily found in first class office buildings in the financial district of Boston, Massachusetts which are similar to the Building, and/or special maintenance and cleaning costs in connection therewith;

(xxiii)

salaries, fringe benefits and other compensation paid to any executive or employee of Landlord and/or Landlord’s managing agent above the grade of “building manager” (as such term is commonly understood in the property management industry) or equivalent position for the Building, provided, however, all wages, salaries and other compensation otherwise allowed to be included in Operating Expenses shall exclude any allocable portion of such costs related to any employee’s time devoted to other buildings or properties other than the Building;

(xxiv)	any cost or expense which is applicable to or incurred for the Building Garage or any costs of personnel used to park cars, collect money or provide special security, and garage management fees;
(xxv)

any cost or expense which is applicable to or incurred for the retail space in the Building, including, without limitation, the costs of cleaning services to any such retail space, and the cost of any other services or utilities provided to any retail space, to the extent that the level of those services or utilities (as the case may be) exceed the level of services or utilities (as the case may be) to which Tenant is entitled under this Lease;

(xxvi)

rentals for items which if purchased, rather than rented, would constitute a capital expenditure to the extent that such payments exceed the amount which could have been included in Operating Expenses had Landlord purchased such equipment rather than leasing such equipment;

(xxvii)	Tenant appreciation events;
(xxviii)	Costs for which Landlord is reimbursed by insurance, condemnation awards, warranty, guaranty, indemnity, other tenants or otherwise;
(xxix)	Costs related to causing the Building to be registered or re-certified under “LEED”, “Energy Star” or “Green Globes” certification requirements, or any other similar certification requirements; and
(xxx)

Any rental payments and related costs pursuant to any ground lease of land underlying all or any portion of the Building or Property, and any costs related to any reciprocal easement agreement, and/or covenant, condition and restriction agreement.

EXHIBIT C

(Cleaning Specifications)

A.	General
1.	All stone, ceramic, tile, marble, terrazzo and other unwaxed flooring to be swept nightly on Business Days, using approved dust-down preparation; wash flooring once a month.
2.

All linoleum, rubber, asphalt tile and other similar types of flooring (that may be waxed) to be swept nightly on Business Days, using approved dust-down preparation. Waxing, if any, shall be done at Tenant’s expense.

3.	All carpeting and rugs to be carpet swept or vacuum cleaned nightly on Business Days, as may be required.
4.	Hand dust and wipe clean all furniture, files, fixtures and window sills nightly on Business Days;
5.	Dust interior of all waste paper disposal cans and baskets nightly on Business Days; damp dust as necessary.
6.	Wash clean all water coolers nightly on Business Days;
7.	Dust all door and other ventilating louvers within reach, as necessary.
8.	Dust all telephones as necessary.
9.	Sweep all private stairway structures nightly on Business Days.
10.	Wipe clean all bright work weekly.
11.	Interior and exterior of metal elevator car and hatch doors, including saddles, to be properly cleaned and treated as necessary.
12.	Vacuum clean and change filters in air conditioning units semi-annually.
B.	Lavatories (Building)
1.	Sweep and wash all lavatory floors nightly on Business Days, wash and polish all mirrors, powder shelves, bright work and enameled surfaces in lavatories, weekly.
2.	Scour, wash and disinfect all basins, bowls and urinals throughout all lavatories nightly on Business Days.
3.	Wash all toilet seats nightly on Business Days.

4.	Hand dust and clean all partitions, tile wall dispensers and receptacles in all lavatories nightly on Business Days.
5.	Empty paper towel receptacles and transport wastepaper from the demised premises nightly on Business Days.
6.	Fill toilet tissue holders nightly on Business Days (tissue to be furnished by Landlord).
7.	Empty sanitary disposal receptacles nightly on Business Days.
8.	Wash interior of waste cans and receptacles at least once a week.
9.	Thoroughly wash all wall tile and stall surfaces as often as necessary but in no event less than once every two weeks.
l 0.	Fill soap dispensers and paper towel dispensers (dispensers, soap and paper towels to be furnished by Landlord at Landlord’s expense).
C.	High Dusting

Do all high dusting quarterly, which includes the following:

I.	Dust clean all vertical surfaces, such as walls, partitions, doors and bucks and other surfaces not reached in nightly cleaning.
2.	Dust clean all pipes, ventilating and air conditioning louvers, ducts, high moldings and other high areas not reached in nightly cleaning.
3.	Dust all lighting fixtures, including glass or plastic enclosures (exterior only).
D.	Window Cleaning

I.All windows to be cleaned inside and outside, five times a year.

2.Tenants’ entrance doors and lobby glass to be cleaned daily on Business Days.

3.	All other interior glass and a normal amount of partition glass, glass doors and fan lights are to be cleaned twice a year.
4.	Mail chute glass to be kept in a clean condition at all times.
E.	Day Porters
I.	Service, during Business Days, all public and operating space throughout the Building.
2.	Keep elevator cars clean and neat during the day on Business Days.

3.	Insert toilet tissue in lavatories (tissue to be furnished by Landlord) as necessary on Business Days.

4.	Keep staircases policed as necessary on Business Days.

5.	Fill soap dispensers and paper towel dispensers on Business Days (dispensers, soap and paper towels to be furnished by Landlord at Landlord’s expense).

6.	Police all Buildings’ men’s and ladies’ toilets during the daytime portion of Business Days.

F.	Exterminating Services

Provide exterminating services by a licensed operator once a month throughout public space and vacant tenant space in the Building.

G.	Additional Cleaning Services

Any services not listed above will be solely at Tenant’s expense including, without limitation, the following services:

•	Washing and/or waxing non-carpeted flooring; spot cleaning and shampooing carpeting.
•	The cleaning, maintaining and furnishing of lavatory supplies for private (non-core) lavatories.
•	Washing and relamping of all light fixtures.
•	Cleaning any interior glass other than windows, mail chutes and directories.
•	Exterminating in Tenant’s Premises (to be done by Landlord’s contractor).
•

Any cleaning and related rubbish removal for computer rooms, training rooms, copy centers/rooms, cafeterias, kitchens, pantries or any other areas used for the preparation, distribution, or consumption of food.

EXHIBIT D

(Tenant’s Work Requirements)

A.	General

1.

All alterations, installations or improvements (“Alterations”) to be made by Tenant in, to or about the Premises (excluding Cosmetic Alterations) shall be made in accordance with the requirements of this Exhibit and by union contractors or mechanics approved by Landlord.

2.

Tenant shall, prior to the commencement of any work, submit for Landlord’s written approval, complete plans for the Alterations, which plans meet the requirements set forth in Exhibit G. Drawings are to be complete with full details and specifications for all of the Alterations.

3.	Alterations must comply with the Building Code in effect for the City of Boston and the requirements, rules and regulations and any other governmental agencies having jurisdiction.

4.	No work shall be permitted to commence without the Landlord being furnished with a valid permit from the Boston Building Department and/or other agencies having jurisdiction.

5.

All demolition, removals or other categories of work that may inconvenience other tenants or disturb Building operations, must be scheduled and performed before 7:00 a.m. or after 6:00 p.m. and Tenant shall provide the Building manager with at least 48 hours’ notice prior to proceeding with such work.

6.	All inquiries, submissions, approvals and all other matters shall be processed through the Building manager.

7.

In the event that Tenant shall desire to have such work performed under the City of Boston’s “fast-track” building permit process, and if Landlord executes an Owner’s Design Affidavit, then Tenant shall execute such indemnity agreement(s) as Landlord may reasonably request, holding Landlord harmless from loss or damage arising therefrom.

B.	Prior to Commencement of Work

1.	Tenant shall submit to the Building manager a request to pe1form the work. The request shall include the following enclosures:

(i)	A list of Tenant’s contractors and/or subcontractors for Landlord’s approval.

(ii)	Four complete sets of plans and specifications properly stamped by a registered architect or professional engineer and meeting the requirements set forth in Exhibit G.

(iii)	A properly executed building permit application form.

(iv)	Four executed copies of the Insurance Requirements agreement in the form of Exhibit E from Tenant’s contractor.

(v)	Contractor’s and subcontractor’s insurance certificates including an indemnity in accordance with the Insurance Requirements agreement.

2.	Landlord will return the following to Tenant:

(i)

Two sets of plans approved or a disapproval with specific comments as to the reasons therefor (such approval or comments shall not constitute a waiver of Building Department approval or approval of other governmental agencies).

(ii)	Two fully executed copies of the Insurance Requirements agreement.

3.

Tenant shall obtain a building permit from the Building Department and necessary permits from other governmental agencies. Tenant shall be responsible for keeping current all permits. Tenant shall submit copies of all approved plans and permits to Landlord and shall post the original permit on the Premises prior to the commencement of any work. All work, if performed by a contractor or subcontractor, shall be subject to reasonable supervision and inspection by Landlord’s representative. Such supervision and inspection, to the extent that the work may affect the Building’s mechanical and electrical systems, shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection.

C.	Requirements and Procedures

1.	All structural and floor loading requirements shall be subject to the prior approval of Landlord’s structural engineer.

2.

All mechanical (HVAC, plumbing and sprinkler) and electrical requirements shall be subject to the approval of Landlord’s mechanical and electrical engineers and all mechanical and electrical work shall be performed by contractors approved by Landlord. When necessary, Landlord will require engineering and shop drawings, which drawings must be approved by Landlord before work is started. Drawings are to be prepared by Tenant and all approvals shall be obtained by Tenant.

3.

Elevator service for construction work shall be charged to Tenant at standard Building rates which will include the cost of operators and supervisory staff. Prior arrangements for elevator use shall be made at least 48 hours in advance with Building manager by Tenant. No material or equipment shall be carried under or on top of elevators. If an operating engineer or master mechanic is required by any union regulations, such engineer or master mechanic shall be paid for by Tenant.

4.

If shutdown of risers and mains for electrical, HVAC, sprinkler and plumbing work is required, such work shall be supervised by Landlord’s representative. No work will be performed in Building’s mechanical or electrical equipment rooms without Landlord’s approval and under Landlord’s supervision.

5.	Tenant’s contractor shall:

(i)	have a responsible superintendent or foreman on the Premises at all times;

(ii)	police the job at all times, continually keeping the Premises orderly;

(iii)	maintain cleanliness and protection of all areas, at all times, including elevators and lobbies.

(iv)	protect the front and top of all peripheral HVAC units and thoroughly clean them at the completion of work;

(v)	block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air conditioning system; and

(vi)	avoid the disturbance of other tenants.

6.

If Tenant’s contractor is negligent in any of its responsibilities and if, after notice to Tenant no corrective action is taken, Landlord may, but shall not be obligated to, engage other contractors to perform the Alterations. Tenant shall be charged for corrective work.

7.	All equipment and installations must be equal to the standards set forth in Exhibit

F. Any deviation from such standards will be permitted only if indicated or specified on the plans and specifications and approved by Landlord.

8.	A properly executed air balancing report signed by a professional engineer shall be submitted to Landlord upon the completion of all HVAC work for approval.

9.

Upon completion of the Alterations and prior to taking occupancy, Tenant shall submit to Landlord a permanent certificate of occupancy and final approval by the other governmental agencies having jurisdiction.

10.	Tenant shall submit to Landlord a final “as-built” set of drawings in autocad format and one set of blueprints showing all items of the Alterations in full detail.

11.	Additional and differing provisions in the Lease, if any, will be applicable and will take precedence.

12.

Any plan or design approval rights reserved to or exercised by Landlord hereunder are for the sole and exclusive benefit of Landlord to ensure compatibility of such work with Building systems and Building standards, and such approval does not constitute any representation or warranty whatsoever as to the adequacy, correctness, efficiency or compliance with applicable law of such plan or design or the work shown thereon.

EXHIBIT E

(Contractor’s Insurance Requirements)

Building: 75 State Street, Boston, Massachusetts

Tenant:

Premises:

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant or occupant (hereinafter called “Tenant”) of the Building named above or by Tenant’s contractor to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the undersigned landlord (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1.

Contractor agrees to indemnify and save harmless the Landlord (and, if Landlord is a general or limited partnership, each of the partners thereof), Brookfield Financial Properties L.P. and their respective officers, employees and agents and their affiliates, subsidiaries and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, including death at any time resulting therefrom and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this Agreement but shall be applied only to the minimum extent required by law).

2.	Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

(a)

Workmen’s Compensation and Employers, Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(b)

Commercial General Liability Insurance including coverages for Products/Completed Operations, Broad Form Property Damage and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement), all listing Landlord as an additional insured, for not less than the following limits:

Personal Injury:

$5,000,000 per person

$5,000,000 per occurrence

Property Damage:

$5,000,000 per occurrence

$5,000,000 aggregate

(c)	Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:

$5,000,000 per person

$5,000,000 per occurrence

Property Damage:

$5,000,000 per occurrence

$5,000,000 aggregate

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance.

3.	Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

(a)

Commercial General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b), except that such limits may be reduced to $1,000,000 for subcontractors so long as Contractor’s insurance coverage for the project expressly covers all liabilities arising out of acts or omissions of the subcontractors with limits at least equal to the coverage amounts required under paragraph 2(b).

(b)

Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(c), except that such limits may be reduced to $1,000,000 for subcontractors so long as Contractor’s insurance coverage for the project expressly covers all liabilities arising out of acts or omissions of the subcontractors with limits at least equal to the coverage amounts required under paragraph 2(c).

Contractor’s insurance policies shall name the Landlord, Agent, Landlord’s property manager and Landlord’s mortgagee(s) as additional insureds and such other parties as may be reasonably requested by Landlord as additional insureds. Contractor shall not materially decrease or cancel its insurance coverage without ten (10) days’ prior written notice to Landlord.

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed thisday of

Contractor:

By:

EXHIBIT F

(Building Standards)

A.	PARTITIONS

1.

All interior partitions are to be constructed of 2-1/2” metal studs, 16” on center, with one layer of 5/8”-thick gypsum wallboard on each side, properly taped and spackled. Partitions shall be anchored to the integrated ceiling modular grid or to the slab above, as may be required. Sound partitions shall have a minimum 3”-thick sound attenuation blanket throughout. Sound baffles above the integrated ceiling shall not interfere with the functioning of the return air plenum. Firecode gypsum board shall be used where required by code.

2.

All demising and/or corridor partitions are to be constructed of 2-1/2” metal studs, 16” on center, with one layer of 5/8”-thick gypsum wallboard on each side with the space between studs filled with a minimum 3”-thick sound attenuation blanket throughout. Studs and the inside layer of gypsum wallboard on each side shall run from floor to underside of metal deck or concrete slab. Open space between the metal deck corrugations and the studs and wallboard shall be filled with a compressible mineral fiber filler. Wallboard shall be proper taped and spackled, including the portion above the integrated ceiling. Firecode gypsum board shall be used where required by code. Fire and sound rated transfer grills shall be installed, above the integrated ceiling, where required to insure proper operation of the return air plenum.

3.

All partitions intersecting a curtain wall mullion shall terminate at the perimeter fin tube enclosure. The space between the end of the partition and the mullion shall be filled from the top of the enclosure to the underside of the gypsum wallboard soffit with the building standard partition closure. Demising partitions intersecting the curtain wall mullion shall have the space above the gypsum wallboard soffit to the underside of the spandrel beam closed off with the same materials as the partition itself.

4.

All dwarf interior partitions shall be constructed of 2-1/2” metal studs, 16” on center, with one layer of 5/8”-thick gypsum wallboard on each side, suitably cross-braced and properly taped and spackled. The top of the partition shall be capped with a solid 4” X 1-1/3” plastic laminate-faced wood cap.

5.	Private toilet partitions must meet the requirements for an interior partition except that water resistant wallboard shall be used under all ceramic tile.

B.	FLOOR COVERINGS

Resilient flooring, if installed, after floor preparation, and with the approval of Landlord, shall be vinyl composition tile, 12” X 12” X 1/8”-thick conforming to F.S. SS-T-312 Type IV. Base shall be vinyl 4”-high minimum, coved at resilient and square edged at carpet, 0.080”-thick, including premolded end stops and external comers.

C.	CERAMIC WALL AND FLOOR TILE

1.	Executive toilets and pantries requiring ceramic wall and floor tile shall be the building standard or any other Landlord-approved equal.

2.	Marble thresholds shall be the same as the base building toilets.

D.	DOORS AND FRAMES

1.

All interior doors shall be flush solid core 1-3/4”-thick; solid wood particle board or wood stave core construction; mahogany finish to match building standard; premium grade; fire rated where required.

2.

All interior hollow metal doors shall be 1-3/4”-thick; honeycomb core or resin impregnated, rot and vermin resistant material conforming to Type II, heavy-duty, Style 2, full flush hollow steel construction of the Steel Door Institute; fire rated where required.

3.

All interior frames shall be 16 gauge hollow metal conforming to SDI-100 (latest issue). All frames shall be welded one piece construction except that three-piece frames may be used in interior tenant drywall partitions.

4.	Tenant entrance frames shall meet the requirements of the landlord’s minimum standard or better.

E.	HARDWARE

1.	All locks shall be keyed and mastered to the Building system. Four individual keys for each lock must be furnished to the building manager.

2.	Special hardware, other than building standard, must be approved by Landlord.

3.	Card key or other security type system must be approved by Landlord.

F.	EQUIPMENT

1.	All equipment requiring hook up to the building systems shall be submitted to Landlord for approval. Separate metering may be required.

G.	VENETIAN BLINDS AND CURTAINS

1.

All interior venetian blinds shall be by the same manufacturer, and of the same style and width as those installed by Landlord on the perimeter of the Building. The color need not match the perimeter blinds.

2.	No curtains will be permitted as they will interfere with proper functioning of the heating & cooling system.

H.	COMPUTER ROOM FLOORS AND SUPPLEMENTAL AIR-CONDITIONING

1.All computer room flooring and supplemental air-conditioning equipment must meet the minimum standards established by Landlord and its architect and structural, mechanical and electrical engineers.

I.	ELECTRICAL

1.

All materials and equipment shall be manufactured, tested, installed in accordance with the latest editions of applicable publications of the Massachusetts Electrical Code, Commonwealth of Massachusetts State Building Code, ASTM, UL, IPCEA, NEMA, IEEE, ANSI, NFPA and OSHA.

2.	Rigid conduit and/or electrical metallic tubing (EMT) shall be used throughout and shall be independently supported from the structure.

3.	All electrical devices, panelboards, outlets, switches and related accessories shall be approved by Landlord before they may be installed.

4.	All lighting fixtures (other than those in the integrated ceiling) shall be approved by Landlord before they may be installed.

5.	All conduit runs, raceways, etc., must be maintained at a height of a minimum of nine (9”) inches above the integrated ceiling.

6.	All wire and cable shall comply with the requirements of the base building specifications.

7.	There shall be no exposed wire, wire molding or conduit.

8.	On multi-tenanted floors, available circuits shall be allocated on the basis of the rentable floor area.

9.	Tenant shall submit for Landlord’s approval its electrical power and lighting plans and specifications before proceeding with the installation.

J.	TELEPHONE

1.	Tenant shall make arrangements with Verizon regarding its requirements for service. Tenant shall coordinate its utilization of all empty conduit provided for its use by Landlord.

2.	Landlord has provided plywood backboards for the use of the telephone company in all telephone rooms and closets.

3.	Telephone outlets in walls and partitions shall be flush boxes with bushed hole in cover.
4.	Telephone raceways and outlets shall conform to the conduit and outlet articles of the specifications for the base building.
5.	All raceways and conduit runs shall be independently supp01ied from the structure.
6.	All raceways and conduit runs, etc. must be maintained at a height of a minimum of nine (9”) inches from the integrated ceiling.
7.	No telephone wire shall run loose or exposed.
8.	The telephone company shall not cause any labor dispute that might cause a disruption of the base building work.
9.	Floor outlets are subject to Landlord approval as to type and location.
K.	SPRINKLERS
1.	Alterations to the system to accommodate Tenant’s space plan shall be performed, at Tenant’s expense, by a sprinkler contractor approved by Landlord.
2.	All additional and/or relocated sprinkler heads shall be the same as those installed in the base building except for pendant type heads.
L.	PLUMBING
1.	There are no wet columns in tenant areas, all waste, vent, hot and cold water lines for additional facilities must be carried back to the central core area of the building.
2.

All additional piping required for Tenant facilities must be independently supported from the structure and a minimum clearance of nine (9”) inches must be maintained between the underside of the piping and hangers and the integrated ceiling.

3.	No exposed plumbing of any kind is permitted.
4.	All piping must conform to the requirements of the base building specifications.
5.	All pipe covering shall conform to the requirements of the base building specifications.
6.	All Tenant-added plumbing fixtures shall be by the same manufacture, and of the same style and trim as the base building fixtures.

7.	Pantry and/or lunch room fixtures, etc. are subject to Landlord’s approval, and the need for such facilities must be demonstrated.
8.	All toilet accessories must be by the same manufacture as the base building accessories.
9.	All connections to the Building piping must be made at the time designated by Landlord.
M.	HEATING, VENTILATING AND AIR-CONDITIONING
1.	All costs involved in altering the system shall be paid by the tenant.
2.	Tenant shall pay the cost of rotating the fixtures, etc. to suit its floor plan.
3.

Special HVAC requirements for computer rooms, etc. shall be submitted to Landlord for approval together with all design requirements for review by the base building consultants well in advance of the anticipated start date of Tenant work (45 days minimum).

4.	Systems added by Tenant shall conform to the requirements of the base building specifications.

EXHIBIT G

(Tenant Plan Requirements)

Whenever Tenant shall be required by the terms of the Lease to submit plans to Landlord in connection with any improvement or alteration to the Premises, such plans shall include at least the following:

1.	Floor plan indicating location of partitions and doors (details required of partition and door types).
2.	Location of standard electrical convenience outlets and telephone outlets.
3.	Location and details of special electrical outlets; e.g., photocopiers, etc.
4.	Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.
5.	Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.
6.	Location and specifications of floor covering, paint or paneling with paint colors referenced to standard color system.
7.	Finish schedule plan indicating wall covering, paint, or paneling with paint colors referenced to standard color system.
8.	Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.
9.

Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

10.	Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.)
11.	Location and weights of storage files.
12.	Location of any special soundproofing requirements.
13.	Location and details of special floor areas exceeding 50 pounds of live load per square foot.
14.	All structural, mechanical, plumbing and electrical drawings, to be prepared by the base building consulting engineers, necessary to complete the Premises in accordance with Tenant’s Plans.

G-1

15.	All drawings to be uniform size (30” x 46”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = l’ or larger.
16.

All drawing shall be stamped by an architect (or, where applicable, an engineer) licensed in the Commonwealth of Massachusetts and without limiting the foregoing, shall be sufficient in all respects for submission to the City of Boston Inspectional Services Department in connection with a building permit application.

17.

Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any work, addition, alteration or improvement to be undertaken by or on behalf of Tenant shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi-governmental agency, board or authority.

G-2

EXHIBIT H

(Commencement Letter)

BROOKFIELD FINANCIAL PROPERTIES L.P.

One Liberty Plaza

New York, NY 10006

[Name of Contact]

[Name of Tenant]

75 State Street

Boston, MA 02109

RE:	[Name of Tenant]
[Floor] 75 State Street, Boston

Dear [Name of Contact]:

Reference is made to that certain Lease, dated as of , 20 , between BROOKFIELD PROPERTIES 75 STATE CO. LLC as Landlord and ________ as Tenant, with respect to space on the ______ floor of 75 State Street, Boston, Massachusetts.

In accordance with Section 4.1 of the Lease, this is to confirm that the Commencement Date of the te1m of such Lease occurred on , the Rent Commencement Date shall be [and that the Initial Term of such Lease shall expire on .] If the foregoing is in accordance with your understanding, would you kindly execute this letter in the space provided below, and return the same to us for execution by Landlord, whereupon it will become a binding agreement between us.

Very truly yours,

BROOKFIELD PROPERTIES 75 STATE CO. LLC

	By:	_______________________________________
Name:
Title:

Accepted and Agreed:

[Name of Tenant]

By:
Name:
Tilte:
Date:

H-1

EXHIBIT I

(Heating, Ventilating and Air-Conditioning Specifications)

The base building HVAC system (the “System”) shall be designed to maintain the following conditions provided Tenant’s air distribution duct work is designed in accordance with S.M.A.C.N.A. (Sheet Metal and Air Conditioning National Association, Inc.) standards for variable air volume systems:

In the summer, the System shall be nominally designed to maintain a maximum of 76°F (+/- 2 degrees) dry bulb temperature and 50% relative humidity when the outdoor weather conditions do not exceed 89°F dry bulb and 74°F wet bulb.

In the winter, the System shall be nominally designed to maintain a minimum 72°F (+/- 2 degrees) dry bulb when the outdoor temperature is not less than 6°F.

The design conditions described herein are based upon an occupancy of not more than one person per 100 usable square feet, a combined lighting and standard electrical load not to exceed 2.5 watts per usable square foot, and the use of venetian blinds on each window drawn to a 45° angle in the exposure subject to direct solar radiation. The basis for design of the Tenant’s air distribution system shall be a maximum of 57°F supply air temperature entering the Premises.

I-1

EXHIBIT J

(Form of Subordination, Non-Disturbance and

Attornment Agreement)

RECORDING REQUESTED BY AND WHEN RECORDED, RETURN TO:

Latham & Watkins

LLP 633 West Fifth Street

Suite 4000

Los Angeles, CA 90071

Attn: Donald I. Berger, Esq.

(Space above this line for Recorder’s use only)

SUBORDINATION, NON-DISTURBANCE AND

ATTORNMENT AGREEMENT

NOTICE: THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE IN THE PREMISES BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

This SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) dated as of the day of , 20_, by and among DEUTSCHE BANK AG, NEW YORK BRANCH having an address at 60 Wall Street, New York, New York 10005, in its capacity as administrative agent (in such capacity, together with its successors and assigns, “Mortgagee”), BROOKFIELD PROPERTIES 75 STATE STREET CO. LLC, a Delaware limited liability company, having an office and place of business at c/o Brookfield Financial Properties L.P., Three World Financial Center, 200 Vesey Street, New York, NY 10281 (“Landlord”) and GRANT THORNTON LLP, an Illinois limited liability partnership, and having an office and place of business at 1901 S. Myers Road, Suite 455, Oakbrook Terrace, Illinois 60181 (the “Tenant”).

RECITALS:

A.Tenant has entered into a certain lease dated as of December, 2012 (the “Lease”), with Landlord, with respect to that certain premises consisting of 24,233 rentable square feet on the 13th floor and 17,136 rentable square feet on a portion of the 14th floor (the “Premises”) and located in the building located on the real property commonly known as 75 State Street, Boston, MA (the “Property”) and more particularly described in Exhibit A attached hereto; and

B.Mortgagee has made or is about to make a mortgage loan (the “Loan”) to Landlord secured by a deed of trust (the “Mortgage”) of certain prope1iy that includes the Premises; and

C.The parties desire to set f01ih the terms of their agreement.

NOW, THEREFORE, in consideration of the Premises and of the sum of ONE DOLLAR ($1.00) to each party hereto paid by the other, the receipt hereof is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.Subordination. Notwithstanding anything to the contrary contained in the Lease, the Lease and the leasehold estate created thereby are and shall at all times be subject and subordinate to the Mortgage and to all renewals, modifications, consolidations, replacements and extensions thereof, to the full extent of the principal sum secured thereby, interest thereon and any other sum due Mortgagee thereunder. The Mortgage shall take precedence over the Lease and shall be entitled to the same rights and privileges, both in law and in equity, as the Mortgage would have had if it had been executed, delivered, and recorded prior to the execution, delivery, and recording, or any of them, of the Lease or any notice thereof. Tenant and Landlord agree that notwithstanding anything to the contrary contained in the Lease, Tenant will not subordinate the Lease or its interest in the Premises to any other mortgage or encumbrance without the prior written consent of Mortgagee.

2.Attornment. If Mortgagee (or its nominee or designee) shall succeed to the rights of Landlord under the Lease through possession or foreclosure action, delivery of a deed or otherwise, or another person purchases the Property or the portion thereof containing the Premises upon or following foreclosure of the Mortgage or in connection with any bankruptcy case commenced by or against Landlord (Mortgagee, its nominees and designees, and such purchaser, and their respective successors and assigns, each being a “Successor-Landlord”), then, Tenant shall attorn to and recognize Successor-Landlord as Tenant’s landlord under the Lease. Upon such attornment, the Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor-Landlord and Tenant upon all terms, conditions and covenants as are set forth in such Lease. If such Lease shall have terminated by operation of law or otherwise as a result of or in connection with a bankruptcy case commenced by or against Landlord or a foreclosure action or proceeding or delivery of a deed in lieu of foreclosure or otherwise, upon request of Successor-Landlord, Tenant shall promptly execute and deliver a direct lease with Successor-Landlord which direct lease shall be on the same terms and conditions as the Lease (subject, however, to the provisions of clauses (a)-(g) of Section 6 hereof) and shall be effective as of the day such Lease shall have terminated as aforesaid.

3.No Constructive Eviction. Tenant agrees that foreclosure of, or any other legal action in connection with, the Mortgage shall not be a constructive eviction of Tenant except at the option of Mortgagee, which option shall arise only if Tenant is in default under the Lease beyond the expiration of any applicable grace period. Tenant shall have no right to appear in any such foreclosure action.

4.SNDA. Tenant agrees to enter into a subordination, non-disturbance and attornment agreement with any person which shall succeed Mortgagee as lender with respect to the Property, or any portion thereof, provided such agreement is in the same form as this Agreement.

5.Non-Disturbance. Mortgagee shall not, in the exercise of its rights arising, or which may arise, out of the Mortgage, disturb Tenant, interfere with Tenant, or deprive Tenant of its possession or its right to possession of the Premises (or any part thereof) under the Lease, or any right or privilege granted to or inuring to the benefit of Tenant under the Lease, or join Tenant in summary or foreclosure proceedings, provided the Lease is then in full force and effect. Provided Tenant is not in default (beyond all applicable notice and cure periods) under the Lease, Successor Landlord shall be bound to Tenant under all of the terms and conditions of the Lease and shall perform all obligations of landlord under the Lease (except to the extent expressly provided otherwise in Section 6 of this Agreement). Notwithstanding anything to the contrary set forth in this Agreement, if Tenant is in default under the Lease beyond the expiration of any applicable notice and cure period, Mortgagee shall have the absolute and unconditional right to exercise and enforce or cause Landlord to exercise and enforce any rights of Landlord under such Lease.

6.Mortgagee’s Liability. Mortgagee, whether or not it succeeds to the interest of Landlord under the Lease, shall not be

(a)

liable for any act, omission, neglect or default of any prior landlord, including the present Landlord; provided however, Successor Landlord shall continue to be bound by any Offset Right that Tenant may have relating to any event or occurrence before the date of attornment of (i) the basis of such Offset Right remains uncured after the date of attornment and (ii) either Lender or Successor Landlord was provided with notice and opportunity to cure the same in accordance with Section 9 below and pursuant to the terms and conditions of the Lease. “Offset Right” means any right of Tenant to any offset for non-payment of any Landlord’s Contribution (as defined in the Lease) or Space Planning Allowance (as defined in the Lease), or any other offset, defense, claim, counterclaim, reduction, deductions or abatement against Tenant’s payment of Rent or performance of Tenant’s other obligations under the Lease, arising (whether under the Lease or other applicable law, including 11 U.S.C. § 365(h)) from Landlord’s breach or default under the Lease, or rejection of the Lease in bankruptcy from Landlord’s breach or default under the Lease; or

(b)

liable or responsible for or with respect to the retention, application and/or return to Tenant of any security deposit paid to any prior Landlord, including the present Landlord, whether or not still held by such prior Landlord unless and until Mortgagee or such other purchaser has actually received for its own account as Landlord the full amount of such security deposit; or

(c)	subject to any offsets, counterclaims or defenses which Tenant might have against any prior landlord, including the present Landlord; provided, however, Successor

Landlord shall continue to be bound by any Offset Right that Tenant may have relating to any event or occurrence before the date of attornment if (i) the basis of such Offset Right remains uncured after the date of attornment and (ii) either Lender or Successor Landlord was provided with notice and opportunity to cure the same in accordance with Section 9 below and pursuant to the terms and conditions of the Lease; or

(d)	bound by any rent or additional rent that Tenant might have paid for more than the current month and one succeeding month to any prior landlord, including the present Landlord; or
(e)	bound by any obligation to make any payment to Tenant which was required to be made prior to the time Mortgagee succeeded to any prior landlord’s interest; or
(f)

bound by any assignment, surrender, termination, cancellation, amendment, or modification of the Lease made after the date hereof (other than any assignment, surrender, te1mination, cancellation, amendment or modification of the Lease that pertains to any right of Tenant under the express terms of the Lease, including, but not limited to, Tenant’s renewal, expansion and termination rights set forth in the Lease), if consent is required pursuant to the Mortgage or other loan documents by and between Landlord and Lender dated as of the date of the Mortgage. Tenant represents and warrants that, as of the date hereof, it has not sublet the Premises to any sublessee; has not assigned any of its rights under the Lease; has no right to lease or occupy any part of the Property subject to the lien of the Mortgage other than the Premises and any expansion or right of first offer rights expressly set forth in the Lease and the non-exclusive right to use of the common areas of the Property subject to the lien of the Mortgage; and has no extension or renewal rights other than as expressly set forth in the Lease, including amendments thereto; or

(g)	liable to Tenant beyond the Successor Landlord’s interest in the Property and the rents, income, receipts, revenues, issues and profits arising from such Property; or
(h)	required to remove any person occupying the Premises or any part thereof except if such person claims by or through Successor-Landlord.

Notwithstanding anything to the contrary contained herein, Mortgagee and any Successor Landlord shall be bound by and recognize Tenant’s right under Section 5.2(c) of the Lease to offset against Rent the amount of any Allowances that are due and payable under the Lease. “Allowances” mean the Landlord’s Contribution and the Space Planning Allowance (as such terms are defined in the Lease and herein collectively referred to as the “Allowances”) due under the Lease.

7.Payment of Rent. Tenant acknowledges being advised by Landlord that the Lease and the rent and all sums due thereunder have been or will be assigned to Mortgagee pursuant to an Assignment of Leases and Rents from Landlord to Mortgagee, as security for the obligations secured by the Mortgage. Landlord hereby directs Tenant that if Mortgagee notifies Tenant in writing of an event of default under the Mortgage and demands that Tenant pay its rent and all other sums due under the Lease to Mortgagee, Tenant will honor such demand and pay to Mortgagee the rent and all other sums due under the Lease from and after the date of receipt of such notice, on each due date under the Lease, until directed otherwise in writing by Mortgagee or by a court of competent jurisdiction. Tenant shall make such payments to Mortgagee without any further direction or consent from Landlord and despite the fact that no receiver of rents may have been appointed by a court. Landlord hereby irrevocably authorizes and directs Tenant to make such payments to Mortgagee despite the receipt of any contrary instructions from Landlord or any other party, except a court of competent jurisdiction. Payment of rent by Tenant in accordance with the provisions of this Section shall constitute performance by Tenant under the Lease as to all amounts paid.

8.Insurance and Condemnation Proceeds. Tenant agrees that, notwithstanding any provision hereof to the contrary, the terms of the Mortgage shall continue to govern with respect to the disposition of any insurance proceeds or eminent domain awards, and any obligations of Landlord to restore the real estate of which the Premises are a part shall, insofar as they apply to Mortgagee, be limited to insurance proceeds or eminent domain awards received by Mortgagee after the deduction of all costs and expenses incu1Ted in obtaining such proceeds or awards, provided, however, the foregoing shall not limit Tenant’s express termination rights under the Lease in the event of any such casualty or condemnation.

9.Notice of Default and Cure Rights. This Agreement shall serve as notice to Tenant of the Mortgage, and pursuant to the Lease,

(a)	Intentionally Deleted.

(b)

In the event of a default by Landlord under the Lease which would give Tenant the right, immediately or after the lapse of a period of time, to cancel or terminate the Lease, Tenant shall not exercise such right (i) until Tenant has given written notice of such default, act or omission to Mortgagee and (ii) unless Mortgagee has failed, within ten (10) business days after Mortgagee receives such notice, to cure or remedy, or to cause Lenders to cure or remedy, the default, or if such default shall be one that is reasonably capable of being remedied by Lenders or Mortgagee but is not reasonably capable of being remedied by Lenders or Mortgagee within such ten (10) business day period, until a reasonable period for remedying such default, act or omission shall have elapsed following the giving of such notice and following the time when Mortgagee shall have become entitled under the M01igage to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under the Lease or otherwise, after similar notice, to effect such remedy), provided that Mortgagee shall with due diligence pursue the right to remedy such default and shall with due diligence commence and continue to, remedy, or cause to be remedied, such default, act or omission before the expiration of said ten (10) business day period.

(c)	Notwithstanding the foregoing, Mortgagee shall not have any obligation hereunder to remedy such default, act or omission.

10.Notice of Mortgage. To the extent that the Lease shall entitle Tenant to notice of the existence of any mortgage and the identity of any mortgagee, this Agreement shall constitute such notice to Tenant with respect to the Mortgage and Mortgagee.

11.Successor-Landlord Liability. Notwithstanding anything herein or in the Lease to the contrary, in the event that a Successor-Landlord shall acquire title to the Property or a portion thereof, Successor-Landlord shall have no obligation, nor incur any liability, beyond Successor Landlord’s then interest, if any, in the Property, and Tenant shall look exclusively to such interest, if any, of Successor-Landlord in the Property for the payment and discharge of any obligations imposed upon Successor-Landlord hereunder or under the Lease. Tenant agrees that, with respect to any money judgment which may be obtained or secured by Tenant against Successor-Landlord, Tenant shall look solely to the estate or interest owned by Successor Landlord in the Property (including, without limitation, the rents, issues and profits therefrom), and Tenant will not collect or attempt to collect any such judgment out of any other assets of Successor-Landlord.

12.Intentionally Deleted.

13.No Obligation. Except as specifically provided in this Agreement, Mortgagee shall not, by virtue of this Agreement, the Mortgage or any other instrument to which Mortgagee may be a party, be or become subject to any liability or obligation to Tenant under the Lease or otherwise.

14.Modifications. No modification, amendment, waiver, or release of any provision of this Agreement or of any right, obligation, claim, or cause of action arising thereunder shall be valid or binding for any purpose whatsoever unless in writing and duly executed by the party against which the same is sought to be asserted.

15.Hazardous Substances. Tenant shall neither suffer nor itself manufacture, store, handle, transp01i, dispose of, spill, leak, dump any toxic or hazardous waste, waste product or substance (as they may be defined in any federal or state statute, rule or regulation pertaining to or governing such wastes, waste products or substances) on the property mortgaged to Mortgagee at any time during the term, or extended term, of the Lease in contravention of any applicable federal or state statute or regulation.

16.Landlord’s Acknowledgments. Landlord, as landlord under the Lease and trustor under the Mortgage, agrees for itself and its heirs, successors and assigns, that: (a) this Agreement does not (i) constitute a waiver by M01igagee of any of its rights under the Mortgage, and/or (ii) in any way release Landlord from its obligation to comply with the terms, provisions, conditions, covenants, agreements and clauses of the Mortgage; and (b) the provisions of the Mortgage and Lease remain in full force and effect and must be complied with by Landlord.

17.Successors and Assigns. The terms of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the pa1iies hereto.

18.Authority. Each party to this Agreement represents and warrants to each other party hereto that the execution and delivery of this Agreement has been duly authorized and that this Agreement shall be binding upon said party in accordance with its terms.

19.Notices. Any notice required or permitted to be given by Tenant to Landlord shall be simultaneously given also to M01igagee. Performance by Mortgagee shall satisfy any conditions of the Lease requiring performance by Landlord, and M01igagee shall have a reasonable time to complete such performance as provided in Section 9 hereof. Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if delivered personally or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or by overnight express courier addressed as follows:

If to Mortgagee:

Deutsche Bank AG, New York Branch

200 Crescent Court, Suite 550

Dallas, Texas 75201

Attention: Gerard K. Dupont

with a copy to:

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, CA 90071

Attention: Donald I. Berger, Esq.

If to Landlord:

Prior to February 1, 2013:

c/o Brookfield Financial Properties

L.P. Three World Financial Center

200 Vesey Street, 11th Floor

New York, New York 10281

Attention: Senior Vice President, Finance

Attention: General Counsel
Facsimile No.: (212)417-7195

After February 1, 2013:

c/o Brookfield Financial Prope1iies L.P.

250 Vesey Street

New York, NY 10281-1023

Attention: Senior Vice President, Finance

Attention: General Counsel

Facsimile No.: (212) 417-7195

With a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Attention: Samuel Richardson, Esq.

Facsimile No.: (617) 227-8591

If to Tenant:

Grant Thornton LLP

1901 S. Myers Road, Suite 455

Oakbrook Terrace, Illinois 60181

Attn: Russell G. Wieman

with a copy to:

Grant Thornton LLP

175 West Jackson, Suite 2000

Chicago, Illinois 60684-2687

Attn: Executive Director of Procurement

with a copy to:

Grant Thornton LLP

175 West Jackson, Suite 2000

Chicago, Illinois 60684-2687

Attn: Office of the General Counsel

or at such other addresses or to the attention of such other persons as may from time to time be designated by the party to be addressed by written notice to the other parties in the manner herein provided. Notices, demands and requests given in the manner aforesaid shall be deemed sufficiently served or given for all purposes hereunder when received or when delivery is refused or when the same are returned to sender for failure to be called for.

20.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

21.Counterparts. This document may be executed in counterparts and any pa1ty may execute any counterpart, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one and the same document.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

NOTICE: THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT CONTAINS A PROVISION WHICH ALLOWS THE PERSON OBLIGATED ON THE LEASE TO OBTAIN A LOAN, A PORTION OF WHICH MAY BE EXPENDED FOR OTHER PURPOSES THAN IMPROVEMENT OF THE PROPERTY.

MORTGAGEE:	DEUTSCHE BANK AG,
NEW YORK BRANCH

By:
Name:
Its:

By:
Name:
Its:

LANDLORD:	BROOKFIELD 75 STATE STREET CO.
LLC,
a Delaware limited liability company

By:
Name:
Its:

TENANT:	GRANT THORNTON LLP,
an Illinois limited liability partnership

By:
Name:
Its:

STATE OF
 ) ss.

COUNTY OF

On 20_, before me, the undersigned notary public in and for said County and State, personally appearedof Deutsche Bank AG, New York

Branch

personally known to me

[or]

proved to me on the basis of satisfactory evidence

to be the person(s) whose name(s)  subscribed to the within instrument and acknowledged to me that  executed the same in

authorized capacity(ies) and that, by       signature(s) on the instrument, the person(s) or the entity(ies) upon behalf of which the person(s) acted executed the instrument.

WITNESS my hand and official seal.

My commission expires on

STATE OF
  ) ss.

COUNTYOF

On 20_, before me, the undersigned notary public in and for said County and State, personally appeared     of Brookfield 75 State Street Co. LLC,

personally known to me

[or]

proved to me on the basis of satisfactory evidence

to be the person(s) whose name(s) subscribed to the within instrument and acknowledged to me that executed the same in authorized capacity(ies) and that, by signature(s) on the instrument, the person(s) or the entity(ies) upon behalf of which the person(s) acted executed the instrument.

WITNESS my hand and official seal.

My commission expires on

STATE OF )ss.

COUNTY OF )

On ,20_, before me, the undersigned notary public in and for said County and State, personally appeared     of Grant Thornton LLP,

personally known to me

[or]

proved to me on the basis of satisfactory evidence

to be the person(s) whose name(s)   executed the same in subscribed to the within instrument and acknowledged to me that authorized capacity(ies) and that, by signature(s) on the instrument, the person(s) or the entity(ies) upon behalf of which the person(s) acted executed the instrument.

WITNESS my hand and official seal.

My commission expires on

EXHIBIT A

Legal Description of the Property

EXHIBIT K

LANDLORD’S PREMISES WORK

Landlord, at its cost, shall deliver the Premises to Tenant in core and shell condition, vacant, broom clean and otherwise in compliance with all applicable Laws for demolished space and with the following work performed in a good and workmanlike manner:

1.	Construct a building standard demising wall to lawfully demise the 14th Floor Premises;
2.

Remove the one (1) internal staircase indicated on the plan attached to this Exhibit K and install a Building Standard floor/ceiling deck (the other internal staircase to remain in the Premises in its as is condition);

3.	Remove partitions, components, equipment and fixtures;
4.	Remove electrical, telephone and data cabling and devices (other than base building wiring and cabling);
5.

Remove existing floor finishes and prepare subfloor to accept Tenant finishes. The areas of the Premises cross-marked on the floor plan attached hereto as Schedule K shall be level concrete floors with a maximum of¼” (non-cumulative) total variation of 10’ non cumulative;

6.	Remove existing ceilings, lighting and other ceiling mounted devices and existing window blinds;
7.	Bring all plumbing back to the core; and
8.	Sheetrock and finish tape all structural columns to be ready to accept Tenant finishes.

Tenant acknowledges and agrees that the main HVAC trunk line servicing the Premises shall remain as currently configured and will not be demolished, removed or re-located as part of Landlord’s Premises Work.

K-1

STATE STREET
STAIRCASE TO REMAIN
MEN
WOMEN
S1AIRCASE TO BE REMOVED

(I)
Plan North

14th Floor
December 13 2012

75 State Street
75 State Street
Boston.MA
(617) 619-4799

Brookfield

K-2

EXHIBIT L

LIST OF TENANT COMPETITORS

PWC

KPMG

Deloitte

E&Y

CBIZ Tofias

McGladery

KLR (Kahn Litwin Renza)

BDO

L-1

EXHIBIT M

HIGH STREET LESSOR CONSENT

125 High Street, L.P.

c/o Tishman Speyer Properties 45 Rockefeller Plaza

New York, NY 10111

 ,20_

Riversource Investments, LLC	Riversource Investments, LLC
Ameriprise Financial, Inc.	Ameriprise Financial, Inc.
c/o CB Richard Ellis, Inc.	c/o Ameriprise Lease Administration
775 Ameriprise Financial Center	One South Wacker Drive, Suite 800
Minneapolis, Minnesota 55474	Chicago, IL 60606-3392

Grant Thornton LLP
175 W. Jackson Boulevard, 20th Floor
Chicago, IL 60604
Attn: Risk, Regulatory and Legal Affairs

Brookfield Properties 75 State Co. LLC
c/o Brookfield Financial Properties L.P.
250 Vesey Street
New York, NY 10281-1023
Attention: Senior Vice President, Finance
Attention: General Counsel

RE:CONSENT TO ASSIGNMENT OF SUBLEASE

“Building”:	High Street Tower - 125 High Street, Boston, Massachusetts
“Premises”:	13,920 square feet of Gross Rental Area on the 21st floor of the Building
“Landlord”	125 High Street, L.P., a Delaware limited partnership
“Tenant”:	Riversource Investments, LLC, a Minnesota limited liability company and Ameriprise Financial, Inc., a Delaware corporation, jointly and severally
“Assignor”:	Grant Thornton LLP, an Illinois limited liability partnership
“Assignee”:	Brookfield Properties 75 State Co. LLC, a Delaware limited liability company
“Lease”:	Lease, between Landlord and Tenant, dated as of August 7, 2007, as same has heretofore been or may hereafter be amended, modified, extended or restated from time to time
“Sublease”:	Sublease, between Tenant, as sublessor, and Assignor, as sublessee, dated as of April 27, 2009, as modified, amended and supplemented by the

Consent to Sublease, that certain Assignment, Assumption and Consent dated December 1, 2011 between CCR LLP, as assignor, and Grant Thornton LLP, as assignee, and that certain Consent to Assignment of Sublease dated April 19, 2012 between CCR LLP, Grant Thornton LLP, Riversource Investments, LLC, Ameriprise Financial, Inc. and 125 High Street, L.P.

“Consent to Sublease”:	Consent to Sublease, between Landlord, Tenant and Assignor.
“Assignment and Assumption Agreement”:	Assignment and Assumption Agreement dated as of_______ 20__ (the “Effective Date”), a copy of which is attached hereto as Exhibit A and incorporated herein by this reference.

Ladies and Gentlemen:

You have requested our consent to the Assignment and Assumption Agreement. Such consent is hereby granted on the terms and conditions, and in reliance upon the representations and warranties, set forth in this letter agreement (this “Agreement”).

1.

Assignor represents and warrants to Assignee, Landlord and Tenant that (a) the Sublease is in full force and effect; (b) the Sublease has not been assigned (excepting only pursuant to the Assignment and Assumption Agreement), encumbered, amended, modified, extended or supplemented; (c) Assignor knows of no defense or counterclaim to the enforcement of the obligations of the Assignor under the Sublease; (d) Assignor is not entitled to any reduction, offset or abatement of the rent payable under the Sublease; (e) Assignor is not in default of any of its obligations or covenants, and has not breached any of its representations or warranties under the Sublease, (f) a true and complete copy of the Assignment and Assumption Agreement is attached hereto as Exhibit A; (g) the Assignment and Assumption Agreement and the 75 State Lease (as hereinafter defined) constitute the entire agreement between Assignor and Assignee with respect to the Sublease, the Premises, and/or the assignment of the Sublease, and (h) the Sublet Premises (as hereinafter defined) has not been further sublet in whole or in part.

2.

Landlord’s obligations are governed only by the Lease, the Consent to Sublease and this Agreement. Landlord shall not be bound or estopped by any provision of the Sublease and/or the Assignment and Assumption Agreement.

3.

All of the terms, conditions, agreements, representations and warranties contained in the Consent to Sublease are hereby incorporated by this reference into this Agreement as if fully and completely set forth herein, except that notices to Assignee shall be sent to Assignee’s notice address and to the attention of the parties set forth above for Assignee in this Consent to Assignment of Sublease. This consent to the Assignment and Assumption Agreement is upon and subject to all of the terms, conditions, agreements, representations and warranties set forth in the Consent to Sublease and all of said terms, conditions, agreements, representations and warranties are hereby remade and reaffirmed as of the date hereof; provided, however, the Assignee shall be substituted for and replace the Assignor in all respects and all references contained in the Consent to Sublease to the “Subtenant” shall be deemed to be references to the Assignee. Without limiting the foregoing, from and after the Effective Date, Assignee hereby assumes and agrees to perform in a timely fashion all of the agreements, obligations, liabilities, duties, and covenants of Assignor (as subtenant) under the Consent to Sublease and hereby remakes and reaffirms, on its own behalf, all of the agreements, obligations, liabilities, duties, and covenants of Assignor under and pursuant to the Consent to Sublease. Except as expressly set forth herein, the terms and conditions of the Consent to Sublease shall be and remain unmodified and in full force and effect in accordance with its terms.

4.	Assignor and Assignee each agrees:
(i)

notwithstanding any provision contained in this Agreement to the contrary, the liability of the Landlord for its obligations (whether under the Lease, the Consent to Sublease, this Agreement, or otherwise) shall be limited to the interests of Landlord in the Real Property. In no event shall any partner, member, manager, shareholder, director, officer, principal, employee, agent, or owner of Landlord, direct or indirect, disclosed or undisclosed, be personally liable for any debts, liabilities or obligations of Landlord, or for any claims against Landlord, arising out of or resulting from the Lease, the Consent to Sublease the Premises, or this Agreement. Any such debts, obligations, liabilities or claims shall be satisfied solely out of the interests of Landlord in the Real Property. In no event shall any personal judgment be sought or obtained against any partner, member, manager, shareholder, director, officer, principal, employee, agent, or owner of Landlord, direct or indirect, disclosed or undisclosed; and

(ii)

the obligations of Landlord under this Agreement, the Consent to Sublease and the Lease shall not be binding upon Landlord after the sale, conveyance, assignment or transfer by Landlord of its interest in the Real Property, and Assignor and Assignee shall look solely to the transferee for the satisfaction of such obligations. Any such transferee shall be deemed to have assumed all of Landlord’s obligations under this Agreement and the Consent to Sublease.

5.

Except for amounts paid to Assignor by Assignee pursuant to that certain Lease dated December_, 2012 (the “75 State Street Lease”) between Assignee, as landlord, and Assignor, as tenant, Assignor and Assignee each represents and warrants that no other rent or other consideration is being paid or is payable to Assignor for the right to use or occupy the Premises or for the use, sale or rental by Assignee of fixtures, leasehold improvements, equipment, furniture, or other personal property.

6.	Tenant fu11her certifies to Assignee, as of the date hereof, as follows:

(i)A true, correct and complete copy of the Lease, the Sublease and the Consent to Sublease are attached hereto as Exhibit B, and the Sublease sets forth the entire agreement between Tenant and Assignor with respect to the subleasing of the Sublet Premises, the Lease, the Sublease and the Consent to Sublease are in full force and effect and have not been modified, supplemented, amended or assigned in any way whatsoever except as described on Exhibit B hereto (excepting only pursuant to the Assignment and Assumption Agreement).

(ii)Notwithstanding anything to the contrary in the Consent to Sublease, the subleased premises pursuant to the Sublease consists of 13,920 square feet of Gross Rental Area on the 21st floor of the Building (the “Sublet Premises”);

(iii)The term of the Sublease expires on March 31, 2018 and Tenant has not exercised its termination option pursuant to Article 32 of the Lease.

(iv)The monthly Fixed Rent presently payable under the terms of the Sublease is $46,400 and has been paid in full through _

(v)All additional rent including without limitation, “Subtenant’s Tax Payment”, “Subtenant’s Operating Payment,” “Subtenant’s Insurance Payment,” “Electricity Additional Rent,” any “Condenser Water Charge” and any parking charges that are payable by Assignor under the terms of the Sublease have been paid in full through -------

(vi)Tenant has not delivered nor received any outstanding notice of default under the Lease or the Sublease and, to the best of Tenant’s knowledge, there are no defaults under the Lease or the Sublease and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default under the Lease or the Sublease.

(vii)The current addresses for notices to be sent to Tenant under the Sublease is set forth below:

With a copy to:

(viii)Tenant acknowledges and agrees that, as of the date of this Consent to Assignment of Sublease, Assignor has not installed or perfo1med any Specialty Alterations in or to the Sublet Premises that require removal at the expiration or earlier termination of the term of the Sublease.

Tenant acknowledges that Assignee has or will hereafter acquire an interest in the Sublease and the Sublet Premises, and Assignee is relying upon the certifications of Tenant set forth in this paragraph 6 in connection therewith.

7.

This Agreement constitutes the entire agreement of the parties with respect to Landlord’s consent to the Assignment and Assumption Agreement. This Agreement may not be amended, modified, altered or changed except in writing signed by the Landlord. This Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of laws. Assignor and Assignee each represents that it is duly authorized to execute and deliver this Agreement, and that it has full power and authority to enter into this Agreement.

8.

Landlord’s rights and remedies under this Agreement shall be in addition to every other right or remedy available to it under the Lease, at law, in equity or otherwise, and Landlord shall be able to assert its rights and remedies at the same time as, before, or after its assertion of any other right or remedy to which it is entitled without in any way diminishing such other rights or remedies. Nothing contained herein shall be deemed to diminish or relieve the Tenant of its primary responsibility and liability under the Lease. The invalidity or unenforceability of any provision of this Agreement shall not impair the validity and enforceability of any other provision of this Agreement.

9.

This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, except that it shall not inure to the benefit of any successor or assign of Assignee whose status was acquired in violation of the Lease, the Sublease, the Consent to Sublease and/or this Agreement.

10.

Assignor and Assignee, jointly and severally, indemnify Landlord against, and hold it harmless from, all costs, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of any claims for brokerage commissions, finders fees or other compensation in connection with the Assignment and Assumption Agreement or procuring possession of the Premises by Assignee. If any action or proceeding is brought against Landlord by reason of any such claim, then Assignor and Assignee, at their sole expense, shall defend any such claim with counsel reasonably acceptable to Landlord and settle any such claim at their expense; however, any stipulation, settlement agreement, consent order, judgment or decree entered into in connection therewith shall be subject to the prior written approval of the Landlord in all respects. The provisions of this paragraph 10 shall survive the expiration or earlier termination of the Lease and/or the Sublease.

11.

Assignor and Assignee, jointly and severally, indemnify Landlord against, and hold it harmless from any and all losses, costs, expenses, claims and liabilities including, but not limited to, reasonable counsel fees, arising from the use, occupancy, conduct or management of the Premises by Assignee, or its agents, employees, contractors, representatives, invitees or visitors, or Assignee’s business activities therein. If any action or proceeding is brought against Landlord by reason of any such claim, Assignor and Assignee, upon written notice from Landlord, shall, at the sole cost and expense of Assignor and Assignee, resist or defend such action or proceeding using counsel reasonably approved by Landlord; however, any stipulation, settlement agreement, consent order, judgment or decree entered into in connection therewith shall be subject to the prior written approval of the Landlord in all respects. The provisions of this paragraph 11 shall survive the expiration or earlier termination of the term of the Sublease and/or the Lease. The indemnity and any right granted to Landlord pursuant to this paragraph shall be in addition to, and not in limitation of, Landlord’s rights under the Lease.

12.

In no event shall the Sublease or the Assignment and Assumption Agreement be modified, amended or supplemented, nor shall the Sublease or the rights of Assignee thereunder be assigned or sub-sublet, without the prior written consent of the Landlord in each instance in accordance with the applicable terms of the Lease. If Assignee desires Landlord’s consent to any such action it must specifically and separately request such consent. Tenant shall give Landlord prompt written notice if the Sublease terminates prior to the expiration of its stated term.

13.

Notwithstanding the provisions of Section 22 of the Sublease to the contrary, Tenant hereby conveys to Assignee all of Tenant’s right, title and interest in the Furniture described in Section 22 of the Sublease and agrees that Assignor and/or Assignee may remove any or all of the Furniture at any time and from time to time following the date of this Consent to Assignment of Sublease.

14.

Neither the execution and delivery of this Agreement, the Consent to Sublease or the Sublease, nor any acceptance of rent or other consideration from Assignee by Landlord or Landlord’s agent shall operate to waive, modify, impair, release or in any manner affect Tenant’s liabilities and obligations under the Lease.

14.

If there shall be any conflict or inconsistency between the terms, covenants and conditions of the Consent to Sublease as supplemented by this Agreement and the Sublease, then the terms, covenants and conditions of the Consent to Sublease as supplemented by this Agreement shall prevail.

15.

Each of the parties hereby irrevocably and unconditionally waives its right to a jury trial in any cause of action arising out of, or relating to, this Agreement. All disputes arising, directly or indirectly, out of or relating to this Agreement, and all actions to enforce this Agreement, shall be dealt with and adjudicated in the state courts of the Commonwealth of Massachusetts or the federal courts for the Commonwealth of Massachusetts and for that purpose each party hereby expressly and irrevocably submits itself to the jurisdiction of such courts. To the maximum extent permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, shall be necessary in order to confer jurisdiction upon it in any such court.

16.	Tenant agrees to pay, upon demand, Landlord’s reasonable out-of-pocket fees and disbursements incurred in connection with and related to the preparation and execution of this Agreement.
17.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. This Agreement shall be effective upon execution and delivery by all of the parties hereto.

Executed as an instrument under seal as of the date and year set forth above.

Very truly yours,

125 HIGH STREET, L.P.,

a Delaware limited partnership

By:	TST 125 High GP, L.L.C.,
a Delaware limited liability company,
its sole general partner

By:
Name:
Its:

RIVERSOURCE INVESTMENTS, LLC,	AMERIPRISE FINANCIAL, INC.,
a Minnesota limited liability company	a Delaware corporation

By:		By
	Name:		Name
	Title:		Title:
Hereunto duly authorized			Hereunto duly authorized

BROOKFIELD PROPERTIES 75 STATE CO. LLC

By:
Name
Title:

Hereunto duly authorized

GRANT THORNTON LLP, an Illinois
limited liability partnership
By:	/s/ Russell Weiman
Name:		Russell Weiman
Title:		CFO
Hereunto duly authorized

Exhibit A

Assignment and Assumption Agreement

Exhibit B

Lease, Sublease and Consent to Sublease

EXHIBIT N

ASSIGNMENT AGREEMENT

ASSIGNMENT AND ASSUMPTION OF SUBLEASE

This ASSIGNMENT AND ASSUMPTION OF SUBLEASE (this “Assignment”), is made as of  ,2014 by and between GRANT THORNTON LLP., having an address at   ,and (“Assignor”), BROOKFIELD PROPERTIES 75 STATE CO. LLC, having an address of c/o (“Assignee”).

WITNESSETH

A.WHEREAS, (i) Riversource Investments, LLC, a Minnesota limited liability company and Ameriprise Financial, Inc., a Delaware corporation (jointly and severally, “Tenant”), as sublandlord, and Assignor, as subtenant, are parties to that certain Sublease dated April 27, 2009, as modified, amended and supplemented by the Consent to Sublease, that certain Assignment, Assumption and Consent dated December 1, 2011 between CCR LLP, as assignor, and Grant Thornton LLP, as assignee, and that certain Consent to Assignment of Sublease dated April 19, 2012 between CCR LLP, Grant Thornton LLP, Riversource Investments, LLC, Ameriprise Financial, Inc. and 125 High Street, L.P. (the “Sublease”) of certain premises consisting of 13,920 rentable square feet on the 21st floor (together with certain appurtenant rights, as more fully described in the Lease, the “Sublet Premises”) in the building located, commonly known as and numbered 125 High Street, Boston, Massachusetts (the “Building”), upon and subject to the terms and conditions set forth in the Sublease, and (ii) Tenant, as tenant, and 125 High Street, L.P., as landlord (the “Landlord”), are parties to that certain Lease dated August 7, 2007 (the “Lease”) pursuant to which Tenant leases approximately 18,166 rentable square feet in the Building, of which the Sublet Premises is a part.

B.WHEREAS, Assignor desires to assign to Assignee all of its right, title and interest in, to and under the Sublease; and

C.WHEREAS, Assignee desires to assume all of Assignor’s obligations under the Sublease commencing on the Effective Date (as defined below), upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Conditioned upon Assignee’s receipt of a fully executed written consent of Landlord and Tenant in the f01m attached hereto as Exhibit A, Assignor hereby assigns and transfers to Assignee, effective as of  ,2014 (the “Effective Date”), all of Assignor’s right, title and interest in, to and under the Sublease, together with all of the rights, privileges and appurtenances with respect to the leasehold estate created thereby, and all of Assignor’s right, title and interest in and to any remaining leasehold improvements and furniture (including the Furniture described in Section 22 of the Sublease) located in the Sublet Premises, upon all of the te1ms and conditions herein set forth, to have and to hold the same unto Assignee, as permitted by the Sublease for the tenn of the Sublease, subject to all of the terms, covenants and conditions of the Sublease. Capital terms used but not defined herein shall have the meanings ascribed to such terms in the Sublease.

2.Assignee hereby accepts the foregoing assignment and expressly assumes and agrees to fully and punctually pay, perform and observe all of the te1ms, covenants, conditions and obligations of the Sublease required to be paid, performed and observed on the part of the Subtenant under the Sublease and which arise or accrue from and after the Effective Date, excluding Assignor’s obligation under Section 25 of the Sublease to maintain the Letter of Credit. Assignor expressly covenants and agrees that Assignor shall continue to maintain the Letter of Credit pursuant to and in accordance with the terms and conditions of Section 22 of the Sublease and Assignee shall reimburse Assignor for 50% of the reasonable costs incurred by Assignor to maintain such Letter of Credit for the remainder of the term of the Sublease.

3.Assignee shall indemnify and hold Assignor harmless from and against any and all demands, claims, actions, losses, damages, liabilities, litigation and costs and expenses thereof including, without limitation reasonable attorneys’ fees and disbursements of any kind and nature whatsoever (collectively, “Assignor Claims”), which may be imposed on, asserted against or otherwise incurred by Assignor by or on behalf of any person or entity whatsoever due to or arising from the failure or alleged failure of Assignee, to undertake, perform, pay, discharge or observe any of the covenants, terms and conditions of the Sublease from and after the Effective Date, excluding the obligation retained by Assignee pursuant to Section 2 of this Assignment to maintain the Letter of Credit in accordance with Section 25 of the Sublease. If any action or proceeding is brought against Assignor by reason of any Assignor Claim, Assignee, upon notice from Assignor, shall defend such action or proceeding, and Assignee shall pay all expenses in respect of defending against such action or proceeding.

4.Assignor shall indemnify and hold Assignee harmless from and against any and all demands, claims, actions, losses, damages, liabilities, litigation and costs and expenses thereof including, without limitation, reasonable attorneys’ fees and disbursements of any kind and nature whatsoever (collectively, “Assignee Claims”), which may be imposed on, asserted against or otherwise incurred by Assignee by or on behalf of any person or entity whatsoever due to or arising from the failure or alleged failure of Assignor to undertake, perform, pay, discharge or observe any of the covenants, terms and conditions of the Sublease prior to the Effective Date or any Assignee Claims arising out of Assignor’s failure to maintain the Letter of Credit in accordance with the terms of Section 2 of this Assignment. If any action or proceeding is brought against Assignee by reason of any Assignee Claim, Assignor, upon notice from Assignee, shall defend such action or proceeding, and Assignor shall pay all expenses in respect of defending against such action or proceeding.

5.Assignor hereby acknowledges, agrees, certifies and represents to Assignee as follows:

(i)

A true, complete and accurate copy of the Lease, Sublease and Consent to Sublease, is attached hereto as Exhibit B. and the Sublease sets forth the entire agreement between Tenant and Assignor with respect to the subleasing of the Sublet Premises, the Lease, the Sublease and the Consent to Sublease are in full force and effect and have not been modified, supplemented, amended or assigned in any way whatsoever except as described on Exhibit B hereto;

(ii)	The term of the Sublease and expires on March 31, 2018;
(iii)

Notwithstanding anything to the contrary in the Consent to Sublease, the subleased premises pursuant to the Sublease consists of 13,920 square feet of Gross Rental Area on the 21st floor of the Building (the “Sublet Premises”);

(iv)	The term of the Sublease expires on March 31, 2018 and Assignor has not received notice that Tenant has exercised its termination option pursuant to Article 32 of the Lease.

(v)The monthly Fixed Rent presently payable under the terms of the Sublease is $46,400 and has been paid in full through _

(vi)All additional rent including without limitation, “Subtenant’s Tax Payment”, “Subtenant’s Operating Payment,” “Subtenant’s Insurance Payment,” “Electricity Additional Rent,” any “Condenser Water Charge” and any parking charges that are payable by Assignor under the terms of the Sublease have been paid in full through _

(vii)

Assignor has not delivered nor received any outstanding notice of default under the Lease or the Sublease and, to the best of Assignor’s knowledge, there are no defaults under the Lease or the Sublease and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default under the Lease or the Sublease.

(viii)

Assignor acknowledges and agrees that, as of the date of this Assignment, Assignor has not installed or performed any Specialty Alterations in or to the Sublet Premises that require removal at the expiration or earlier termination of the term of the Sublease.

6.Assignor hereby acknowledges and agrees that Assignor will hereafter execute and deliver to Assignee any further assignments, instruments of transfer, bills of sale, releases or conveyances which may reasonably be deemed necessary by Assignee to fully vest in Assignee all of the Assignor’s right, title and interest in and to the Lease, the Furniture and any other furniture and leasehold improvements in the Sublet Premises.

7.This Assignment may not be amended, modified or terminated except by an instrument, in writing, executed by the parties hereto.

8.This Assignment may be executed in several counterparts, and all so executed shall constitute one Assignment, binding on each of the parties hereto, notwithstanding that each of the parties are not signatories to the original or the same counterpart.

9.This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successor and assigns.

10.This Assignment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment as of the day and year first above written.

ASSIGNOR:

GRANT THORNTON LLP, an Illinois
limited liability partnership

By:
Name
Title:

Hereunto duly authorized

ASSIGNEE:

BROOKFIELD PROPERTIES 75 STATE CO. LLC

By:	/s/ Russell Weiman
Name:	Russell Weiman
Title:	CFO
Hereunto duly authorized

Exhibit A

Copy of Consent to Assignment of Sublease

Exhibit B

Lease, Sublease and Consent to Sublease

EXHIBIT O

Tenant’s Share of the Remaining High Street Rent Obligations

O-1

Exhibit C

Available Furniture

75 State Street
Boston, MA 02109
1/28/2022
14th Floor Furniture Inventory

Description		Quantity
Guest Seating		23
Task Chairs		105
Workstations		74
Cobi Chairs		23
Executive Seating Table	42 Inch Oval	12
Conference Room Table	72 Inch x 36 inch	1
Team RoomTable	24 Inch Round	1
Team RoomTable	36 Inch Round	2
Conference Room Table	48 Inch x 24 Inch	1
File Cabinets	3 High	69
Conference Room Seating		16
52 Inch Display - Wall Mounted	Room 14047	1
Cisco SX20 VC Codec & Camera	Room 14047	1
8” Cisco Touch Panel Controller	Room 14047	1
Table Mounted Microphones	Room 14047	2
Ceiling Mounted Speakers	Room 14047	2
43” Displays - Wall Mounted	Room 14079	2
Steelcase Media:Scape Table	Room 14079	1

Exhibit D

Security Deposit Letter of Credit

STANDBY LETTER OF CREDIT

DRAFT of Standby Letter of Credit

Draft for discussion purposes only

begin format

BENEFICIARY:	Letter of Credit number: 2010100000XX
BENEFICIARY	Date: xx/xx/xx
BENEFICIARY
BENEFICIARY
BENEFICIARY
Attn: Building Manager
Ladies and Gentlemen:

At the request and for the account of APPLICANT NAME AND ADDRESS, we hereby establish our standby letter of credit number 2010100000XX in your favor in the amount of     U.S. dollars and      cents (USD    ) (hereinafter the “maximum amount”) available with us at our office listed below, by payment of your draft(s) drawn on us at sight accompanied by the following:

1. The original of this letter of credit and all amendments (if any).

2. Statement purportedly signed by the beneficiary stating the following:

“This demand is pursuant to the lease dated xx/xx/xx by and between the applicant and the beneficiary.”

Partial drawings under this letter of credit are permitted. We shall, after each presentation of this letter of credit, return the same to you, making this letter of credit to show the amount paid by us and the date of such payment.

Each draft must be marked “Drawn under Pacific Western Bank Letter of Credit number 2010100000XX.”

This letter of credit expires at our office listed below at 5 p.m. eastern time on

Notwithstanding the foregoing, this letter of credit shall be automatically extended for a period of one year unless at least thirty (30) calendar days prior to any expiration date we have sent written notice to your above address by courier that we elect not to renew this letter of credit for such additional period. In any event, this letter of credit will not be extended beyond FINAL EXPIRY DATE.

Notwithstanding any provision herein to the contrary, our aggregate obligation to honor such drafts shall not exceed the maximum amount, as reduced by prior draws or automatic reductions hereunder.

If any instructions accompanying a drawing under this letter of credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

475 Fifth Avenue, 18th Floor, N.Y. 10017

This Letter of Credit is transferable one or more times, but in each instance to a single transferee and only in the full amount available to be drawn under the Letter of Credit at the time of such transfer. Any such transfer may be effected only through ourselves and only upon presentation to us at our below-specified office of a duly executed instrument of transfer in the format attached hereto as Exhibit A together with the original of this letter of credit. Each transfer shall be evidenced by our endorsement on the reverse of the original of this letter of credit, and we shall deliver the original of this letter of credit so endorsed to the transferee. Without prejudice to the foregoing, such transfer shall be permitted without our approval, provided that such transfer is not in favor of any person or entity identified on a then-current list of specially Designated Nationals and Blocked Persons provided by the Office of Foreign Assets Control of the U.S. Department of the Treasury. All charges in connection with any transfer under this letter of credit shall be paid by the beneficiary at the time written notice of a transfer is submitted.

This letter of credit shall be promptly surrendered to us by you (or any subsequent transferee) upon expiration.

Except so far as otherwise expressly stated, this documentary credit is subject to Uniform Customs and Practice for Documentary Credits, 2007 revision, International Chamber of Commerce Publication No. 600.

We engage with you that each draft drawn under and in compliance with the terms of this letter of credit will be duly honored on delivery of the specified documents, if presented at this office during regular business hours: 475 Fifth Avenue, 18th Floor, New York, N.Y. 10017 Attn:Trade Finance Dept.

Very truly yours,

Pacific Western Bank

end format

Agreed to and accepted by:

APPLICANT

475 Fifth Avenue, 18th Floor, N.Y. 10017